UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant   [X]

Filed by a party other than the Registrant   [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-11(c) or Rule 14a-12

IMAX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (all boxes that apply):

[X]	No fee required.
[ ]	Fee paid previously with preliminary materials.
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

IMAX Corporation 902 Broadway, 20th Floor New York, New York, U.S.A. 10010

April 27, 2022

Dear Fellow Shareholders:

IMAX’s industry-leading performance in 2021 underscores the superiority of our technology, the strength of our unique model, and the global power of our brand and platform. In a year earmarked for recovery, IMAX drove unqualified success — doubling the recovery growth rate of the industry and recording its largest market share ever of the global box office.

For 2022 and beyond, our ambition is to build on our lead at the box office, and further establish IMAX as the premier global technology platform for entertainment and events.

First, it is clear that global audiences are eager to get back to the movies — and, more specifically, IMAX. IMAX finished 2021 with its highest grossing fourth quarter ever, and now enters a 2022 slate representing the most bankable franchises, filmmakers, and stars in the world. More releases than ever feature IMAX technology — from Doctor Strange in the Multiverse of Madness to Top Gun: Maverick to director Jordan Peele’s Nope. The year concludes with the highly anticipated Avatar 2, the sequel to the film that still stands at the highest grossing IMAX release of all time.

We’ve also dramatically accelerated our offering of local language films around the world, across China and Japan, as well as fast-growing film industries in India and South Korea. As a result, IMAX had its best year ever in 2021 for local language box office.

We’re building on our success to further transform The IMAX Experience®. We continue to experiment with live and interactive events, including our first-ever live concert in December featuring Kanye West and Drake and our exclusive presentation of The Beatles: Get Back earlier this year. We also took a big step forward for our IMAX® Enhanced in-home entertainment initiative when we launched on Disney+ late last year.

Around the world and across platforms, IMAX continues to evolve into a destination for fandom of all kinds, and unique events and experiences globally.

I invite you to attend our 2022 Annual Meeting, scheduled to be held on June 9, 2022 via live audio webcast. Shareholders will be asked to vote on a number of proposals, details of which are set forth in the accompanying Notice of Annual Meeting and Proxy Circular and Proxy Statement.

Your vote is important, and we encourage you to ensure your shares are represented. You may vote by completing and returning the accompanying Form of Proxy. You may also vote over the Internet or by telephone. Please refer to the Proxy Circular and Proxy Statement for instructions and additional details.

I look forward to meeting with you.

Sincerely,

/s/ Richard L. Gelfond

Richard L. Gelfond

CEO, IMAX Corporation

IMAX Corporation 902 Broadway, 20th Floor New York, New York, U.S.A. 10010

NOTICE of ANNUAL MEETING of SHAREHOLDERS

to be held on

Thursday, June 9, 2022

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of IMAX Corporation (the “Company”) will be conducted as a virtual meeting via live audio webcast at: https://meetnow.global/MH4GGMA on Thursday, June 9, 2022 at 10:00 a.m. (Eastern Time) (the “Meeting”), for the following purposes:

(1)	to receive the consolidated financial statements for the fiscal year ended December 31, 2021, together with the auditors’ report thereon;
(2)	to elect the eight individuals nominated to serve as directors until the close of the next annual meeting of shareholders or until their successors are elected or appointed;
(3)	to appoint auditors and authorize the directors to fix the auditors’ remuneration;
(4)	to conduct an advisory vote on the compensation of the Company’s Named Executive Officers; and
(5)	to transact such other business as may properly be brought before the Meeting or any adjournments thereof.

The foregoing items of business are more fully described in the Proxy Circular and Proxy Statement accompanying this Notice of Annual Meeting of Shareholders.

Only shareholders of record as of the close of business on April 11, 2022 are entitled to notice of and to vote at the Meeting.

By Order of the Board of Directors,

/s/ Kenneth I. Weissman

KENNETH I. WEISSMAN

Senior Vice President, Legal Affairs

& Corporate Secretary

Registered shareholders and duly appointed proxyholders will be able to attend the Meeting, ask questions and vote, all in real time, by going to https://meetnow.global/MH4GGMA, provided they are connected to the Internet and comply with all of the requirements set out in the Proxy Circular and Proxy Statement accompanying this Notice of Annual Meeting of Shareholders. Responses to questions received during the Meeting will be provided in a format that is accessible by all meeting attendees. Beneficial shareholders who have not duly appointed themselves as a proxyholder will be able to attend the Meeting as guests provided they are connected to the Internet. Guests will be able to listen to the meeting, but will not be able to vote or submit questions at the Meeting.

Shareholders who wish to appoint a person other than the management nominees identified in the accompanying Form of Proxy or Voting Instruction Form (including beneficial shareholders who wish to appoint themselves to attend) must carefully follow the instructions in the accompanying Proxy Circular and Proxy Statement and on their Form of Proxy or Voting Instruction Form. These instructions include the additional step of registering such proxyholder with our transfer agent, Computershare Investor Services Inc., after submitting their Form of Proxy or Voting Instruction Form. Failure to register the proxyholder with our transfer agent will result in the proxyholder not receiving an invite code to participate and vote at the Meeting and only being able to attend as a guest.

1

YOUR VOTE IS IMPORTANT.

Shareholders who are unable to attend the Meeting online are requested to complete and return the accompanying Form of Proxy in the envelope provided for that purpose. Proxies must be deposited with Computershare Investor Services Inc., c/o Proxy Unit,  100 University Avenue, 8th Floor, Toronto, Ontario, Canada, M5J 2Y1 or at the Company’s address noted above on or before 10:00 a.m. (Eastern Time) on Tuesday, June 7, 2022. Shareholders may also vote in advance of the Meeting by following the instructions for voting by telephone or over the Internet in the accompanying Proxy Circular and Proxy Statement.

2

PROXY CIRCULAR

AND

PROXY STATEMENT

IMAX CORPORATION

902 Broadway, 20th Floor, New York, New York, U.S.A. 10010

tel: 212-821-0100

www.imax.com

(i)

(ii)

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement contains forward-looking statements, including those regarding anticipated growth and trends in our businesses and markets, industry outlooks, market share, technology transitions, our business, strategies and financial performance, our development of new products, technologies and capabilities, and other statements that are not historical fact, and actual results could differ materially. Risk factors that could cause actual results to differ are set forth in the “Risk Factors” section of, and elsewhere in, our annual report for the fiscal year ended December 31, 2021 on Form 10-K and other filings with the Securities and Exchange Commission. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof, and the Company undertakes no obligation to update any such statements.

(iii)

IMAX Corporation

902 Broadway, 20th Floor

New York, New York, U.S.A. 10010

GENERAL INFORMATION

This Proxy Circular and Proxy Statement (the “Circular”) is furnished in connection with the solicitation by the management of IMAX Corporation (the “Company,” “we” or “us”) of proxies to be used at our Annual Meeting of Shareholders, which will be conducted as a virtual meeting to be held via live audio webcast online at: https://meetnow.global/MH4GGMA on Thursday, June 9, 2022 at 10:00 a.m. (Eastern Time) (the “Meeting”), or at any continuation, postponement or adjournment thereof.

The Notice of Annual Meeting of Shareholders, the Circular and the form of proxy (the “Form of Proxy”) are intended to be released on or about April 27, 2022 to holders of our common shares, no par value (the “Common Shares”).

Registered shareholders and duly appointed proxyholders who participate in the Meeting online will be able to listen to the Meeting, ask questions and vote, all in real time, provided they are connected to the Internet and comply with all the requirements set out below under “Voting at the Meeting.” Beneficial holders who have not duly appointed themselves as proxyholders may still attend the Meeting as guests provided, they are connected to the Internet. Guests will be able to listen to the Meeting but will not be able to vote or submit questions at the Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 9, 2022

Pursuant to the requirement promulgated by the United States Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials by sending you this full set of proxy materials, including a Form of Proxy or Voting Instruction Form. You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting at the Meeting.

The definitive proxy materials will also be available on the Internet at http://www.imax.com/Proxy.

Regardless of the number of Common Shares you hold, your role as a shareholder is very important, and the Board of Directors strongly encourages you to exercise your right to vote.

INFORMATION ON VOTING

Who Can Vote?

The Board of Directors has fixed April 11, 2022 as the record date for the Meeting. As of April 11, 2022, we had 58,521,838 Common Shares issued and outstanding. You are entitled to vote at the Meeting if you were a holder of record of Common Shares as of the close of business on April 11, 2022. You are entitled to one vote on each proposal for each Common Share you held on the record date. The holders of record of Common Shares are entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Company.

None of our shareholders has any dissenters’ or appraisal rights with respect to the matters to be voted on at the Meeting.

Difference Between a Shareholder of Record and a Beneficial Holder

If your Common Shares are registered directly in your name on a share certificate or a direct registration system statement, you are considered the shareholder of record with respect to those Common Shares. If you are a shareholder of record, you will receive a Form of Proxy for this Meeting.

If your Common Shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those Common Shares. However, you are still considered the beneficial owner of those Common Shares, and your Common Shares are said to be held in “street name.” Beneficial holders generally cannot submit a proxy or vote their Common Shares directly and must instead instruct the broker, bank, trust or other nominee on how to vote their Common Shares using the methods described below in “Voting by Beneficial Holders” on page 4.

VOTING IN ADVANCE OF THE MEETING

SHAREHOLDERS OF RECORD

The following instructions for voting before the Meeting are for shareholders of record only. If you are a beneficial holder (meaning that your Common Shares are held in “street name”), please follow your broker’s instructions on how to vote your Common Shares. See the description in “Voting by Beneficial Holders” on page 4.

Voting in Person

See below under “Voting at the Meeting.”

Voting by Proxy

If you are a shareholder of record but do not plan to attend the Meeting, you may vote by proxy. There are three ways to vote by proxy.

Mail – You may vote by completing, dating and signing the enclosed Form of Proxy and promptly returning it, in the pre-addressed envelope provided to you, to Computershare Investor Services Inc. (“Computershare”), for receipt no later than 10:00 a.m. (Eastern Time) on Tuesday, June 7, 2022, or on the second to last business day prior to any postponed or adjourned meeting.

Telephone – You may vote by telephone from within the United States or Canada by calling the toll-free number shown on the Form of Proxy no later than 10:00 a.m. (Eastern Time) Tuesday, June 7, 2022, or on the second to last business day prior to any postponed or adjourned meeting. Please refer to the holder account number and 15-digit control number provided on the Form of Proxy.

Internet – You may vote over the Internet by following the login and voting procedures described on the Form of Proxy. Please refer to the holder account number and 15- digit control number provided on the Form of Proxy. Detailed voting instructions will then be provided via the Internet to those who have completed the login procedure. You may vote (and revoke a previous vote) over the Internet at any time until 10:00 a.m. (Eastern Time) on Tuesday, June 7, 2022, or on the second to last business day prior to any postponed or adjourned meeting.

The Internet voting procedure is designed to authenticate shareholders’ identities, to allow shareholders to vote their Common Shares and to confirm that shareholders’ votes have been recorded properly. Shareholders who submit a proxy through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from Internet service providers, and that these costs must be borne by the shareholder. Also, please be aware that we are not involved in the operation of the Internet voting procedure and cannot take responsibility for any access or Internet service interruptions that may occur or any inaccuracies or erroneous or incomplete information that may appear.

If you are using a 15-digit control number to login to the Meeting and you accept the terms and conditions, you will be provided the opportunity to vote by online ballot on the matters put forth at the Meeting. Your previously submitted proxies will be revoked if you vote on the online ballot at the Meeting. If you DO NOT wish to revoke all previously submitted proxies, do not vote on the online ballot at the Meeting.

What is a Proxy?

A proxy is a document that authorizes another person to attend the Meeting and cast votes on behalf of a shareholder of record at the Meeting. If you are a shareholder of record, you can use the accompanying Form of Proxy. You may also use any other legal form of proxy.

How do you Appoint a Proxyholder?

Your proxyholder is the person you appoint to cast your votes for you at the Meeting. The persons named in the enclosed Form of Proxy are directors and officers of the Company. You have the right to appoint one of the persons designated as proxyholders in the accompanying Form of Proxy. In the alternative, you have the right to appoint any other person, who need not be a shareholder of the Company, to attend and act on your behalf at the Meeting, and such right may be exercised by inserting such person’s name in the blank space provided in the enclosed Form of Proxy or by completing another proper form of proxy. The additional registration step outlined below under “Voting at the Meeting” must also be followed.

Your proxy authorizes the proxyholder to vote and otherwise act for you at the Meeting, including any continuation of the Meeting if it is adjourned.

How will a Proxyholder Vote?

If you mark on the proxy how you want to vote on a particular issue (by checking FOR, AGAINST, WITHHOLD, or ABSTAIN), your proxyholder must cast your votes as instructed. If you vote “WITHHOLD” on the proxy it is the equivalent to voting “ABSTAIN,” and you will be abstaining from voting, though you will be treated as present for the purposes of determining a quorum.

The person appointed as proxyholder has discretionary authority and may vote the Common Shares represented thereby as such person considers best with respect to amendments or variations to matters identified in the Notice of Annual Meeting, and with respect to any other matter which may properly come before the Meeting. As of the date of this Circular, we are not aware of any such amendment, variation or other matter proposed or likely to come before the Meeting. If any amendments are proposed to these matters, or if any other matters properly arise at the Meeting, your proxyholder can generally vote your Common Shares as the proxyholder sees fit.

If you do NOT mark on the proxy how you intend to vote on a particular matter, your proxyholder is entitled to vote your Common Shares as the proxyholder sees fit. If your proxy does not specify how you intend to vote on any particular matter, and if you have authorized a director or officer of the Company to act as your proxyholder, your Common Shares will be voted at the Meeting as follows:

•	FOR the election of the eight nominees for the Board of Directors named in this Circular as directors;
•	FOR the appointment of PricewaterhouseCoopers LLP as our independent auditors and authorizing the directors to fix the auditors’ remuneration; and
•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers.

For more information about these matters, please see “Item No. 1 - Election of Directors” on page 8, “Item No. 2 - Appointment of Auditors” on page 13 and “Item No. 3 – Advisory Vote on Named Executive Officer Compensation” on page 14.

How do you Revoke your Proxy?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the Meeting by depositing an instrument in writing (including another proxy) executed by the shareholder or the shareholder’s attorney authorized in writing: (i) at IMAX Corporation at 2525 Speakman Drive, Mississauga, Ontario, Canada L5K 1B1, Attention: Corporate Secretary, at any time up to and including 10:00 a.m. (Eastern Time) on the last business day prior to the date of the Meeting or any adjournment or postponement thereof; or (ii) in any other manner permitted by law. If you revoke your proxy and do not replace it with another form of proxy that has been properly deposited, you may still vote Common Shares registered in your name at the Meeting. If you are using a 15-digit control number to login to the Meeting and you accept the terms and conditions, you will be provided the opportunity to vote by online ballot on the matters put forth at the Meeting. Your previously submitted proxies will be revoked if you vote on the online ballot at the Meeting. If you DO NOT wish to revoke all previously submitted proxies, do not vote on the online ballot at the Meeting.

Confidentiality of Voting

Computershare counts and tabulates proxies in a manner that preserves the confidentiality of your votes. Proxies will not be submitted to management unless:

•	there is a proxy contest;
•	the proxy contains comments clearly intended for management; or
•	it is necessary to determine a proxy’s validity or to enable management and/or the Board of Directors to meet their legal obligations to shareholders or to discharge their legal duties to the Company.

Solicitation of Proxies

While we intend to solicit most proxies by mail, some proxies may be solicited by telephone or other personal contact by our directors, officers or employees. Directors, officers and employees will not receive any additional compensation for such activity. We will, upon request, pay brokers and certain other persons who hold our Common Shares for others their reasonable expenses for sending proxy materials to the beneficial owners of our Common Shares. The cost of solicitation will be borne by us. While we have chosen not to engage the services of a proxy solicitor to aid in the solicitation of proxies and verify records relating to the solicitation at this time, should we decide to do so, we will bear all costs of such solicitation.

VOTING BY BENEFICIAL HOLDERS

For beneficial holders of our Common Shares, copies of this solicitation have been distributed to your broker, bank or other intermediary who are required to deliver them to, and seek voting instructions from, beneficial holders (meaning shareholders who hold Common Shares in “street name”). Intermediaries often use a service company such as Broadridge Investor Communications (“Broadridge”) to forward meeting materials to beneficial holders. If you are a beneficial holder, you can vote your Common Shares at the Meeting through your intermediary by following the instructions your intermediary provides to you. As a beneficial holder, while you are invited to attend the Meeting, you will not be entitled to vote at the Meeting unless you make the necessary arrangements with your intermediary to do so, in addition, if applicable, to following the procedures set out below under “Voting at the Meeting.”

For the purposes of Canadian securities laws, beneficial holders fall into two categories – those who object to their identity being made known to the issuers of securities which they own (“OBOs”) and those who do not object to their identity being made known to the issuers of the securities they own (“NOBOs”). Subject to the provisions of Canadian National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer, issuers may request and obtain a list of their NOBOs from intermediaries and may use the NOBO list in connection with any matters relating to the affairs of the issuer, including the distribution of proxy-related materials directly to NOBOs. We are not sending Meeting materials directly to NOBOs; instead, we use and pay intermediaries and agents to send the Meeting materials.

Voting Through an Intermediary

As a beneficial holder, you will be given a Voting Instruction Form by your intermediary which must be submitted in accordance with the instructions provided by the intermediary. You must follow the intermediary’s instructions (which allow the completion of the Voting Instruction Form by mail, telephone or Internet). Occasionally, as a beneficial holder you may be given a form of proxy that has been signed by the intermediary and which is restricted to the number of Common Shares owned by you as the beneficial holder but that is otherwise not completed. This form of proxy does not need to be signed by you. In this case, you can complete the form of proxy and vote by following the instructions provided by the intermediary.

Mail – You may vote by completing, dating and signing the Voting Instruction Form and promptly returning it in the pre-addressed envelope provided to you for receipt by no later than 10:00 a.m. (Eastern Time) on Monday, June 6, 2022, or on the third to last business day prior to any postponed or adjourned meeting.

Telephone – You may vote by telephone from within the United States or Canada by calling the toll-free number shown on the Voting Instruction Form no later than 10:00 a.m. (Eastern Time) on Monday, June 6, 2022, or on the third to last business day prior to any postponed or adjourned meeting. Please refer to the 15-digit control number provided on the Voting Instruction Form.

Internet – If your intermediary is registered with Broadridge, you may vote over the Internet by following the login and voting instructions on your Voting Instruction Form no later than 10:00 a.m. (Eastern Time) on Monday, June 6, 2022, or on the third to last business day prior to any postponed or adjourned meeting. Please refer to the 15-digit control number provided on the Voting Instruction Form.

U.S. Householding

Some brokers, banks or other intermediaries may be participating in the practice of “householding” proxy circulars and annual reports. This means that only one copy of the Circular and the annual report may have been sent to multiple shareholders in the same household. Each shareholder will continue to receive a separate Voting Instruction Form. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: IMAX Corporation, 902 Broadway, Floor 20, New York, New York, USA 10010, Attention: Investor Relations, 212-821-0100. If you would like to receive separate copies of the proxy circular and proxy statement and the annual report in the future, or if you are receiving multiple copies and want to receive only one copy for your household, you should contact your intermediary.

Information for U.S. Beneficial Holders

If you are a United States (“U.S.”) beneficial holder with an intermediary, you must instruct your U.S. intermediary how to vote your Common Shares. If you do not provide voting instructions, your Common Shares will not be voted on any proposal on which the U.S. intermediary does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your Common Shares as being present at the Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required.

If you do not mark on the Voting Instructional Form how you intend to vote on a particular matter, your broker is entitled to vote your Common Shares as the broker sees fit with respect to “routine” matters such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors. However, your intermediary does not have discretionary authority to vote on the election of the nominees for the Board of Directors named in this Circular as directors, on the advisory vote on Named Executive Officer compensation, or with respect to other matters which may properly be brought before the Meeting, if your proxy does not specify how you intend to vote on those particular matters. Accordingly, if you are a U.S. beneficial holder, it is particularly important that you instruct your U.S. intermediary how you wish to vote your Common Shares on each matter.

VOTING AT THE MEETING

General

Shareholders of record may vote at the Meeting by completing a ballot online during the Meeting, as further described below under “How Do I Attend and Participate at the Meeting?”.

Beneficial holders who have not duly appointed themselves as proxyholder and do not have a 15-digit control number or an invite code will not be able to vote or submit questions at the Meeting but will be able to listen to the Meeting. This is because the Company and Computershare do not have a record of the beneficial holders, and, as a result, will have no knowledge of your shareholdings or entitlement to vote unless you appoint yourself as proxyholder.

If you are a beneficial holder and wish to vote at the Meeting, you must appoint yourself as proxyholder by inserting your own name in the space provided on the Voting Instruction Form sent to you and you must follow all of the applicable instructions, including the deadline, provided by your Intermediary. See “Appointment of a Third Party as Proxy” and “How Do I Attend and Participate at the Meeting?” below.

If you are a U.S. beneficial holder, to attend and vote at the Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form. After first obtaining a valid legal proxy from your broker, bank or other agent, you must submit a copy of your legal proxy to Computershare in order to register to attend the meeting. Requests for registration should be directed by mail to the attention of Computershare at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1 or by email at USLegalProxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than June 6, 2022 by 10:00 a.m. (Eastern Time). You will receive a confirmation of your registration by email after Computershare receives your registration materials. You may attend the virtual meeting and vote your shares at https://meetnow.global/MH4GGMA during the Meeting. Please note that you are required to register your appointment at https://www.computershare.com/IMAX.

Appointment of a Third Party as Proxy

The following applies to shareholders who wish to appoint someone as their proxyholder other than the management nominees named in the Form of Proxy or Voting Instruction Form. This includes beneficial holders who wish to appoint themselves as proxyholder to attend, participate or vote at the Meeting.

Shareholders who wish to appoint someone other than the management nominees as their proxyholder to attend and participate at the Meeting as their proxy and vote their Common Shares MUST submit their Form of Proxy or Voting Instruction Form, as applicable, appointing that person as proxyholder prior to registering their proxyholder, as described below. Registering your proxyholder is an additional step to be completed AFTER you have submitted your Form of Proxy or Voting Instruction Form. Failure to register a duly appointed proxyholder will result in the proxyholder not receiving an invite code to participate in the Meeting and only being able to attend as a guest.

Step 1:Submit your Form of Proxy or Voting Instruction Form

To appoint someone other than the management nominees as proxyholder, insert that person’s name in the blank space provided in the Form of Proxy or Voting Instruction Form (if permitted) and follow the instructions for submitting such Form of Proxy or Voting Instruction Form. This must be completed before registering such proxyholder, which is an additional step to be completed once you have submitted your Form of Proxy or Voting Instruction Form.

If you are a beneficial holder and wish to vote at the Meeting, you have to insert your own name in the space provided on the Voting Instruction Form sent to you by your intermediary, follow all of the applicable instructions provided by your intermediary AND register yourself as your proxyholder, as described below. By doing so, you are instructing your intermediary to appoint you as proxyholder. It is important that you comply with the signature and return instructions provided by your intermediary. Please also see further instructions below under the heading “How Do I Attend and Participate at the Meeting?”.

Step 2: Register your proxyholder

To register a third party proxyholder, shareholders must visit http://www.computershare.com/IMAX by 10:00 a.m. (Eastern Time) on June 6, 2022 and provide Computershare with the required proxyholder contact information so that Computershare may provide the proxyholder with an invite code via email to participate in the Meeting. Without an invite code, proxyholders will not be able to vote at the Meeting but will only be able to attend as a guest.

How Do I Attend and Participate at the Meeting?

The Company is holding the Meeting in a virtual-only format, which will be conducted via live audio webcast. Shareholders will not be able to attend the Meeting in person.

Attending the Meeting online enables shareholders of record and duly appointed proxyholders, including beneficial holders who have duly appointed themselves as proxyholder, to vote at the Meeting and ask questions at the appropriate times during the Meeting, all in real time. In order to participate online, shareholders must have a valid 15-digit control number and duly appointed proxyholders must have received an email from Computershare containing an invite code. A shareholder of record or a duly appointed proxyholder will appear on a list of proxyholders prepared by Computershare, who is appointed to review and tabulate proxies for this Meeting. To be able to vote their shares at the meeting, each shareholder of record or duly appointed proxyholder will be required to enter their 15-digit control number or invite code provided by Computershare at https://meetnow.global/MH4GGMA prior to the start of the meeting.

Log in online at: https://meetnow.global/MH4GGMA on your smartphone, tablet or computer. You will need the latest version of Chrome, Safari, Edge or Firefox. We recommend that you log in at least 15 minutes before the Meeting starts.

If you are a shareholder of record, click “Shareholder” and then enter your 15-digit control number, which is the control number located on your Form of Proxy or in the email notification you received from Computershare.

OR

If you are a duly appointed proxyholder click “Invitation” and then enter the invite code that was provided to you by Computershare, which will be provided. In order to be a duly appointed proxyholder, the proxyholder must be registered as described in “Appointment of a Third Party as Proxy” above.

If you are a beneficial holder and have not appointed yourself as a proxyholder (as described above), click “Guest” and then complete the online form. Guests can listen to the Meeting but are not able to vote or submit questions.

The virtual meeting platform is fully supported across most commonly used web browsers (note: Internet Explorer is not a supported browser). If you attend the Meeting, it is important that you are connected to the Internet at all times during the Meeting in order to vote when balloting commences. It is your responsibility to ensure connectivity for the duration of the Meeting. You should allow ample time to check into the Meeting online and complete the related procedures outlined above.

If you are using a 15-digit control number to login to the Meeting and you accept the terms and conditions, you will be provided the opportunity to vote by online ballot on the matters put forth at the Meeting. Your previously submitted proxies will be revoked if you vote on the online ballot at the Meeting. If you DO NOT wish to revoke all previously submitted proxies, do not vote on the online ballot at the Meeting. Responses to questions received during the Meeting will be provided in a format that is accessible by all Meeting attendees.

VOTING REQUIREMENTS TO APPROVE MATTERS TO BE DISCUSSED AT THE 2022 ANNUAL MEETING

Item No.	Vote Required	Broker Discretionary Voting Allowed
1.Election of the Eight Nominees for the Board of Directors	Plurality of Votes Cast at the Meeting	No
2.Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Auditors	Majority of Votes Cast at the Meeting	Yes
3.Advisory Vote on Named Executive Officer Compensation	Majority of Votes Cast at the Meeting	No

Withheld/Abstentions or broker non-votes are counted for purposes of establishing a quorum, but they are not counted as votes cast for or against a proposal.

Quorum

The Meeting requires a quorum, which for the purposes of the Meeting means:

•

at least two persons present or by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the Meeting, each being a shareholder entitled to vote at the Meeting or a duly appointed proxyholder for a shareholder; and

•	persons owning or representing by proxy not less than 33⅓% of the total number of Common Shares entitled to vote at the Meeting.

As of April 11, 2022, we had 58,521,838 Common Shares issued and outstanding, each carrying the right to one vote at all meetings of our shareholders.

PROCEDURE FOR CONSIDERING SHAREHOLDER PROPOSALS FOR OUR 2023 ANNUAL MEETING

If a shareholder wishes to propose any matter for a vote by our shareholders at our 2023 Annual Meeting of Shareholders, such shareholder must send the proposal to IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada L5K 1B1, Attention: Corporate Secretary. We may omit the proposal from next year’s Proxy Circular and Proxy Statement if such proposal does not comply with applicable Canadian corporate law and U.S. securities laws or if it is not received by our Corporate Secretary at the address noted above by December 28, 2022.

SHAREHOLDER COMMUNICATION

Shareholders or other interested parties wishing to communicate with the Board of Directors, or any individual director, may do so by sending a written communication to IMAX Corporation, 902 Broadway, Floor 20, New York, New York, USA 10010, addressed to the Board of Directors or any individual director, Attention: Corporate Secretary. The Secretary forwards all such communications to the Board of Directors.

PRINCIPAL SHAREHOLDERS OF VOTING SHARES

We are not aware of any persons who as of April 11, 2022 beneficially owned or exercised control or direction over more than 5% of our Common Shares other than:

	Amount and Nature of		Percentage of
	Beneficial Ownership		Outstanding
Name and Address of Beneficial Owner of Common Shares	of Common Shares		Common Shares
Douglas Group	8,921,185	(1)	15.24%
Kevin and Michelle Douglas
James E. Douglas, III
K&M Douglas Trust
Douglas Family Trust
James Douglas and Jean Douglas Irrevocable Descendants’ Trust
KGD IDGT
MMD IDGT
Celtic Financial LLC
300A Drakes Landing Road, Suite 200, Greenbae, CA 94904
Nantahala Capital Management, LLC	5,197,490	(2)	8.88%
Messrs. Harkey and Mack
130 Main Street. 2nd Floor, New Canaan, CT 06840
Richard L. Gelfond	3,083,002	(3)	5.03%
902 Broadway, 20th Floor, New York, NY 10010

The percentage of outstanding Common Shares is based on dividing the number of Common Shares beneficially owned by such person by 58,521,838 Common Shares outstanding as of April 11, 2022.

(1)

Based solely on information reported in a Schedule 13D/A filed jointly by Kevin Douglas, Michelle Douglas, James E. Douglas, III, K&M Douglas Trust, James Douglas and Jean Douglas Irrevocable Descendants’ Trust, Douglas Family Trust and Celtic Financial LLC on January 27, 2022 with the SEC. As reported in such filing, Kevin Douglas has shared voting power with respect to 7,934,888 Common Shares. Kevin Douglas and his wife, Michelle Douglas hold 3,835,806 Common Shares jointly as the beneficiaries and co-trustees of the K&M Douglas Trust. In addition, Kevin Douglas and Michelle Douglas are co-trustees of the James Douglas and Jean Douglas Irrevocable Descendants’ Trust, which holds 2,584,441 Common Shares. Kevin Douglas is the Manager of Celtic Financial LLC, which holds 571,989 Common Shares. Kevin Douglas may be deemed to have shared voting and dispositive power over the 62,652 Common Shares held by the KGD IDGT Trust. Michelle Douglas may be deemed to have shared voting and dispositive power over the 62,652 Common Shares held by the MMD IDGT Trust. Kevin Douglas also has shared dispositive power with respect to 923,645 shares held by James E. Douglas, III and 880,000 shares held by the Douglas Family Trust.

(2)

Based solely on information reported in a Schedule 13G filed by Nantahala Capital Management, LLC (“Nantahala”) on February 14, 2022 with the SEC. As reported in such filing, Nantahala may be deemed to beneficially own 5,197,490 Common Shares, which are held by funds and separately managed accounts under its control. As the managing members of Nantahala, each of Messrs. Harkey and Mack may be deemed to be a beneficial owner of those shares. Nantahala, Mr. Harkey, and Mr. Mack each had shared voting and dispositive power over 5,197,490 Common Shares.

(3)	Mr. Gelfond has sole voting and investment power with respect to 369,987 Common Shares and 2,713,015 Common Shares issuable upon the exercise of vested stock options.

FINANCIAL STATEMENTS AND AUDITORS’ REPORT

The Board of Directors will submit to the shareholders at the Meeting the consolidated financial statements for the fiscal year ended December 31, 2021, and the auditors’ report thereon. A copy of these financial statements and the auditors’ report are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Form 10-K”), which is being mailed to our shareholders together with this Circular.

MATTERS TO BE CONSIDERED AT THE 2022 ANNUAL MEETING

BOARD OF DIRECTORS’ RECOMMENDATIONS FOR YOUR VOTE

The following is a summary of matters to be considered at the Meeting together with the Board of Directors’ unanimous recommendations for your votes.

Item No.	Board Recommendation
1.Election of the Eight Nominees for the Board of Directors	FOR
2.Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Auditors	FOR
3.Advisory Vote on Named Executive Officer Compensation	FOR

Item No. 1 - ELECTION OF DIRECTORS

Our articles provide that the Board of Directors may be comprised of a minimum of one and a maximum of 15 directors, with the actual number determined from time to time by resolution of the Board of Directors. As of the date of this Circular, the size of the Board of Directors has been set at eight directors.

The Board of Directors is currently composed of Eric A. Demirian, Kevin Douglas, Richard L. Gelfond, David W. Leebron, Michael MacMillan, Steve Pamon, Dana Settle, and Darren Throop. The term of each director will expire at the Meeting. Upon the recommendation of the Governance Committee, our Board of Directors has nominated the eight individuals identified on the following pages 9, 10, 11 and 12 for election at the Meeting. All of the nominees are currently serving as our directors. Shareholders are not permitted to vote for more than eight nominees.

In any election or appointment of a director to fill a vacancy created by any director ceasing to hold office, the election or appointment shall be for the unexpired term of the director who has ceased to hold office.

Nominees for Election

Shareholders who wish to have the Board of Directors consider the nomination of any person for director at the 2023 Annual Meeting of Shareholders should communicate with the Corporate Secretary. See the description in “Nomination Process” on page 63 for more information.

At the Meeting, shareholders will be asked to approve the election of directors by ordinary resolution, which requires that a plurality of the votes cast at the Meeting be in favor of the resolution. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the proxy in favor of the resolution. Voting “WITHHOLD” is the equivalent to voting “ABSTAIN.” If any of the nominees is for any reason unable to serve as a director, proxies in favor of management will be voted for another nominee in their discretion unless the shareholder has specified in the Form of Proxy that such shareholder’s Common Shares are to be withheld from voting on the election of directors.

The Board of Directors unanimously recommends a vote FOR the election of each of these nominees as directors.

The nominees for election as directors have indicated to us that they will serve if elected. Each director elected will hold office until the earlier of the close of the 2023 Annual Meeting of Shareholders, until his or her successor is elected or appointed, or until the date of his or her resignation or termination.

The following section lists certain information concerning the persons to be nominated for election to our Board of Directors.

Nominees for Election as Directors for the Term Expiring in 2023

RICHARD L. GELFOND Director (since March 1994) and Chief Executive Officer Age: 66 New York, New York, U.S.A.

Richard Gelfond has been sole Chief Executive Officer of the Company since April 2009. Mr. Gelfond served as Co-Chairman of the Company with Mr. Wechsler from June 1999 to March 2009 and served as Co-Chief Executive Officer with Mr. Wechsler from May 1996 to March 2009. From March 1994 to June 1999, Mr. Gelfond served as Vice Chairman of the Company. Mr. Gelfond has also been the Chairman and Non-Executive Director of the Company’s subsidiary, IMAX China Holding, Inc., since May 27, 2015, and has been a director of IMAX China Holding, Inc. since 2010.

Mr. Gelfond serves as Chairman of the Board of Trustees of the Stony Brook Foundation, Inc., which is affiliated with Stony Brook University. He is also a member of the Academy of Motion Picture Arts and Sciences. Mr. Gelfond serves on the International Advisory Board of the Turkana Basin Institute, a non-profit initiative focusing on field research in the Lake Turkana Basin of Kenya. Mr. Gelfond served as the Chairman of the Columbia Shuttle Memorial Trust Steering Committee, which was established in co-operation with NASA to support the families of the seven crew members of the STS-107 mission of the Space Shuttle Columbia, which came to a tragic end on February 1, 2003.

Key Skills and Experience:

Mr. Gelfond’s long service as Chief Executive Officer of the Company, as well as his marketing, financial, legal and capital markets expertise, combined with his extensive knowledge of the business, operations and domestic and international markets of the Company and his formidable relationships with studios, exhibitors and other partners and stakeholders of the Company, are valuable assets to the Board.

DARREN THROOP Chairman of the Board of Directors and Director (since June 2015) Age: 57 Toronto, Ontario, Canada Committee Memberships: Compensation Committee (Chair)

Darren Throop has served as President and CEO of Entertainment One, Ltd. (eOne), a leading entertainment company that specializes in the production and distribution of film, television and family content, since July 2003. In December 2020, Mr. Throop joined diversified play and entertainment company Hasbro, Inc., through its acquisition of eOne. Mr. Throop continues to lead eOne as its President & CEO and he is also an executive officer of Hasbro Inc. He served on the Board of Directors of eOne from 2003 to 2020.

Mr. Throop has over 20 years of executive management experience in the entertainment industry. From 1999 to 2003, Mr. Throop was CEO of Records on Wheels, and prior to that, Mr. Throop owned and operated Canadian music retail chain Urban Sound Exchange.

Mr. Throop was appointed to The Order of Canada in 2020 for his innovative leadership in the entertainment and film industry. He is a member of the International Academy of Television Arts and Sciences, has been inducted into the Canadian Music Hall of Fame, and was recognized as Entrepreneur of the Year by Grant Thornton.

Key Skills and Experience:

Mr. Throop’s experience in the growth of an entrepreneurial and international entertainment and content brand company which is engaged in television, film and music production, distribution, merchandising and licensing further strengthens the Board’s expertise in these areas.

ERIC A. DEMIRIAN Director (since September 2010) Age: 63 Toronto, Ontario, Canada Committee Memberships: Audit Committee (Chair)

Eric Demirian has been President of Parklea Capital Inc., a boutique financial advisory and strategy firm, since 2003, and is President of Demicap Inc., a private investment firm. Prior to Mr. Demirian’s position at Parklea Capital, he held the position of Executive Vice President of Group Telecom, Inc. from 2000 to 2003. Mr. Demirian’s previous positions include partner and head of Information and Communication Practice at PricewaterhouseCoopers (1983 - 2000).

Mr. Demirian serves as non-executive Chair of the Board of Directors of Descartes Systems Group. He also serves on the board of Enghouse Systems Ltd. Mr. Demirian has served on the boards of numerous public and private companies. Mr. Demirian has also served as a member of the Advisory Council for the School of Accounting & Finance at Ted Rogers School of Management at Ryerson University, advisor to the Accounting Standards Board of CPA (Canada) and as Director and Treasurer for the Parkinson Foundation of Canada. He is a Chartered Professional Accountant and holds a Bachelor of Business Management from Ryerson University.

Key Skills and Experience:

Mr. Demirian’s accounting experience combined with his substantial business and transaction experience makes him well suited to assist the Board in its assessment of financial and accounting matters. With his strong financial background, Mr. Demirian meets the SEC definition of an Audit Committee financial expert.

KEVIN DOUGLAS Director (since October 2016) Age: 59 Greenbrae, California, U.S.A. Committee Memberships: Compensation Committee (Chair)

Kevin Douglas has been the Chairman and Founder of Douglas Telecommunications, a family investment office through which Mr. Douglas manages the Douglas family investment portfolio since 1995. Prior to Douglas Telecommunications, he was Chairman of the Board at Rural Cellular Management Corporation. Mr. Douglas has served on the Board of Quantum Fuel Systems, LLC, since 2018. Mr. Douglas also serves on the board of KSR International Co. since 1985 and was formerly on the board of Stamps.com from 2003 to 2009. Mr. Douglas is IMAX Corporation’s largest individual investor and has been a shareholder since 2007. In 2014, the Company partnered with Mr. Douglas and his spouse, Michelle Douglas, to donate an IMAX® theater to the University of Southern California’s School of Cinematic Arts. The Michelle and Kevin Douglas IMAX Theatre and Immersive Media Lab serves as a research and teaching facility for students to learn IMAX filmmaking as well as other immersive entertainment experiences.

Key Skills and Experience:

Mr. Douglas’ long association with the Company has given him a broad understanding of the Company’s business, its products and the markets in which it operates. Mr. Douglas’ investment and business experience with technology and other companies, together with his expertise in identifying new opportunities for investment and growth, are valuable resources for the Board.

DAVID W. LEEBRON Director (since September 2003) and Lead Independent Director Age: 67 Houston, Texas, U.S.A. Committee Memberships: Governance Committee (Chair) Audit Committee

David Leebron has been the President of Rice University since July 2004. Prior to July 2004, Mr. Leebron held the position of Dean of Columbia Law School since 1996 and Professor of Law since 1989. Mr. Leebron will step down from his position as president of Rice University on June 30, 2022.

Mr. Leebron is on the Council on Foreign Relations, the board of the Greater Houston Partnership and served as Chair of the Association of American Universities (AAU) from 2016 to 2017.

Key Skills and Experience:

Mr. Leebron brings his broad legal experience, leadership and management skills as President of Rice University and former Dean of Columbia Law School to the Board which make him well suited to assess legal risks and other challenges faced by the Company, as well as to apply his experience to governance issues faced by the Company and the Board.

MICHAEL MACMILLAN Director (since June 2013) Age: 65 Toronto, Ontario, Canada Committee Memberships: Audit Committee Governance Committee

Michael MacMillan is Chief Executive Officer of Blue Ant Media, a Canadian-based media company which he co-founded in 2011. Blue Ant is a producer, distributor and broadcaster with active operations in Toronto, Los Angeles, London and elsewhere internationally. Mr. MacMillan was Chairman and/or CEO of Alliance Atlantis Communications from 1998 to 2007. Mr. MacMillan co-founded Atlantis Films Limited in 1978 which acquired Alliance Communications in a reverse takeover in 1998 and the company subsequently became Alliance Atlantis Communications. Mr. MacMillan retired from Alliance Atlantis in 2007 after selling the company to Canwest Communications and Goldman Sachs. In 2007, he co-founded Samara, a think tank that works to strengthen political engagement in Canada through innovative research and educational programs and serves as Chair.

Mr. MacMillan is co-founder and co-owner of Closson Chase, a vineyard and winery in Prince Edward County, Ontario, Canada. A member of the Order of Canada, Mr. MacMillan has volunteered with numerous community and industry organizations over many years.

Key Skills and Experience:

Mr. MacMillan’s extensive experience in the entertainment industry as well as his ownership interests in various private companies and involvement with charitable organizations gives him a broad expertise in film and television production, digital publishing and other media, thus bringing additional expertise to the Board in these areas.

STEVE R. PAMON Director (since June 2021) Age: 51 South Orange, New Jersey, U.S.A. Committee Memberships: Governance Committee

Steve Pamon is an entrepreneur and philanthropist who served as President and Chief Operating Officer of Beyoncé’s musical imprint, artist management, business ventures, and film production company, Parkwood Entertainment from 2015 to 2020. In his role as an Executive Producer at Parkwood, he received two Emmy nominations, plus both a Grammy Award (“Homecoming” / Netflix) and a Peabody Award (“Lemonade” / HBO). Prior to Mr. Pamon’s position at Parkwood Entertainment, he served as Head of Sports and Entertainment Marketing for JPMorgan Chase from 2011 to 2015 and was the Vice President of Strategy and New Business Development for the National Football League from 2008 to 2011. Mr. Pamon’s career journey also includes executive leadership and operating roles with HBO and Time Warner from 2001 to 2008 and McKinsey & Company from 2000-2001.

Mr. Pamon serves on the board of World Wresting Entertainment ("WWE"). He also serves on the board of New York Road Runners, a non-profit organization that produces more than 100 sports events each year, including the famed New York City Marathon.

Key Skills and Experience:

Mr. Pamon’s deep relationships with the creative community, as well as his broad experience as a senior executive within some of the leading players in media and entertainment, provides a valuable perspective to the Board as it evaluates new product / service opportunities. He also has experience in management consulting and investment banking, which further strengthens the Board in the areas of corporate strategy and financial matters.

DANA SETTLE Director (since July 2015) Age: 49 Los Angeles, California, U.S.A. Committee Memberships: Compensation Committee Governance Committee

Dana Settle has been a Partner and Co-Founder of Greycroft Partners, a venture capital fund based in New York City and Los Angeles focused on investments in the Internet and mobile markets since March 2006. Throughout her career, Ms. Settle has played a key role in the success of many technology startups. Prior to Greycroft, where she heads the firm’s West Coast arm in Los Angeles, Ms. Settle spent several years as a venture capitalist and adviser to startup companies in the Bay Area.

Ms. Settle currently serves on the boards of Greycroft’s investments in AppAnnie, Anine Bing, EBTH.com, Thrive Market, Steelhouse, TheRealReal, Clique Media Group, RocketJump and WideOrbit. She also managed the firm’s investments in Maker Studios (sold to Disney), Trunk Club (sold to JWN), Viddy (sold to FullScreen), AwesomenessTV (sold to Dreamworks), Digisynd (sold to Disney), ContentNext (sold to Guardian Media), Pulse (sold to LinkedIn) and Sometrics (sold to American Express). Ms. Settle’s additional experience includes business development at Truveo (AOL), investment banking at Lehman Brothers and international business development at McCaw Cellular Communications (AT&T).

Key Skills and Experience:

Ms. Settle’s extensive experience in the private equity markets, as well as her Board positions and ownership interests in various digital and other start-up companies, gives her a broad expertise in emerging technology and media markets which is beneficial to the Board as it examines new opportunities. Ms. Settle also has experience in business development and investment banking which is relevant to the Board’s oversight of the Company’s financial matters.

Item No. 2 - APPOINTMENT OF AUDITORS

At the Meeting, shareholders will be asked to approve the appointment of PricewaterhouseCoopers LLP, Chartered Accountants (“PwC”), as our independent auditors until the close of the next Annual Meeting of Shareholders at a remuneration rate to be fixed by the Board of Directors.

Shareholders will be asked to approve the appointment by ordinary resolution, which requires that a majority of the votes cast at the Meeting be in favor of the resolution. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the Form of Proxy in favor of the resolution. Voting “WITHHOLD” is the equivalent to voting “ABSTAIN.”

Representatives of PwC are expected to participate in the Meeting online and to be available to respond to appropriate questions and to make a statement if they desire to do so.

PwC are our principal independent accountants. PwC have been our auditors for more than five years. The following table presents fees for professional services rendered by PwC for the audits of our annual financial statements for the years ended December 31, 2021 and December 31, 2020, and fees billed for other services rendered by PwC during those periods.

Type of Fees	2021 ($)	2020 ($)	Description of Fees
Audit Fees	1,779,000	1,941,000

For professional services rendered in connection with the audit of our financial statements included in our Annual Report on Form 10-K and of our internal control over financial reporting, the review of our financial statements included in our Quarterly Reports on Form 10-Q, various statutory audits and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees	248,000	89,000

For professional services rendered in connection with assurance and related services that are reasonably related to the performance of the audit or review of financial statements and which includes consultations concerning financial accounting and reporting standards and review of regulatory matters. In 2021, audit-related fees principally consisted of comfort letter fees associated with the issuance of our convertible notes and, to a much lesser extent, the reimbursement of Canadian Public Accountability Board fees; fees for the audits of the Company’s pension plans; and various other smaller matters. In 2020, audit-related fees consisted primarily of the reimbursement of Canadian Public Accountability Board fees; fees for the audits of the Company’s pension plans; and various other smaller matters.

Tax Fees	394,000	332,000

For professional services rendered in connection with tax advice, tax planning, and tax compliance. In 2021 and 2020, tax fees consisted primarily of tax advice related to transfer pricing including APA support and corporate tax consulting in multiple jurisdictions and audit defense. Tax compliance related fees represented $97,000 and $246,000 of the total tax fees in 2021 and 2020, respectively, including corporate tax compliance, indirect tax compliance and various smaller items.

All Other Fees	26,000	23,000

For professional services rendered related to HKSE requirement - Environmental, Social and Governance and Corporate Governance Code reporting in 2021 and 2020, as well as knowledge library license fees in 2021.

Total	2,447,000	2,385,000

Audit Committee’s Pre-Approval Policies and Procedures

All audit-related services and all other permissible non-audit services provided by PwC were pre-approved by the Audit Committee, and the fees for each category are budgeted. The Audit Committee requires PwC and management to report actual fees versus the budget to the extent that actual fees exceed budgeted and approved fees. The Audit Committee reviews all actual fees at year-end. During the year, circumstances may arise when it may become necessary to engage PwC for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engagement of PwC. The Audit Committee may delegate pre-approval authority to one or more of its members. The member(s) to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Item No. 3 – ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (“Say-on-Pay”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation program for our Named Executive Officers (“NEOs”) as disclosed in this Circular.

The Board of Directors, including members of the Compensation Committee, considered the results of the 2021 shareholder Say-on-Pay vote at the 2021 Annual and Special Meeting of Shareholders. While our result represented a modest improvement from the prior year, the Compensation Committee and management were sensitive to the fact it was below market norms. In response, we continued to increasingly engage in shareholder outreach in 2021 and 2022 to further and better understand and address shareholders’ thoughts regarding our compensation program. In 2021 and early 2022, management contacted the holders of approximately 50% and 55%, respectively, of our outstanding shares, and engaged in active discussions with investors who requested meetings, representing approximately 30% and 44%, respectively, of our shares outstanding. The objective was to hear feedback directly from our shareholders on our existing compensation program and on the views expressed in proxy advisor guidance used by many of our shareholders. Through the course of conducting these meetings, we received a range of helpful and insightful responses and feedback, including the following:

•	unanimous strong support for the changes made to the Company’s executive compensation program in response to previous shareholder engagement efforts, which includes, among other things:
o	the adoption of PSUs with three-year long-term performance goals for all NEOs; and
o	amending the CEO’s employment agreement to include, among other things:
▪	quantifiable metrics to determine 80% of the annual cash bonus for the CEO; and
▪	an equal annual granting and vesting of RSUs instead of a front-loaded grant.
•	agreement with the Company’s selection of companies for its compensation comparator group analysis of the CEO’s compensation within the peer group;
•	appreciation of the Company’s ongoing Board refreshment efforts and improvement in diversity on the Board of Directors and in senior management; and
•

recognition of the value of the Company’s adoption of a formal environmental, social and governance (“ESG”) framework and related initiatives and agreement with the Company’s direction on social and governance matters.

Shareholders generally noted that our executive compensation program aligned with their expectations. For a detailed discussion on our shareholder engagement efforts, please see “Compensation Discussion and Analysis — Shareholder Engagement” on page 35.

As discussed in this Circular, the objectives of our executive compensation program are to:

•

provide competitive total compensation packages that include short-term cash-based and long-term equity-based incentive components that appropriately encourage and reward performance and retention and that create enduring long-term shareholder value;

•	reward the NEOs for their relative individual contributions to our success;
•	link executive compensation to our long-term strategic objectives; and
•	align the NEOs’ interests with shareholders’ interests through an equity award framework that creates a sense of ownership, mutual goals and shared risk among executives.

Consistent with these goals and as discussed in “Compensation Discussion and Analysis” beginning on page 24, we have structured our overall executive compensation program, which includes annual short-term cash bonuses and long-term equity compensation plans, to motivate executives, particularly through the use of detailed metrics for the CEO, to achieve results consistent with certain business and individual performance factors, to reward the executives for achieving or exceeding such results and to encourage retention of executives beyond the current year. The Compensation Committee believes that our compensation program promotes a performance-based culture and aligns the NEOs’ interests with those of our shareholders through a strong emphasis on at-risk compensation tied to the achievement of performance objectives and shareholder value. Our compensation program is also designed to attract and retain highly talented executives in an extremely competitive entertainment landscape who are critical to the successful implementation of the Company’s strategic plan, a plan which is increasingly connected to and reliant upon the evolution of digital entertainment media.

We encourage you to carefully review the “Compensation Discussion and Analysis” section, the tabular compensation disclosures and the related narrative disclosures for additional information about our compensation programs.

Based on the recommendation of shareholders at our 2017 Annual Meeting of Shareholders, and the Board of Directors’ consideration of that recommendation, we have determined that we will hold a Say-on-Pay vote every year, until the next required shareholder vote to recommend the frequency of such votes, which will be in 2023. Accordingly, we are asking our shareholders to indicate their support for the compensation program for our NEOs as described in this Circular, particularly in light of the numerous material changes made to such program in response to shareholder feedback. The Say-on-Pay vote gives our shareholders the opportunity to express their views on our NEOs’ compensation program. This Say-on-Pay vote is not intended to address any specific item of compensation, but rather the overall compensation program for the NEOs and the philosophy, policies and practices described in this Circular.

Shareholders will be asked to indicate their support for the compensation program for our NEOs as discussed in this Circular by ordinary resolution, which requires that a majority of the votes cast at the Meeting be in favor of the resolution. In the absence of any instruction on the accompanying Form of Proxy, it is the intention of the persons named by management in the Form of Proxy to vote the Common Shares represented by the Form of Proxy in favor of the resolution.

The Board of Directors asks its shareholders to vote FOR the following resolution at the Meeting:

RESOLVED that the shareholders approve the compensation of the ComKevinpany’s Named Executive Officers, as discussed and disclosed in the “Compensation Discussion and Analysis” section, the compensation tables and the related narrative disclosure set forth in the Circular of the Company dated April 27, 2022.

Although the vote is advisory and non-binding in nature, the Board of Directors and the Compensation Committee will review the voting results and will consider shareholder views in connection with our executive compensation program. If there are a significant number of negative votes, the Board of Directors and the Compensation Committee will continue to seek to understand and consider the concerns that influenced the vote in making future decisions about executive compensation programs.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers as of  April 11, 2022.

Name	Age	Position
EXECUTIVE OFFICERS:
Richard L. Gelfond	66	Chief Executive Officer (“CEO”) and Director
Joseph Sparacio	62	Interim Chief Financial Officer (“CFO”)
Megan Colligan	49	President, IMAX Entertainment and Executive Vice President, IMAX Corporation
Robert D. Lister	53	Chief Legal Officer and Senior Executive Vice President
Mark Welton	58	President, IMAX Theatres
Jacki Bassani	40	Executive Vice President and Chief People Officer
Denny Tu	45	Chief Marketing Officer and Senior Vice President
Giovanni M. Dolci	37	Chief Sales Officer
Edwin Tan	53	Chief Executive Officer, IMAX China Holding, Inc.
Kenneth I. Weissman	50	Senior Vice President, Legal Affairs and Corporate Secretary
Kevin M. Delaney	49	Senior Vice President, Finance and Controller

OTHER KEY EXECUTIVES:
Heather Anthony	50	Head of Enterprise Transformation
Pablo Calamera	59	Chief Technology Officer and Executive Vice President
Craig Dehmel	54	Executive Vice President, Head of Global Distribution, IMAX Entertainment and
		Senior Vice President, IMAX Corporation
Natasha Fernandes	41	Deputy Chief Financial Officer and Senior Vice President
Bruce Markoe	65	Senior Vice President of Post Production, Operations and DMR
Mo Rhim	37	Senior Vice-President, Strategy & Partnerships

RICHARD L. GELFOND Chief Executive Officer and Director

Richard Gelfond has been sole Chief Executive Officer of the Company since April 2009 and has been a director since March 1994. Mr. Gelfond served as Co-Chairman of the Company with Mr. Wechsler from June 1999 to March 2009 and served as Co-Chief Executive Officer with Mr. Wechsler from May 1996 to March 2009. From March 1994 to June 1999, Mr. Gelfond served as Vice Chairman of the Company. Mr. Gelfond has also been the Chairman and Non-Executive Director of the Company’s subsidiary, IMAX China Holding, Inc., since May 27, 2015, and has been a director of IMAX China Holding, Inc. since 2010.

Mr. Gelfond also serves as Chairman of the Board of Trustees of the Stony Brook Foundation, Inc., which is affiliated with Stony Brook University. He is also a member of the Academy of Motion Picture Arts and Sciences. Mr. Gelfond serves on the International Advisory Board of the Turkana Basin Institute, a non-profit initiative focusing on field research in the Lake Turkana Basin of Kenya. Mr. Gelfond served as the Chairman of the Columbia Shuttle Memorial Trust Steering Committee, which was established in co-operation with NASA to support the families of the seven crew members of the STS-107 mission of the Space Shuttle Columbia, which came to a tragic end on February 1, 2003.

JOSEPH SPARACIO Interim Chief Financial Officer

Joseph Sparacio currently serves as Interim Chief Financial Officer of the Company. He previously served as Chief Financial Officer for Entertainment One Ltd. from November 2016 to January 2020 and Executive Board member from November 2017 to December 2019. Prior to joining Entertainment One Ltd., Mr. Sparacio served as the Company's Chief Financial Officer from August 2007 to August 2016 and as Executive Vice President from May 2007 to August 2007. In addition, Mr. Sparacio served as the Company's Executive Consultant from August 8, 2016 to November 13, 2016. Mr. Sparacio served as Senior Vice President and Chief Financial Officer for the programming company iN Demand LLC from June 2002 until May 2007. From 1998 to 2002, Mr. Sparacio served as Vice President of Finance and Controller for Loews Cineplex Entertainment Corporation. From 1994 to 1998, Mr. Sparacio served as Vice President, Finance and Controller of Loews Theater Management Corp., and from 1990 to 1994, he served as Controller. Prior to joining Loews, Mr. Sparacio spent eight years with Ernst & Young. Mr. Sparacio is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants with the designation as a Chartered Global Management Accountant and the New York State Society of Certified Public Accountants.

Mr. Sparacio also serves as a Board Member for Vydia, Inc. (September 2016 to present) and Court Appointed Special Advocates for Children of Monmouth County (September 2016 to present). These organizations do not have securities traded in the public markets.

Mr. Sparacio will conclude his role as Interim Chief Financial Officer of the Company on April 30, 2022.

MEGAN COLLIGAN President, IMAX Entertainment and Executive Vice President, IMAX Corporation

Megan Colligan joined the Company in February 2019 as President, IMAX Entertainment and Executive Vice President, IMAX Corporation. She has also been a director of IMAX China Holding, Inc. since February 2019. Prior to joining the Company, Ms. Colligan served in executive roles at Paramount Pictures from 2006 to 2017, most recently as Worldwide President of Marketing and Distribution. She spearheaded the marketing and distribution efforts for many of Paramount's most successful franchise properties and oversaw Paramount's Home Entertainment division, a $1 billion annual business for the studio.

A member of the Academy of Motion Picture Arts and Sciences, Ms. Colligan was also the winner of the 2013 Sherry Lansing Award from Big Brothers and Big Sisters of Greater Los Angeles. She has served on the organization's Board since receiving the honor. She chairs the marketing committee and serves on the executive committee and fund development committee. She graduated from Harvard University with a BA in American History and African American Studies.

ROBERT D. LISTER Chief Legal Officer and Senior Executive Vice President

Robert Lister joined the Company in May 1999 as Senior Vice President, Legal Affairs and General Counsel, and currently serves as Chief Legal Officer and Senior Executive Vice President. Mr. Lister has held numerous positions at the Company, including Chief Legal Officer and Chief Business Development Officer, Senior Executive Vice President and General Counsel and Executive Vice President, Business & Legal Affairs, Corporate Communications and General Counsel. Prior to joining the Company, Mr. Lister was Vice President, General Counsel and Secretary of Clearview Cinemas, a film exhibitor, from March 1998 until his employment with the Company. From 1996 to 1998, Mr. Lister served as Associate General Counsel of Merit Behavioral Care Corporation, a behavioral healthcare company.

Mr. Lister serves on the Board of Directors of the Company’s Ireland entity, IMAX Theatres International Limited, a wholly-owned subsidiary of IMAX Corporation, and also serves on the Board of TCL-IMAX Entertainment Co., Limited, a joint venture of TCL Corporation and the Company, and until March 2016, served as its Chairman. Mr. Lister is a member of the New York State Bar Association.

MARK WELTON President, IMAX Theatres

Mark Welton joined the Company in July 1997 as Director, Business Affairs and was appointed President, IMAX Theatres in October 2011. Previous to that, Mr. Welton held the position of Executive Vice President, Corporate and Digital Development & Theatre Operation since April 2007. Mr. Welton has held various other positions within the Company including: Senior Vice President, Business Affairs; Senior Vice President, Theatre Operations; and Executive Vice President, Theatre Operations & General Manager, Digital. Prior to joining the Company, Mr. Welton was an associate lawyer at the law firm Stikeman Elliot LLP from 1994 until his employment with the Company. Prior to that, Mr. Welton was an associate accountant at Ernst & Young.

Mr. Welton is a member of the Ontario Bar Association and the Chartered Professional Accountants Canada.

JACKI BASSANI Executive Vice President and Chief People Officer

Jacki Bassani joined the Company in December 2019 as Executive Vice President and Chief People Officer. In this role she is responsible for the strategic planning and leadership for the global people function focused on people partnership with the business, total rewards, operations, payroll, diversity and inclusion, talent acquisition and talent management. She also oversees the planning, development, implementation, and administration for all global people programs across the organization with a focus on modernization and bringing the IMAX employee value proposition to life. Ms. Bassani also has responsibility and oversight over facilities and health and safety programs for all IMAX global locations.

Prior to joining the Company, Ms. Bassani was the Managing Director, and Head of North America, Talent and Rewards at Willis Towers Watson from 2010 to 2019 where she was responsible for managing and growing the company’s business and colleague experience for over 3,500 employees across North America. In addition to this leadership role, during her tenure at Willis Towers Watson, she also provided consulting services to large global organizations and has extensive experience specializing in organizational transformation and employee research. Prior to that, Ms. Bassani held various leadership positions at MercerSirota from 2003 to 2010 where she held the title of Vice President and led the business development and consulting function for Employee Research.

Ms. Bassani has an MA in Industrial Organizational Psychology and is a member of the Society of Industrial Organizational Psychologists.

DENNY TU Chief Marketing Officer and Senior Vice President

Denny Tu joined the Company in August 2017 as Executive Vice President, Global Brand & Creative and Senior Vice President, IMAX Corporation and was appointed Chief Marketing Officer in February 2019. Prior to joining the Company, from 2011 to 2017, Mr. Tu was Head of Strategy, Brand & Creative at Sky, Europe's largest entertainment, media, & technology company. Prior to that, he served as Managing Director/Senior Vice President at Autonomy, an advertising & creative agency.

A dual UK and US citizen, Mr. Tu serves on the Board of Trustees for Ditch The Label, a leading global anti-bullying charity.

GIOVANNI M. DOLCI Chief Sales Officer

Giovanni Dolci joined the Company in October 2012 as Vice President, Theatre Development and was appointed Chief Sales Officer in April 2021. Previous to that, Mr. Dolci held the position of Head of Global Sales since January 2020. Mr. Dolci also held the position of Vice President, Theatre Development and Managing Director, Europe and Africa beginning in January 2017 and became Senior Vice President in March 2018. Prior to joining the Company, he was Director of Business Development and Commercial Operations at Arts Alliance Media. Before his time at Arts Alliance Media, Mr. Dolci worked in film financing focusing on several projects in New Zealand, Italy and the UK.

Mr. Dolci also serves on the Board of Directors of IMAX Theatres International Limited, a wholly-owned subsidiary of IMAX Corporation.

Mr. Dolci has a degree in Economics and Management from Bocconi University in Milan and an MSc in Management from Cass Business School in London. He is a former Junior Fellow of the Aspen Institute, Italy.

EDWIN TAN Chief Executive Officer, IMAX China Holding, Inc.

Edwin Tan joined the Company in December 2019 as Chief Executive Officer of IMAX China Holding, Inc., a subsidiary of the Company. Prior to joining the Company, Mr. Tan was the Chief Executive Officer of Messe Muenchen China and South East Asia from March 2017 to July 2019 where he led the strategic planning and growth agenda, including successfully completing the first ever acquisition for the company in China. Prior to that, Mr. Tan was President at Wanda Studios Qingdao from 2016 to 2017 and spent seven years with Reed Exhibitions Greater China in various roles, including Chief Operating Officer from 2014 to 2016, Senior Vice President of Commercial, Strategy and New Business from 2012 to 2014, Vice President of North China and Business Development, Managing Director of Reed Huayin (RHY) and Managing Director of Reed Huaqun (RHQ) from 2009 through 2011, and Regional Director of Business Development & Planning APAC from 2007 through 2008. Mr. Tan was a Managing Director at Sirivatana International from 2005 to 2007 and also worked in various roles in SNP Corporation from 1996 to 2005.

Mr. Tan graduated from Murdoch University with a Bachelor of Economics in 1992 followed by an MBA in Business Administration and Management from The University of Hull in 1997.

KENNETH I. WEISSMAN Senior Vice President, Legal Affairs and Corporate Secretary

Kenneth Weissman joined the Company in October 2011 as Vice President, Legal Affairs, and has held the position of Senior Vice President, Legal Affairs since 2015. In December 2017, Mr. Weissman was appointed Corporate Secretary, and was also appointed by the Company's Audit Committee as Chief Compliance Officer. Prior to joining the Company, Mr. Weissman was Senior Corporate Counsel at Sony Corporation of America, where he held various positions from 2004 through 2011. Prior to that, Mr. Weissman was an associate lawyer at Skadden, Arps, Slate, Meagher & Flom in New York and Testa, Hurwitz & Thibeault in Boston, and served as a law clerk to the Hon. Judith S. Kaye, Chief Judge of the State of New York.

Mr. Weissman is a member of the American Bar Association and the Association of Corporate Counsel.

OTHER KEY EXECUTIVES

KEVIN M. DELANEY Senior Vice President, Finance and Controller

Kevin Delaney joined the Company in December 2019 as Senior Vice President, Finance and Controller, and was subsequently appointed Principal Accounting Officer effective February 2020. Prior to joining the Company, Mr. Delaney served as the Corporate Controller & Chief Accounting Officer of Sotheby’s from 2007 to 2019 and as Assistant Corporate Controller from 2000 to 2007. Mr. Delaney was employed at Sony Music Entertainment from 1998 to 2000 and at Deloitte & Touche LLP from 1994 to 1998.

Mr. Delaney is a Certified Public Accountant and holds a BBA in Public Accounting from Pace University.

HEATHER ANTHONY Head of Enterprise Transformation

Heather Anthony joined the Company in June 2008 as Vice President, Investor Relations and was appointed Head of Enterprise Transformation in December 2021. In this role, Ms. Anthony will lead transformation of our operational strategies and processes to evolve and grow our business for the future. From 2016 to December 2021, Ms. Anthony held the position of Senior Vice President, Corporate Finance, Planning & Analysis where she was responsible for the forecasting, budgeting and long-range planning of the Company’s worldwide operations. From 2012 to 2016, Ms. Anthony served as Vice President, Budgeting & Financial Analysis of the Company. Ms. Anthony served as the Senior Director of Investor Relations at The Children’s Place Retail Stores, Inc. from 2002 to 2008. Prior to that, Ms. Anthony served as a Vice President at Edelman Worldwide and as an Assistant Vice President at Morgen-Walke Associates.

PABLO CALAMERA Chief Technology Officer and Executive Vice President

Pablo Calamera joined the Company in February 2020 as Chief Technology Officer and Executive Vice President. Prior to joining the Company, Mr. Calamera was Chief Technology Officer for several pioneering start-ups and public companies, including JW Player from 2017 to 2019, where he oversaw all aspects of technology development and technical operations supporting small businesses to large global enterprises with the best video technology and monetization capabilities on web, mobile and embedded devices. Previous to that, Mr. Calamera served as Chief Technology Officer at Vonage from 2014 to 2017 and at iHeartRadio from 2011 to 2014, where he led technology vision, architecture, R&D and technical operations. Mr. Calamera also held technology leadership roles such as Director at Apple Inc. from 2006 to 2010 and Senior Director at Danger Inc. from 2001 to 2006.

CRAIG DEHMEL Executive Vice President, Head of Global Distribution, IMAX Entertainment and Senior Vice President, IMAX Corporation

Craig Dehmel joined the Company in September 2016 as Executive Vice President, Head of Global Distribution, IMAX Entertainment and Senior Vice President, IMAX Corporation. Mr. Dehmel manages the global theatrical release planning and execution of Hollywood, local language, documentary, and special content releases to IMAX screens worldwide. Prior to joining the Company, he managed the theatrical release planning and execution of all 20th Century Fox International-distributed titles in over 100 countries, worldwide, during his sixteen-year career with Fox. A member of the Academy of Motion Picture Arts and Sciences, Mr. Dehmel has been a guest lecturer at the Anderson School of Business (UCLA) for the past 20 years, teaching a seminar on the fundamentals of the worldwide theatrical business. He is also a regular guest speaker at the Annenberg School of Communications and Peter Stark Producing Program, both at USC.

Mr. Dehmel has a BA in History from Colgate University and an MBA in Entertainment Management and Strategy from the Anderson School at UCLA.

NATASHA FERNANDES Deputy Chief Financial Officer and Senior Vice President

Natasha Fernandes will serve as the Company’s Chief Financial Officer, effective May 1, 2022. Since December 2021, Ms. Fernandes has served as Deputy Chief Financial Officer and Senior Vice President. In this role Ms. Fernandes has overseen the accounting, treasury, forecasting, budgeting, and long-range planning of the Company’s worldwide operations. Prior to her current role, Ms. Fernandes served as Vice President, Finance & Corporate Treasurer since May 2018. Ms. Fernandes has held various other positions within the Company, including Vice President, Finance & Assistant Controller; Senior Director, Finance; and Director, Financial Reporting. She joined the Company in September 2007 as Manager, Financial Reporting. Prior to joining the Company, Ms. Fernandes was a Manager at Deloitte Touche Tohmatsu Limited . Previous to that, Ms. Fernandes was an associate accountant at Hilborn Ellis Grant, LLP.

Ms. Fernandes is a member of Chartered Professional Accountants Canada and holds a Bachelor of Business Administration, Honours with Co-Operative Option from the School of Business and Economics of Wilfrid Laurier University.

BRUCE MARKOE Senior Vice President of Post Production, Operations and DMR

Bruce Markoe joined the Company in July 2015 as Senior Vice President of Post-Production, Operations and DMR. Prior to joining the Company, and starting in 2011, Mr. Markoe was Senior Vice President of Post-Production at Marvel Studios. Before his role at Marvel Studios, Mr. Markoe was Senior Vice President of Post-Production at Overture Films, and previous to that Executive Vice President of Post-Production at Revolution Studios and Head of Post-Production at MGM Studios.

Mr. Markoe is a member of the Academy of Motion Picture Arts and Sciences and has been a guest lecturer at the USC School of Cinema along with speaking and presenting at many motion picture industry seminars and panels.

MO RHIM Senior Vice President of Strategy & Partnerships

Mo Rhim joined the company in 2019 as the Senior Vice President of Strategy & Partnerships. In this role Ms. Rhim oversees content strategy, partnerships and new technology innovation for the Entertainment division. Ms. Rhim oversees the development of new creator and consumer platforms alongside several corporate strategy initiatives to diversify revenue streams and position the company for growth. Prior to joining the Company, Ms. Rhim served as the Senior Vice President, International Digital Marketing at Paramount Pictures where she oversaw the digital marketing for theatrical releases across all international markets. Ms. Rhim previously worked at Google from 2005-2016, most recently as Head of Industry, Media and Entertainment overseeing all Google/DoubleClick Marketing Platforms and leading several first-of-their-kind global deals.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Shares as of April 11, 2022 or as otherwise indicated in the notes below, including: (i) all persons to be nominated for election to the Board of Directors, individually; (ii) all current directors and the NEOs, individually; and (iii) all current directors and executive officers as a group.

Name of Beneficial Owner of Common Shares	Common Shares Beneficially Owned, Controlled or Directed (1)		Common Shares that can be Acquired within 60 days		Total	Percentage of Outstanding Common Shares (2)
Richard L. Gelfond	369,987		2,713,015	(3)	3,083,002	5.03%
Eric A. Demirian	47,876		—		47,876	*
Kevin Douglas	8,921,185	(4)	—		8,921,185	15.24%
David W. Leebron	102,453	(5)	—		102,453	*
Michael MacMillan	25,840		—		25,840	*
Steve Pamon	5,585		—		5,585	*
Dana Settle	39,160		—		39,160	*
Darren Throop	19,263		—		19,263	*
Patrick McClymont (6)	62,328		—		62,328	*
Joseph Sparacio (7)	13,925		4,948	(8)	18,873	*
Megan Colligan	70,022		109,098	(3)	179,120	*
Robert D. Lister	92,804		188,229	(3)	281,033	*
Mark Welton	57,714		116,983	(3)	174,697	*
All directors and executive officers (18 persons)	9,836,389		3,166,969	(9)	13,003,358	*

* Less than 1%

(1)

Statements as to securities beneficially owned by directors and executive officers, or as to securities over which they exercise control or direction, are based upon information obtained from such directors and executive officers and from records available to us. The person named in the table has sole voting and investment power with respect to all of their Common Shares unless indicated otherwise.

(2)

The percent of outstanding Common Shares is based on dividing the number of Common Shares beneficially owned by the individual by 58,521,838 Common Shares outstanding as of April 11, 2022, adjusted for the number of Common Shares that such person or group had the right to acquire within 60 days of that date.

(3)	Reflects Common Shares issuable through the exercise of vested stock options.
(4)	Mr. Douglas has shared voting power with respect to 7,934,888 Common Shares and shared investment power with respect to 8,858,533 Common Shares.
(5)	Mr. Leebron has sole voting and investment power with respect to 101,153 Common Shares and shared voting and investment power with respect to 1,300 Common Shares.
(6)	Mr. McClymont resigned as Executive Vice President and Chief Financial Officer effective May 14, 2021.
(7)	Mr. Sparacio was appointed as Interim Chief Financial Officer effective June 1, 2021.
(8)	Reflects Common Shares issuable upon the vesting of restricted share units.
(9)	Reflects (i) 3,162,021 Common Shares issuable through the exercise of vested stock options and (ii) 4,948 Common Shares issuable upon the vesting of restricted share units.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary	Page 24
Overview of our Executive Compensation Program	Page 29
Executive Compensation Processes	Page 33
Pay and Performance in 2021	Page 38
Additional Information	Page 44

This Compensation Discussion and Analysis (“CD&A”) describes the material elements of the compensation program for our Named Executive Officers (“NEOs”), the associated rationale, and key decisions and activities for the year ended December 31, 2021. For 2021, our NEOs were:

Name	Role
Richard L. Gelfond	Chief Executive Officer
Joseph Sparacio (1)	Interim Chief Financial Officer
Patrick McClymont (2)	Former Chief Financial Officer and Executive Vice President
Megan Colligan	President, IMAX Entertainment and Executive Vice President, IMAX Corporation
Robert D. Lister	Chief Legal Officer and Senior Executive Vice President
Mark Welton	President, IMAX Theatres
(1)	Mr. Sparacio was appointed as Interim Chief Financial Officer in June 2021. Mr. Sparacio will conclude his role as Interim Chief Financial Officer on April 30, 2022.
(2)	Mr. McClymont resigned as Chief Officer and Executive Vice President effective May 14, 2021.

See “Non-GAAP Financial Measures” on page 72 for a reconciliation of all non-GAAP measurements to the most directly comparable U.S. generally accepted accounting principles (“U.S. GAAP”) measures in this CD&A and a description of how the non-GAAP numbers are calculated from our audited financial statements. In addition to the non-GAAP financial measures discussed below, management also uses “EBITDA”, as such term is defined in IMAX’s Credit Agreement dated as of March 25, 2022, and which is referred to herein as “Adjusted EBITDA per Credit Facility” or “Adjusted EBITDA.”

Executive Summary

IMAX demonstrated consistent throughout 2021 across key financial metrics, with performance in line with or exceeding pre-pandemic levels. This reflected the Company’s leadership position and market differentiation. Annual incentive outcomes reflected this performance with payouts ranging from 107% to 158% of target. The performance period for our 2021 PSUs, based on stretching EBITDA and relative Total Shareholder Return (“TSR”) performance goals, will conclude on December 31, 2023.

As part of our ongoing shareholder engagement efforts, IMAX continued to increasingly conduct shareholder outreach in 2021 and 2022 with our largest shareholders, representing approximately 30% and 44%, respectively, of our outstanding shares. Shareholders provided positive feedback on executive compensation related improvements in the past years and welcomed IMAX’s ESG initiatives, including Board of Directors refreshment.

Performance in 2021

IMAX demonstrated consistent momentum throughout 2021 across key financial metrics, with performance in line with or exceeding pre-pandemic levels. Below lists the most significant highlights of our 2021 financial performance.

•	Our global box office grew year-over-year by 146%, more than double the increase seen by commercial exhibitors.
•

IMAX® theaters captured 3% of the global market, our largest share ever of the global box office. This accelerated in the fourth quarter, with IMAX taking 3.5% of the global box office and 5.6% of the domestic box office.

•	Fourth quarter global box office performance was our sixth highest grossing quarter ever.
•

For the full-year 2021, IMAX saw a dramatic, positive swing in profitability, of more than $80 million in Adjusted EBITDA per Credit Facility. We also drove solid improvement in virtually all results over the prior year, with net loss attributable to common shareholders improving from ($143.8) million to ($22.3) million, and our strong momentum evidenced in positive EBITDA every quarter since Q4 2020.

•

Our balance sheet remained strong with $516 million in available liquidity, following a raise of more than $200 million in a convertible debt offering at attractive rates and the repurchase of $14 million of IMAX common shares during the year.

The table below highlights significant improvements in our key performance indicators from fiscal 2020.

(In thousands of U.S. dollars, except percentages and per share amounts)

Key Performance Indicator	Fiscal 2021 Performance	Fiscal 2020 Performance
Global Box Office	$638,200	$259,200
Revenue	$254,883	$137,003
Gross Margin	$134,406	$21,540
Gross Margin Percentage	52.7%	15.7%
U.S. GAAP Net Loss / Net Loss per Share (1)(2)(3)	$(22,329) / $(0.38)	$(143,775) / $(2.43)
Adjusted Net Loss / Adjusted Net Loss per Share (1)(3)(4)	$(8,420) / $(0.14)	$(112,063) / $(1.89)
Adjusted EBITDA per Credit Facility (1)(4)	$68,642	$(13,097)
Net Cash Provided by (used in) Operating Activities	$6,065	$(23,011)
Free Cash Flow (4)	$6,058	$(32,266)
(1)	Attributable to common shareholders.
(2)

Results for the full year 2021 and full year 2020 include $0.4 million ($0.01 per share) and $13.3 million ($0.23 per share), respectively, in income tax expense resulting from our decision to no longer indefinitely reinvest the historical earnings of certain foreign subsidiaries.

(3)

Results for the full year 2021 and full year 2020 include $14.7 million ($0.25 per share) and $28.6 million ($0.48 per share), respectively, in income tax expense related to a valuation allowance recorded against deferred tax assets in jurisdictions where we could not reliably forecast that sufficient future tax liabilities will arise in specific jurisdictions, which includes the long-term impact of the COVID-19 pandemic.

(4)

See “Non-GAAP Financial Measures” on page 72 for a reconciliation of all non-GAAP measurements to the most directly comparable U.S. GAAP measure and a description of how the non-GAAP numbers are calculated from our audited financial statements.

While our 2021 performance reflected IMAX’s ability to capitalize on improving pandemic conditions which impacted audience and studio behaviors, it also evidenced the success of our multi-year strategic efforts. As a premier global technology platform for entertainment and events, we have built a robust and comprehensive IMAX content portfolio consisting of Hollywood blockbusters, local language movies, exclusive events and experiences, and documentaries. Key achievements in 2021 include:

•

Seven of our top ten releases and more than 50% of our global box office included IMAX DNA, meaning they were either filmed in IMAX or featured an expanded aspect ratio with up to 26% more image. In 2020, four of our top ten releases and approximately 33% of our global box office included IMAX DNA.

•

Our efforts to diversify our creative partnerships drove our highest grossing year ever for local language films, with the highest-grossing local language film in the world, China’s The Battle of Lake Changjin, using IMAX certified cameras.

•

As part of a major strategic initiative, we continued to evolve our global platform to bring new, innovative events and experiences to audiences worldwide. In 2021, we configured 68 theaters in the IMAX network to enable the streaming of live events with additional theaters expected to go live throughout 2022. For example, in the fourth quarter of 2021, we distributed a Kanye West and Drake concert to 35 IMAX theaters across the U.S. and Canada through a partnership with Amazon Music. In the fourth quarter of 2021, we also held special screenings of Joel Coen’s The Tragedy of Macbeth, including a live Q&A with Mr. Coen and actress Frances McDormand streamed from the IMAX theater in Lincoln Square, New York, and West Side Story, featuring a live Q&A with director Steven Spielberg and his cast, which was streamed from an IMAX theater in Century City, California. Also, in the first quarter of 2022, we partnered with Disney to hold a special screening of The Beatles: Get Back – The Rooftop Concert, featuring a live Q&A with director and producer Peter Jackson streaming to 68 IMAX theaters worldwide.

•

We launched our IMAX Enhanced consumer electronics platform on Disney+ in November 2021, expanding our in-home entertainment footprint and extending the IMAX brand and technology into the streaming environment.

•

We completed the production of our Xenon projectors as part of our transition to an all-Laser product line and expanded our Laser product suite. We believe that our Laser projectors provide greater brightness and clarity, higher contrast, a wider color gamut and deeper blacks, while consuming less power and lasting longer than existing digital technology, delivering the best, most immersive theatrical experience.

IMAX Theater Network

The IMAX global footprint as of December 31, 2021 remained strong, consisting of 1,683 IMAX theater systems (1,599 commercial multiplexes, 12 commercial destination, and 72 institutional locations) operating across 87 countries and territories. Despite the continued COVID-19 pandemic, the commercial multiplex network continued to grow year-over-year. Network growth and system backlog are important metrics used by the Board of Directors in evaluating management and Company performance, and are typically included in the annual incentive plan scorecard.

Named Executive Officer Pay in 2021

In 2021, the base salaries for our NEOs were paid pursuant to the terms of their respective employment agreements, and all remained unchanged from 2020. Our executive compensation program emphasizes at-risk, variable pay with 85% of the CEO’s target compensation delivered in annual or long-term incentive awards. The CEO’s target compensation (base salary, bonus, and equity grants) has not increased since 2017. In addition, half of the CEO’s 2021 annual long-term incentive award was in the form of PSUs, which are subject to adjusted EBITDA and relative TSR performance goals as discussed further below. Please see section titled “Pay and Performance in 2021” in this CD&A for a detailed discussion of NEO compensation.

Mr. Sparacio was appointed as Interim Chief Financial Officer in June 2021, following the resignation of Mr. McClymont. Reflecting the interim nature of his role, Mr. Sparacio is entitled to an annual base salary of $500,000, which is 33% lower than Mr. McClymont’s, and a one-time award of RSUs with a grant date value of $650,000 in order to align his interests with those of our shareholders and the performance of IMAX. Mr. Sparacio was not eligible for an annual incentive award. In recognition of the extension of his services, Mr. Sparacio received an additional one-time RSU award of $100,000 granted on March 7, 2022. The RSU award will vest in full upon the successful completion of his extended term as interim CFO on April 30, 2022.

With the exception of Mr. Sparacio, each of our NEOs is entitled to an annual cash bonus as set out in his or her employment agreement, where applicable. The Compensation Committee assessed each NEO’s individual performance and the Company’s strong overall performance highlighted above to determine the amount of the annual cash bonus. This resulted in payouts, including our CEO’s, ranging from 107% to 158% of target.

In 2021, long-term incentive awards were made in a combination of PSUs and RSUs, with 50% of the CEO’s equity and 33% of other NEOs’ equity delivered in the form of PSUs. As part of our phased introduction of PSUs, the proportion of the other NEOs’ annual equity delivered in PSUs increased to 50% in 2022, meaning that all NEOs have an equally weighted equity mix. PSU awards are subject to stretching three-year Adjusted EBITDA (60%) and relative TSR (40%) performance conditions that measure our efficiency, operating performance, operating profitability and ability to deliver attractive relative returns to shareholders over a three-year performance period.

Average Annual Adjusted EBITDA Growth Over the Performance Period	PSU Vesting (% of Target)	Relative TSR Percentile Rank vs. Russell 2000 Over the Performance Period	PSU Vesting (% of Target)
<5.0%	0%	< 40th	0%
5.0%	50%	40th	37.5%
10.0%	75%	50th	50%
12.5%	100%	60th	75%
15.0%	125%	70th	100%
17.5%	150%	80th	125%
≥ 20.0%	175%	≥ 90th	175%

In addition, named executive officers received a one-time award of RSUs in respect of 2020 performance. These bridging awards, granted in light of the impact of COVID-19 in general, and specifically the Company’s focus on cash containment, were disclosed last year. They were granted to retain key members of senior management, who performed strongly in managing the Company through the challenges of the pandemic, and to drive the continued commitment and engagement required for the Company to be successful during a period of recovery in our markets. Given the timing of these awards, which were granted in the first quarter of 2021, the awards are included in the 2021 Summary Compensation Table, notwithstanding their being granted in connection with 2020 performance.

CEO Realizable Compensation and Performance

A central tenet of our compensation philosophy is a pay-for-performance culture that rewards superior performance. The following charts illustrate the relationship between Mr. Gelfond’s compensation in his capacity as our CEO and our performance. The first chart considers IMAX on an absolute basis, comparing Summary Compensation Table compensation for the last five years with TSR, indexed to $100 on January 1, 2017. The second chart considers IMAX on a relative basis, comparing Mr. Gelfond’s realizable compensation and performance to our compensation comparator group over the last three years. (Two companies that were included in the 2018 peer group, were excluded from the analysis; Glu Mobile Inc. was acquired by Electronic Arts Inc. in August of 2021 and TiVo Corporation merged with Xperi Holding Corporation in June 2020.)

Realizable pay reflects actual cash compensation earned and the intrinsic value of equity grants from the three most recent fiscal years for which the data was available, which for many of our peers does not yet include fiscal 2021. Total Shareholder Return represents the three-year compound annual growth rate in dividend-adjusted close price, using the close price on the last day of the period for which pay was collected. Financial data was sourced from S&P’s Capital IQ financial database and compensation data was sourced from applicable proxy filings.

The Compensation Committee believes that this data demonstrates the alignment of pay and performance in keeping with our compensation philosophy.

Overview of Our Executive Compensation Program

Our Purpose and Compensation Philosophy

IMAX is a world leader in entertainment technology with a goal of creating entertainment experiences that exceed all expectations. The IMAX® brand represents a promise to deliver what audiences crave — a memorable, more emotionally engaging, more thrilling and shareable experience. To achieve these goals, we rely on the knowledge, skills and expertise of our leadership team, including our NEOs. Our overarching compensation philosophy is to pay-for-performance. We endeavor to attract and retain the necessary talent to deliver on our strategic objectives, to motivate performance achievement by promoting a pay-for-performance culture, to align executives’ interests to those of our shareholders by having a significant portion of total compensation tied to company performance and to reward superior performance. The following principles have guided us in developing our compensation programs and in determining the total compensation for our NEOs.

Our business is unique, dynamic and complex given our growth, increasingly global footprint and critical relationships within the worldwide entertainment industry.	Our NEOs should act in a manner that balances short-term growth and investments with sustainable long-term value creation for our shareholders, without creating undue risk.

We are taking the next evolutionary step for our business, growing beyond theatrical blockbusters to include unique events and experiences globally. We compete for talented leaders with vision and expertise in the evolution of digital entertainment media.

Aligning Compensation with our Strategic Objectives

In assessing an individual executive’s performance and aligning it to his or her compensation, the achievement of individual, department and corporate strategic objectives are taken into consideration. For each assessment, the metrics below are used.

Performance Metric	Where It Is Used	Why It Matters to IMAX
Adjusted EBITDA	• Annual Cash Bonus • PSUs	Used by investors to evaluate the Company’s operating performance
Free Cash Flow	• Annual Cash Bonus	Measure of the Company’s after-tax cash flow available to reduce debt, add to cash balances and fund other financing activities
Liquidity	• Annual Cash Bonus	Demonstrates the Company’s ability to finance its obligations and pursue short-term and long-term strategies
Signings	• Annual Cash Bonus	Demonstrates the growth of the IMAX theater network and the geographic and system mix of installations
Global Box Office	• Annual Cash Bonus	Reflects significant driver of revenue from IMAX DMR films and joint revenue sharing arrangements
Relative TSR	• PSUs	Ensures that long-term compensation payouts are aligned with our shareholders’ experience of investing in our stock relative to other companies

Compensation Elements

Core Compensation Elements

The IMAX executive compensation program consists of three core elements. Depending on an individual’s role, the individual may be eligible to participate in other plans either in addition to or instead of one or more of the elements detailed below.

Element	Purpose	Key Features
Base Salary	Compensate for services during the year Provide a base level of income and cash flow Take into consideration the competition for top talent in the industry

•Specified within an NEO’s employment agreement and/or reviewed and amended during the Company’s annual review period. In all cases, the Compensation Committee reviews and approves all NEO base salaries

•Takes account of a number of factors including:

▪the role and its associated responsibilities

▪the NEO’s capability, knowledge, skills and experience within the context of the role requirements

▪market data for similar roles

▪actual and relative performance and contributions

▪the overall total compensation for the role

Annual Cash Bonus

Link annual incentive compensation to the achievement of specific performance metrics that are consistent with corporate strategic priorities and objectives

Recognize and reward individual performance and relative contribution, in addition to rewarding Company performance

•No guaranteed bonuses

•Target bonuses specified within an NEO’s employment agreement and range from 60% to 100% of salary (with the exception of Mr. Sparacio)

•CEO bonus capped at two-times salary

•Performance assessment takes account of a combination of Company and individual performance; for NEOs other than the CEO, these are generally weighted equally; for the CEO, quantifiable Company performance accounts for 80% of his performance goals.

•Subject to clawback policy

•Due to the challenging environment of the COVID-19 pandemic, no cash bonuses were paid to NEOs’ for 2020 performance

Long-Term Incentives	Create alignment between NEOs and shareholders Recognize scope of responsibilities Reward demonstrated performance Encourage retention

•Provided through a combination of PSUs and RSUs

•In 2021, PSUs represented 50% of the CEO’s equity mix and 33% of the equity mix for the other NEOs (increased to 50% in 2022)

•Award values specified within an NEO’s employment agreement or determined during the annual performance review and equity grant process and consider performance, total compensation, scope of responsibility, importance of retention, market data and internal relativities

•PSUs vest after three years subject to the achievement of Adjusted EBITDA (60%) and relative TSR vs. the Russell 2000 (40%) conditions

•RSUs vest in equal thirds over three years

•All NEOs have minimum share ownership requirements with the exception of Messrs. McClymont and Sparacio

•Subject to clawback policy

Other Compensation Elements

These three elements are supplemented by additional benefits that include retirement and pension plans, and perquisites.

Element	Purpose	Key Features
Retirement and Pension Plans	Provide for long-term financial security Encourage retention

•All employees are offered the opportunity to participate in a plan, based on their role and country of residence, including defined contribution employee retirement plans under Section 401(k) of the Internal Revenue Code in the United States and Registered Retirement Savings Plans in Canada

•Additionally, the CEO participates in the Supplemental Executive Retirement Plan (“SERP”) and is the beneficiary of an unfunded retiree health benefit plan

Perquisites and Other Benefits	Enable an NEO to focus fully on their role Provide for well‐being and security Contribute to competitive overall pay practice

•Executive supplemental health plan

•Executive wellness program

•Car‐related benefits (company car or car allowance) and the ability to be reimbursed for reasonable car‐related expenses

•For certain NEOs, and outlined in their employment agreement, death in service benefits (lump sum payment under company life insurance policies), premiums on supplemental life insurance policies and reimbursement of qualifying expenses related to tax, financial and estate planning services, charitable giving, business club memberships and incidentals

Target Compensation Mix

The three core elements of an executive officer’s target compensation are assessed separately and in combination relative to the market, typically upon entry into or the renewal of an employment agreement, or in association with a promotion or change in role scope or during the Company’s annual performance review and compensation review process. The Compensation Committee believes that an NEO’s compensation levels and mix should reflect the scope and impact of his or her role in contributing to Company performance. As the scope and impact of an individual role increases, the following principles take hold:

A higher percentage of short-term and long-term compensation should be variable and at risk and based on specific metrics of Company performance, as well as individual performance and contribution.

A higher percentage of total compensation should be long-term in nature, to motivate actions conducive to long-term growth and success aligned to shareholder interests and tied to increasing shareholder value in a sustainable manner.

Equity compensation should increase as a percentage of total compensation, to further align an NEO’s interests with those of our shareholders, encouraging sustainable growth, long-term profits and an ownership mentality.

We annually determine the appropriate level of incentive compensation based on an NEO’s performance, relative contribution and company performance. Other factors we consider in determining the appropriate mix of an NEO’s incentive compensation include the ability of the executive to further corporate business objectives, particularly key strategic and operational initiatives, their management and budgetary responsibility, the importance of retention and his or her level of seniority.

For 2021, the incentive mix was changed to increase the proportion of performance-based equity in the long-term incentive mix of non-CEO NEOs (other than Mr. Sparacio), increasing the proportion of PSUs in the equity mix from 25% to 33%. The non-CEO NEOs’ proportion of PSUs in the equity mix increased to 50% in 2022. This maintains our emphasis on long‐term variable compensation and increases the amount tied to objective three-year performance goals. The Compensation Committee views equity compensation in aggregate as an important way of aligning NEOs to our long‐term growth and success, through exposure to our stock price performance generally and, in the case of PSUs, our EBITDA and relative TSR performance.

CEO (1)	Other NEOs (2)

(1)	Reflects target compensation mix for 2021 – comprises base salary, target annual bonus and target equity awards; excludes the one-time bridging awards granted in 2021 for 2020 performance.
(2)

Average mix for Ms. Colligan, Mr. Lister, and Mr. Welton. Reflects target compensation mix for 2021 - comprises base salary (converted at the annual average exchange rate for Mr. Welton), target annual bonus and target equity awards; excludes the one‐time bridging awards granted in 2021 for 2020 performance and Mr. McClymont, whose 2021 equity awards were forfeited upon his departure, and Mr. Sparacio.

Good Governance Policies and Practices

There are several policies and practices that the Compensation Committee has approved or avoided, to reflect the best interests of our shareholders and take account of the high governance standards to which we hold ourselves accountable. These are summarized below.

What We Do	What We Avoid
✓ Link executive pay to IMAX performance and shareholder interests through our annual and long-term incentive plans	No single-trigger change-in-control provisions for long-term incentive awards
✓ Balance short- and long-term incentives, cash and equity, and fixed and variable pay appropriately	No evergreen share reserves
✓ Deliver the majority of target compensation based on direct and/or indirect (stock price exposure) performance	No hedging or pledging of equity holdings
✓ Deliver long-term equity compensation in a combination of time-based RSUs and performance-based PSUs, with increasing use of PSUs	No re-pricing of underwater stock options without shareholder approval
✓ Use performance metrics that clearly align with our business strategy and key strategic drivers	No tax gross-ups on perquisites
✓ Compare compensation and performance to a relevant group of comparator companies	No 280G excise tax gross-ups
✓ Conduct an annual “Say-on-Pay” vote	No guaranteed bonuses
✓ Require NEOs, a broader group of our executives, and outside directors to meet designated share ownership requirements
✓ Maintain a clawback policy and clawback provisions in employment and incentive agreements to provide the ability to recoup unearned incentive compensation
✓ Provide only limited and reasonable perquisites
✓ Engage an outside independent compensation consultant

Executive Compensation Processes

Compensation Committee Oversight

The Compensation Committee is comprised solely of independent directors who, at the end of 2021, were Darren Throop (Chair), Kevin Douglas and Dana Settle.

Details of the Compensation Committee’s duties are summarized in “Corporate Governance” on page 66 and are fully documented in the Compensation Committee’s written charter which can be found on the Company’s corporate website – www.imax.com.

The overarching purposes of the Compensation Committee are to discharge the responsibilities of the Board relating to the compensation of the Company’s executive officers and to administer the Company’s Management Bonus Plan and long-term incentive plans. Specifically, the Compensation Committee:

•	prepares and approves the compensation package of the CEO;
•	reviews and approves corporate factors relevant to the compensation of the CEO and evaluates the performance of the CEO against these factors;
•	reviews all new employment, consulting, retirement and severance arrangements for the CEO;
•	reviews and discusses shareholder and/or proxy advisor feedback relating to compensation matters;

•	reviews and approves annually the components and the amount of compensation paid to potential NEOs;
•	evaluates and makes recommendations to the Board of Directors regarding our equity-based and incentive compensation plans, policies and programs;
•	performs the functions required of it under the Company’s equity incentive plans, such as the granting of awards;
•	publishes disclosure required by regulations including the annual Compensation Committee Report to shareholders on the Company’s executive compensation policies and programs;
•	periodically assesses the adequacy of the Compensation Committee Charter and recommends changes to the Board;
•	conducts a review and evaluation of the Compensation Committee’s operating effectiveness and reports to the Board the results of the evaluation; and
•	reviews this CD&A and recommends to the Board of Directors its inclusion in this Circular.

Role of Outside Consultants

As set out in its Charter, the Compensation Committee has the authority to retain outside consultants to provide independent advice to the Compensation Committee.

In 2021, the Compensation Committee retained Willis Towers Watson (“WTW”) as its independent compensation consultant. WTW reported directly to the Compensation Committee and participated in discussions related to executive compensation as requested during the year. The Compensation Committee considers and incorporates the analysis and advice from WTW as well as support and insight from management when making decisions. Other nominal services were provided to management during the year related to drafting the CD&A and CEO pay ratio disclosure, the cost of which did not exceed $120,000. While pre-approval by the Compensation Committee is not required to authorize such services for management, the Compensation Committee was made aware at the outset of the services WTW provided to management. In considering WTW independence, the Compensation Committee reviewed several factors relating to WTW and the individuals providing services to us and the Compensation Committee. Based on a review of these factors, including those required by the SEC and NYSE, the Compensation Committee determined that (i) WTW is independent and (ii) WTW’s engagement presents no conflicts of interest.

In 2021, Mercer (Canada) Inc. (“Mercer”) and Exequity, LLP (“Exequity”), independent executive compensation consulting firms, provided the Company with advice on executive compensation programs and potential changes to our compensation program as compared to market practice. Each of Mercer’s and Exequity’s aggregate fees for such services did not exceed $120,000. Mercer and Exequity did not provide any services to the Compensation Committee in 2021.

Role of Management

The Compensation Committee is accountable for any changes in compensation or employment terms for the CEO, who is not included in any committee discussions or decisions regarding changes to his own compensation.

The Board of Directors has determined that to best align executive compensation with our shareholders’ interests and the Company’s business strategy, the CEO should make recommendations to the Compensation Committee with respect to the compensation of the other NEOs, given his familiarity with day-to-day operations and insight into executive performance. Accordingly, for the other NEOs, recommendations are made by the CEO and subsequently reviewed and approved by the Compensation Committee.

Each year, the CEO reviews the performance of each of the senior executives, in consultation with the Chief People Officer and other supervising executives as appropriate, and makes recommendations on all elements of compensation, except for those components of compensation already set out in an NEO’s employment agreement. In such situations, the CEO makes recommendations on the relevant elements of compensation at the time the employment agreement is being negotiated.

Evaluating Compensation

In evaluating the compensation for an NEO, the Compensation Committee or the CEO, as applicable, considers the following:

•

the individual’s skill set, experience, historical performance and expected future contribution, and the impact, including direct and indirect financial and non-financial costs to the Company if the individual were to depart from employment;

•	actual and relative individual performance and contribution;
•	the level of total compensation for our other senior executives; and
•	general market references in the form of pay information from other companies, published surveys and other public compensation disclosures.

In the case of compensation packages for the NEOs other than the CEO, the Compensation Committee reviews and determines whether to approve the components and amount of compensation recommended by the CEO, and the compensation packages are then implemented by the Company. The Board of Directors or the Compensation Committee must approve all equity award grants to NEOs.

Shareholder Engagement

At our 2021 Annual and Special Meeting of Shareholders, 62.9% of shares cast voted in favor of the “Say-on-Pay” advisory vote on executive compensation. While this was an improvement from the prior year, it indicated an opportunity for further improvement.

The Compensation Committee believes that the more favorable voting outcome in 2021 (relating to the Company’s 2020 executive compensation) reflected a focused, time-intensive effort invested in shareholder engagement in 2018 and 2019, which led to a comprehensive overhaul of our executive compensation program that went into effect in 2020. As part of our ongoing evaluation of our corporate and compensation practices, management engaged in additional shareholder outreach in 2021 and, even more robustly, early 2022. The intent and design of this outreach was to provide our major shareholders with an opportunity to connect directly with our management to provide feedback on any of the matters contained in our Proxy Circular, and to provide us with an opportunity to hear the views of our shareholders on our current approach to executive compensation and ESG matters. In preparation for the shareholder engagement meetings, management reviewed the feedback from previous shareholder engagement efforts and feedback collected by IMAX’s Investor Relations team as part of ongoing broader engagement activities.

In connection with our shareholder outreach in 2021 and 2022, we contacted the holders of approximately 50% and 55%, respectively, of our outstanding shares, and engaged in active discussions with investors who requested meetings, representing approximately 30% and 44%, respectively, of our outstanding shares. Through the course of conducting these meetings, we received a range of helpful and insightful responses and feedback, including the following:

•	unanimous strong support for the changes made to the Company’s executive compensation program in response to previous shareholder engagement efforts, which includes, among other things:
o	the adoption of PSUs with three-year long-term performance goals for all NEOs; and
o	amending the CEO’s employment agreement to include, among other things:
▪	quantifiable metrics to determine 80% of the annual cash bonus for the CEO; and
▪	an equal annual granting and vesting of RSUs instead of a front-loaded grant;
•	agreement with the Company’s selection of companies for its compensation comparator group analysis of the CEO’s compensation within the peer group;
•	appreciation of the Company’s ongoing Board refreshment efforts and improvement in diversity on the Board of Directors and in senior management; and
•	recognition of the value of the Company’s adoption of a formal ESG framework and related initiatives and agreement with the Company’s direction on social and governance matters.

Shareholders generally noted that our executive compensation program aligned with their expectations. The Compensation Committee and management found management’s conversations with shareholders to be extremely constructive and plan to continue robust dialogues with shareholders in the future.

Use of Market Data

From time to time the Compensation Committee undertakes a review of the companies that are used to provide insight into market competitive compensation levels and practices, with the particular focus on the compensation of our CEO. Defining a relevant compensation peer group has proved challenging, given our diversified and unique business, history of innovative technology and product offerings, broad success in the worldwide entertainment market (with heavy focus on Hollywood motion picture entertainment) and the highly global nature of our employee base and operations. The Company’s strategic plan is increasingly connected to and reliant upon the evolution of digital entertainment media, and it competes for talented leaders with vision and experience in this highly competitive arena. This complexity is magnified by the fact that our subsidiary, IMAX China Holding, Inc. (“IMAX China”), is publicly traded on the Hong Kong Stock Exchange, which results in an additional shareholder base, an additional regulatory framework, and a very distinct market (China) in which to do business.

Compensation Comparator Group

The Compensation Committee, with input from WTW, has developed several guiding principles that can be used to objectively assess potential comparators based on characteristics that are relevant to IMAX.

Industry representation and operations related to entertainment and technology

IMAX is an entertainment technology company, with a strong focus on Hollywood motion picture entertainment, and an increasing focus on live events and experiences. We require talent with experience in these areas, and we need to ensure we are competitive with other companies operating in these spaces.

Relationships and experience with major motion picture studios and media companies

We require talent that brings the benefit of network and relationships within the motion picture and broader digital media industries to IMAX, along with experience of working in brand-focused businesses, to contribute to our success.

Financial indicators within an appropriate range for market comparisons

We recognize that where possible, our comparator group should include companies of a generally similar size to IMAX, using financial indicators that provide a meaningful and consistent means of assessing size.

Global geographic footprints with exposure to growth markets outside North America	With IMAX China and the global nature of our operations, we require executives that have experience in multi-national companies, ideally including China.

The peer group is reviewed each year but has remained consistent since October 2018 (other than as noted below) and comprises the following 12 companies.

Ambarella, Inc.	Dolby Laboratories, Inc.	The Marcus Corporation
Avid Technology, Inc.	Glu Mobile Inc.(1)	TiVo Corporation (2)
Cinemark Holdings, Inc.	Harmonic, Inc.	World Wresting Entertainment, Inc.
Cineplex, Inc.	Lions Gate Entertainment Corp.	Zynga Inc.
(1)	Glu Mobile Inc. was acquired by Electronic Arts Inc. in August 2021. It was excluded from our compensation analysis this year.
(2)	TiVo merged with Xperi Holding Corporation in 2020. It was excluded from our compensation analysis this year.

When data for the Comparator Group are insufficient or inappropriate for the purpose of market comparisons, due to the limited number of roles for which data is publicly disclosed, alternative references such as survey data are considered instead. The Compensation Committee reviews data for similarly situated roles when assessing and setting target total direct compensation for the NEOs. While comparator group and survey data are both useful tools in assessing compensation, it must ultimately be evaluated using sound business judgment based on specific knowledge of IMAX and its leaders. As such, both target and actual total direct compensation will depend on a variety of factors in addition to market data, including individual and Company performance, critical skills and capabilities, relative contribution, and retention.

Relative TSR Comparator Group

In assessing relative TSR performance in respect of the PSU awards, comparisons are made to the Russell 2000, a broad market index of which IMAX is a constituent. The Compensation Committee reviews the relative TSR comparator group on a periodic basis to ensure that the comparator group fairly reflects shareholder feedback and the Company’s performance and to provide a competitive compensation package to the Company’s executives and employees.

Managing Compensation Risk

The Compensation Committee has determined, based on an assessment of the Company’s executive compensation programs completed by management, that our compensation policies and programs do not give rise to inappropriate risk taking or risks that are reasonably likely to have a material adverse effect on the Company. Central to that assessment is the fact that our compensation plans balance short-term and long-term incentives with the use of both cash and equity. This exposure to variable pay and the long-term sustainability of our stock price aligns our NEOs’ interests with those of our shareholders.

In addition, there are a number of additional policies that have been implemented with a view to further mitigating risks that may arise.

Share Ownership Guidelines

•Requires individuals to accumulate a significant ownership stake in IMAX so they are incentivized to maximize sustainable long-term returns for our shareholders

•Applies to the CEO, other NEOs, other executives and members of the Board of Directors

•Four-year time horizon to achieve ownership requirement, with annual milestones of 25% of the guideline

•If an individual does not achieve the ownership guideline within the required time frame, the Company retains the ability to require 100% retention of awards granted under the equity programs or a reduction in incentive awards

Compliance with the Share Ownership Guidelines is assessed annually on April 1 based on a two-year average stock price. As at April 1, 2022, each NEO subject to the Share Ownership Guidelines continued to meet their respective share ownership requirement, either through full compliance or by progressing toward their increased guideline following a promotion. Messrs. McClymont and Sparacio are not subject to the 2022 Share Ownership Guideline given the resignation and interim nature of the service, respectively.

Name (1)	Guideline (% salary)	Current Ownership (% of salary)
Richard L Gelfond	500%	883%
Megan Colligan	100%	166%	(2)
Robert D. Lister	100%	276%
Mark Welton	100%	229%
(1)	Messrs. McClymont and Sparacio are not included in this table as they were not subject to the Share Ownership Guidelines as of April 1, 2022.
(2)

Ms. Colligan became subject to the Share Ownership Guidelines in 2019 and is currently required to hold 75% of her salary in the equivalent of shares. She will be required to hold 100% of her salary in the equivalent of shares effective February 19, 2023.

Clawback Policy

•The Gelfond Agreement (as defined below) contains provisions that allows the Company to clawback awards of cash and equity incentive payments in the case of no-fault or at-fault restatements

•The Company’s Clawback Policy, which applies to all other executive officers, allows the Company to clawback awards of cash and equity payments in the case of restatements of financial statements due to the gross negligence of or any willful act or omission of an executive officer of the Company

•Ability to seek recoupment is subject to the applicable laws, rules or regulations and Company policy

~~•~~The Clawback Policy is publicly available on the “Governance” page of the Company’s Investor Relations website

Hedging and Pledging

•Pursuant to our Policy and Procedure on Insider Trading, executive officers, directors, employees and others subject to the policy are prohibited from hedging and pledging

•Hedging includes trading in publicly-traded options, puts, calls or other derivative instruments that are designed to hedge or offset decreases and increases in the value of Company securities, including, without limitation, prepaid variable forward contracts, equity swaps, collars and exchange funds

~~•~~Pledging includes pledging Company securities as collateral for a loan, including through the use of margin accounts with a broker

Pay and Performance in 2021

Base Salary

NEOs’ base salaries are set out in their employment agreements, where applicable. The following base salaries were in place during 2021 (and all remained unchanged from 2020).

Name	Currency	2020 Salary	2021 Salary	Change
Richard L. Gelfond	USD	1,200,000	1,200,000	0%
Patrick McClymont (1)	USD	750,000	750,000	0%
Joseph Sparacio (2)	USD	-	500,000	-
Megan Colligan	USD	1,030,000	1,030,000	0%
Robert D. Lister	USD	738,450	738,450	0%
Mark Welton (3)	CAD	750,750	750,750	0%
(1)

Mr. McClymont resigned as Executive Vice President and Chief Financial Officer effective May 14, 2021. During his tenure in 2021, his base salary was $750,000. He received no annual incentive in respect of 2021 performance and all outstanding equity awards were forfeited upon the conclusion of his employment with the Company.

(2)	Mr. Sparacio was appointed as Interim Chief Financial Officer effective June 1, 2021.
(3)	Mr. Welton’s salary increased from $715,000 to $750,750 pursuant to his employment memorandum dated September 11, 2020. Mr. Welton is paid in Canadian dollars.

Annual Cash Bonus Awards

In determining the annual cash bonus, the Compensation Committee assesses a combination of each NEOs’ performance and Company performance and the level of compensation that performance would deliver based on a pre-established target bonus opportunity. The 2021 target bonus as a percentage of base salary for Mr. Gelfond is 100%, for Ms. Colligan is 100%, for Mr. Lister 60%, and for Mr. Welton is 70%. Mr. Gelfond has a maximum amount of bonus pursuant to his employment agreement, which is 200% of his salary. Messrs. Sparacio and McClymont did not receive any cash bonus in respect of 2021 fiscal year.

CEO Performance Assessment

The CEO’s annual cash bonus is assessed based on two elements: (i) a formulaic component based on a scorecard of financial and operational metrics weighted at 80%, and (ii) a discretionary component based on an assessment by the Compensation Committee of key strategic achievements during the year weighted at 20%. In respect of the formulaic component, threshold performance equates to a payout of 50% of the weighted target bonus, target performance equates to a payout of 100% of the weighted target bonus, and maximum performance equates to a payout of 200% of weighted target bonus. Straight-line interpolation is used to calculate payouts between threshold and target, and target and maximum.

Formulaic Component (80%)

Performance Metric (1)	Weight (2)	Threshold	Target	Maximum	Actual Achievements	Actual % of Target	Payout
Adj. EBITDA	25%	$14.0M	$16.5M	$19.8M	$68.6M	415.8%	200%
Free Cash Flow	10%	$16.0M	$17.8M	$21.4M	$6.1M	34.3%	0%
Liquidity	25%	$284.6M	$334.8M	$401.8M	$515.9M	154.1%	200%
Signings	10%	36	72	86	36	50.0%	50%
Global Box Office	10%	$377.7M	$444.3M	$555.4M	$638.2M	143.6%	200%
(1)

Each year, the Compensation See “Non-GAAP Financial Measures” on page 72 for a reconciliation of all non-GAAP measurements to the most directly comparable U.S. GAAP measure and a description of how the non-GAAP numbers are calculated from our audited financial statements.

(2)	Together with the discretionary bonus of 20%, these components make up 100% of the CEO’s annual cash bonus award.

Committee reviews the performance metrics used in the scorecard to ensure such metrics align with the Company’s current financial and strategic goals. The performance metrics are determined in connection with the Company’s budget and projections for the applicable year. In response to the COVID-19 pandemic, the Compensation Committee determined that liquidity and balance sheet protection were primary financial focuses for 2021 and, consequently, included liquidity as one of the performance metrics in the scorecard. In 2021, the CEO’s performance based on the above scorecard resulted in an achievement of 156.3% of target in respect of the formulaic component, or 125.0% of the overall target bonus.

Discretionary Component (20%)

The Compensation Committee believes it is important to also look at the CEO’s individual performance to incentivize and reward efforts in areas that are not necessarily quantifiable yet nonetheless important to our continued success. Areas considered generally reflect key strategic achievements during the year that are leading indicators of our future performance. In reviewing the CEO’s individual performance in 2021, the Compensation Committee noted the following:

•	Central and vocal leadership role in the industry’s recovery from the COVID-19 pandemic and in aligning multiple industry interests while advocating for the IMAX brand;
•	The successful leveraging of close relationships with key industry executives to strategically position IMAX and to protect our partnerships and film slates to maximize profitability;
•	Milestone achievements in new initiatives, with IMAX Live delivering a series of well-received live events to a 50+ theater network in Q4 and the launch of IMAX Enhanced on Disney+ in November;
•	The success of local language films, resulting in a record of $181 million in foreign box office;
•	The successful attraction and integration of senior talent, critical to our future success;
•	An increase in IMAX DNA, another key strategic focal point, with at least ten films on the 2022 slate filmed with IMAX cameras;
•	Smooth transition from a heavily furloughed workforce to successful global re-onboarding as the pandemic receded in key markets; and
•	Robust investor engagement to foster confidence in enterprise value during a year of extreme volatility.

In light of these achievements, the Compensation Committee scored the CEO 166.7% of target in respect of the discretionary component, or 33.3% of the overall target bonus.

This resulted in the Compensation Committee approving a total cash bonus for the CEO of $1,900,000 (158.3% of target) for 2021.

Other NEOs’ Performance Assessment

In 2021, the performance of the other NEOs who received annual cash bonuses was assessed based on (i) 50% on the Company’s achievement of corporate objectives identified as meaningful with respect to the scope of position of the particular NEO (the “Company-side”) and (ii) 50% on a qualitative evaluation of individual performance. Commencing in 2022, the Company plans to structure the other NEOs’ Company-side scorecards to mirror the CEO’s formulaic component scorecard in order to increase alignment across NEO compensation. In 2021, other NEOs received 100% of the Company-side based on the Company’s achievements summarized in “Performance in 2021” on page 25, and highlighted by the consistent momentum of IMAX’s business throughout 2021, resulting in key performance metrics in line with, or even exceeding, pre-pandemic levels. In assessing individual performance of other NEOS, the Compensation Committee considered the following:

Name	2021 Key Achievement
Megan Colligan

•Strategic leadership role in the efforts to diversify our creative partnerships that drove our highest grossing year ever for local language films.

•Provided strategic leadership in the launch of new initiatives, particularly around IMAX Live, which delivered a series of well-received events in the fourth quarter.

•Central leadership role in increased IMAX DNA and advances in the IMAX camera program.

Robert D. Lister

•Oversaw and led high-level business and financial deals that had a material impact on the organizational success for 2022.

•Helped lead and oversee the internal operations both during the most challenging periods of the pandemic, when new work protocols were designed and adopted, and during the recovery phase when our workforce was transitioned back to full-time.

Mark Welton

•Lead and managed the end of production of our Xenon projectors as part of our transition to an all-Laser product line, and expanded our Laser product suite.

•Supported successful partner negotiations that benefit the long-term IMAX technology strategy.

•Successfully maintained exhibitor relationship through the industry recovery that included contract negotiations and technology installs during challenging COVID-19 closures.

2021 Annual Cash Bonus Outcomes

The NEO’s performance in 2021 resulted in the Compensation Committee approving the following annual bonus payments in respect of 2021:

Name	Currency	Target Bonus (% of salary)	Target Bonus ($)	Actual Bonus ($)	Actual Bonus (% of target) (1)
Richard L. Gelfond	USD	100%	$1,200,000	$1,900,000.00	158%
Patrick McClymont (2)	USD	—	—	—	—
Joseph Sparacio (3)	USD	—	—	—	—
Megan Colligan	USD	100%	$1,030,000	$1,100,000.00	107%
Robert D. Lister	USD	60%	$443,070	$500,000.00	113%
Mark Welton (4)	USD	70%	$414,517	$500,000.00	121%
(1)	Expressed relative to eligible earnings for the year.
(2)	Mr. McClymont resigned as Executive Vice President and Chief Financial Officer effective May 14, 2021 and was not entitled to annual cash bonus with respect to 2021 performance.
(3)

Mr. Sparacio was appointed as Interim Chief Financial Officer in June 1, 2021. Reflecting the interim nature of his role, he did not receive an annual cash bonus with respect to 2021 performance. Mr. Sparacio will conclude his role as Interim Chief Financial Officer on April 30, 2022.

(4)	Mr. Welton’s annual cash bonus is paid in Canadian dollars. An exchange rate of US$1.00=Cdn$1.2678 has been applied to convert such amounts from Canadian dollars to U.S. dollars.

As previously disclosed in the 2021 proxy statement, in light of the impact of COVID-19 in general, and specifically the Company’s focus on cash containment, the NEOs did not receive any annual cash incentive for 2020 performance. Instead, executives, who performed strongly in managing the Company through the challenges of the pandemic, received one-time bridging awards in the form of RSUs ranging in value from 33% (in the case of the CEO) to 56% of salary. Please see section titled “One-Time Bridging Awards approved in 2021 for 2020 performance” for more information.

Long-Term Incentives in 2021

Long-term incentive awards provide a direct alignment of interests with our shareholders given the exposure to movements in IMAX’s stock price over a multi-year period. Such awards additionally recognize the scope of a role’s responsibility, rewards demonstrated performance, and encourages retention of talent and continuity in executive leadership. The level of value ultimately realized will largely reflect their successful execution of our strategy and ability to deliver long-term sustainable growth.

In 2021, NEOs received long-term incentives in the form of two types of equity-based awards that enable the Compensation Committee to achieve a combination of objectives.

•	PSUs enable the Compensation Committee to incentivize and reward performance over a multi-year period, with the level of payout directly contingent on the performance delivered; and
•	RSUs help retain senior leaders, whose experience and contributions are critical to the successful execution of our strategy.

Being equity-based, both RSUs and PSUs have an inherent connection to the Company’s stock price performance and the direct interests of our shareholders. The Compensation Committee approves all long-term incentive awards to NEOs. In 2021, the CEO’s long-term incentive awards were granted on January 4, 2021 pursuant to the Gelfond Agreement. All other NEOs’ (other than Mr. Sparacio) long-term incentive awards were granted on March 7, 2021 in connection with their participation in the annual equity grant process as appropriate. See “2021 Summary Compensation Table” on page 46 for additional information on the NEOs’ 2021 long-term incentive awards. All NEOs who are current employees (other than Mr. Sparacio) are subject to Share Ownership Guidelines as discussed in further detail above. In determining the award values the Compensation Committee considers several factors:

Individual performance	Company performance	Role scope and responsibility	Salary	Internal relativities	Market Data and Practices	Equity availability

The key features of the awards made in 2021 were as follows:

PSUs

•A PSU represents a contingent right to receive one Common Share of IMAX

•Represents 50% of the target award value for the CEO, and 33% of the target award value for the other NEOs, an increase from 25% in 2020 (this became 50% for all NEOs in 2022)

•Award determined by dividing the target value by the fair market value on the date of grant, which for the relative TSR component is based on a Monte Carlo valuation

•Subject to average annual Adjusted EBITDA growth (60%) performance condition and relative TSR vs. the Russell 2000 (40%) performance and market condition

~~•~~Performance is measured over three years starting on January 1 in the year of grant

RSUs

•An RSU represents a contingent right to receive one Common Share of IMAX

•Represents 50% of the target award value for the CEO, and 67% of the target award value for the other NEOs (this became 50% for all NEOs in 2022)

•Award determined by dividing the target value by the fair market value on the date of grant

~~•~~Awards vest in three tranches on the first (33%), second (33%) and third (34%) anniversary of the date of grant

In 2021, the following awards were granted to NEOs. The size and mix of annual equity grants are determined in the relevant provision of each NEO’s employment agreement as guided by the factors above.

Name	Target Grant Value ($)	Total Actual Grant Date Value ($)	2021 PSU Award (#)	2021 PSU Award Grant Date Value ($)	2021 RSU Award (#)	2021 RSU Award Grant Date Value ($)
Richard L. Gelfond	5,500,000	5,499,990	148,178	2,749,990	156,250	2,750,000
Patrick McClymont (1)	1,450,000	1,449,955	20,272	478,461	44,199	971,494
Joseph Sparacio	650,000	649,980	-	-	29,761	649,980
Megan Colligan	1,500,000	1,499,974	20,972	494,982	45,723	1,004,992
Robert D. Lister	1,450,000	1,449,955	20,272	478,461	44,199	971,494
Mark Welton	1,450,000	1,449,977	20,272	478,461	44,200	971,516
(1)	In connection with his resignation, Mr. McClymont forfeited all of the RSU and PSU awards granted in 2021.

The 2021 PSU awards were granted subject to the following stretching performance goals established in 2020 for use with PSU awards. Despite being approved prior to the onset of COVID-19 and exceeding market typical performance standards, no adjustments have been made to the stretching performance goals in 2021.

Average Annual Adjusted EBITDA Growth Over the Performance Period	PSU Vesting (% of Target)	Relative TSR Percentile Rank vs. Russell 2000 Over the Performance Period	PSU Vesting (% of Target)
<5.0%	0%	< 40th	0%
5.0%	50%	40th	37.5%
10.0%	75%	50th	50%
12.5%	100%	60th	75%
15.0%	125%	70 th	100%
17.5%	150%	80th	125%
≥20.0%	175%	≥90th	175%

Additional information regarding the treatment on termination can be found in “Potential Payments upon Termination or Change-in-Control” on page 52, which provides details of the NEOs’ employment and change-in-control agreements.

One-Time Bridging Awards approved in 2021 for 2020 performance

As disclosed last year, the Compensation Committee, in March 2021, approved one-time bridging awards to select key employees, including our NEOs based on the performance in 2020. These awards were intended to retain individuals through a period of uncertainty related to the pandemic (during which time the Company was focused on cash containment), and to drive the continued commitment and engagement required for the Company to be successful as markets recovered. These bridging awards were made in the first quarter of 2021, as part of the regular long-term incentive grant for the CEO and other NEOs, and are included in the 2021 Summary Compensation Table. In approving the awards the Compensation Committee, working closely with Mr. Gelfond, took into account the retention value of each NEO’s current holdings, the fact that none of our NEOs received any annual cash bonuses for 2020 performance, the lapsing of underwater stock options, the maintenance of stretching PSU goals, and the strong performance of those who managed the Company through the pandemic. For and the maintenance of stretching PSU goals. For NEOs, these awards took the form of RSUs which will vest in two equal tranches on the first and second anniversaries of the date of grant. Because these bridging awards were made in the first quarter of 2021, the awards are reflected in the Summary Compensation Table, which reflects equity awards granted in 2021, notwithstanding the fact that they were based on 2020 performance.

Name	Bridging Award Grant Value ($)	Bridging Award Grant Value (% of Base Salary)
Richard L. Gelfond	400,000	33%
Patrick McClymont (1)	420,000	56%
Megan Colligan	339,900	33%
Robert D. Lister	310,149	42%
Mark Welton	300,725	54%

(1)  In connection with his resignation, Mr. McClymont forfeited all of the RSU and PSU awards granted in 2021, including the one-time bridging award.

Executive changes in 2021

Mr. McClymont resigned as IMAX’s Executive Vice President and Chief Financial Officer effective May 14, 2021. As a result of his resignation Mr. McClymont was not eligible to receive an annual bonus payment in respect of 2021 and all outstanding unvested equity awards were forfeited in full.

The Company appointed Mr. Sparacio as Interim Chief Financial Officer effective June 1, 2021. Given the nature of his role the Committee approved a compensation package that simply comprised of a base salary set at $500,000, 33% lower than Mr. McClymont’s salary, and a one-time RSU award of $650,000. The RSU award vested in full on December 31, 2021. In recognition of the extension of his services, Mr. Sparacio received an additional one-time RSU award of $100,000 granted on March 7, 2022. The RSU award will vest in full upon the successful completion of his extended term as interim CFO on April 30, 2022. The Board of Directors appointed Natasha Fernandes as Chief Financial Officer effective May 1, 2022.

Other Elements of Compensation

Retirement and Pension Plans

All employees are offered the opportunity to participate in at least one capital accumulation plan, to aid them in preparation for their future retirement. The exact nature of the plans offered for which an employee is eligible, including our NEOs, varies based on both their country of residence and level of seniority.

Retirement Plans

•Available to eligible employees, which we believe allows our employees to benefit from tax-advantaged savings plans and is part of providing a competitive compensation package to retain talent

•Defined contribution employee retirement plans in various jurisdictions, including under Section 401(k) of the U.S. Internal Revenue Code (the “401(k) Plan”) and Registered Retirement Savings Plans in Canada

•Contributions are made to the plan based on a fixed percentage of each employee’s earnings

•NEOs participate on terms consistent with all other eligible employees

Arrangements for our CEO

•The Company provides supplemental benefits for the CEO, which we believe is a way to help retain our CEO by contributing to a competitive overall compensation package

•SERP

oUnfunded defined benefit arrangement

oThe value of the SERP is fixed at the amount of $20.3 million pursuant to the Gelfond Agreement

oBenefits are 100% vested such that in the event of employment termination, other than for cause (as defined in the Gelfond Agreement), our CEO is entitled to receive the benefits as a lump sum

•Unfunded Retiree Medical Benefit Plan

oCovers Mr. Gelfond and his eligible dependents

oProvides that the Company will maintain retiree health benefits until Mr. Gelfond becomes eligible for Medicare

oThereafter, the Company will provide Medicare supplemental coverage, as selected by Mr. Gelfond. If such supplemental coverage is not permitted, Mr. Gelfond will be entitled to an annual cash payment equal to the value of such coverage

oMr. Gelfond is fully vested in this plan

For more information on the SERP and the retiree medical benefit plan, please see “2021 Pension Benefits” on page 51.

Other Benefits

We periodically review the levels of personal benefits and perquisites provided to the NEOs to ensure competitiveness and value to the employees and to promote their health and wellness. The benefits provided are intended to be market competitive, with the goal of ensuring that our senior executives are focused on their health and well-being which we hope will better enable them to discharge their duties and effectively focus on their contributions to IMAX.

The supplemental health plan and executive wellness allowance exist to ensure that our medical benefits remain competitive in the market, and to ensure that our most senior executives are focused on health and well-being.

•

Executive Supplemental Health Plan: This plan, which covers certain of our senior executives located in the United States including our NEOs, provides expanded coverage and reimbursement of services not covered by our medical, dental and vision plans.

•	Executive Wellness Allowance: Certain senior executives, including all of our NEOs, can submit for reimbursement up to $2,500 in qualifying wellness costs each year.
•	Car Benefits: Certain senior executives are provided either with use of Company car or a car allowance, along with the opportunity to submit reasonable car-related expenses for reimbursement.
•

Death-in-Service Benefit: Certain senior executives are entitled to receive a cash death benefit through our life insurance policies. In the event of the executive’s death prior to actual retirement at age 65, the executive’s designated beneficiaries would be entitled to receive a lump sum payment amount equal to two times the executive’s base salary, subject to prescribed maximums. In addition to our broader policy covering all executives, we have agreed to reimburse Mr. Gelfond for the costs of premiums associated with additional life insurance policies.

•

Reimbursement of Qualifying Expenses: Certain senior executives are eligible to submit for reimbursement qualifying expenses related to tax, financial and estate planning services, charitable giving, as well as business club memberships and incidentals.

Additional Information

Employment and Change-In-Control Agreements

Currently, we have written employment agreements or offer letters with all our NEOs, which are described in detail below in “Potential Payments upon Termination or Change-in-Control” on page 52. We believe that these agreements are critical to attract and retain talent and to motivate and properly incentivize our NEOs, while still allowing the Compensation Committee and the CEO requisite discretion to determine overall compensation in a given year. These employment agreements specify details of the approach to salary, bonus, equity awards, and restrictive covenants surrounding executive officer employment, including non-competition and non-solicitation provisions. Generally, the agreements are established at the time of hire and are amended from time to time to extend or modify the terms of employment, including to reflect compensation decisions resulting from a promotion or other change in job responsibility.

With the exception of Mr. Sparacio’s agreement, each NEO’s employment arrangement requires that we make certain payments to the relevant NEO in the event of a termination of employment for various reasons, including, upon a change-in-control of the Company. The provisions are designed to promote stability and continuity of senior management in the event of a transaction involving a change-in-control. Our severance and change-in-control benefits were determined on the basis of market practices to provide this stability as well as competitive overall compensation packages to the NEOs. No NEO has a “single-trigger” change-in-control benefit; all such provisions require a qualifying termination of employment following a change-in-control event.

Mr. Gelfond’s agreement includes provisions originally negotiated in connection with his and Mr. Wechsler’s acquisition of IMAX in 1994 and modified in 2006. They provide the CEO with the opportunity to earn two payments on a change-in-control, based on the value of the Company. (Mr. Wechsler, whose employment as co-CEO was terminated effective April 1, 2009, and who resigned as Chairman of the Company’s Board of Directors, effective June 9, 2021, remains entitled to these payments. See “Compensation of Directors” on page 58.) Rescinding on these agreements and/or renegotiating them at this time could be damaging and costly to all parties. Furthermore, and more importantly, the Compensation Committee continues to believe that these provisions are in shareholders’ interests as they relate to creating sustainable long-term value and retaining the CEO, while not creating undue risk.

For a description of these agreements and terms, please see “Potential Payments upon Termination or Change-in-Control” on page 52.

Tax and Accounting Considerations

To the extent that any compensation paid to the NEOs constitutes a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code, we intend to cause the compensation to comply with the requirements of Section 409A and to avoid the imposition of penalty taxes and interest upon the participant receiving the award.

In determining the form and amount of compensation awarded we look mainly to the compensation principles and objectives outlined above while also giving consideration to the impact of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation – Stock Compensation”.

Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of compensation paid to certain top executives to $1.0 million per taxable year. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), there was an exemption from this $1.0 million deduction limit for compensation payments that qualified as “performance-based” under applicable regulations. In 2017, we modified our annual bonus program to comply with the requirements of Section 162(m), including Compensation Committee approval of metrics and targets at the beginning of the fiscal year. However, the enactment of the Tax Act eliminated the performance-based compensation exemption, except with respect to certain grandfathered arrangements.

COMPENSATION COMMITTEE REPORT

The members of the Compensation Committee hereby state that they have reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2021, with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Circular.

April 27, 2022	Respectfully submitted,

Darren Throop (Chair)
Kevin Douglas Dana Settle

2021 SUMMARY COMPENSATION TABLE

The table below sets forth the compensation earned by the NEOs during the last three completed fiscal years.

Name and Principal Position of Named Executive Officer	Year ended December 31	Salary ($)	Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (1)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value ($)		All Other Compensation ($)		Total ($)
Richard L. Gelfond	2021	1,200,000	-		5,899,985	(2)	-	1,900,000	-	(3)	81,457	(4)	9,081,442
Chief Executive Officer	2020	1,200,000	-	(5)	5,499,962		-	-	163,489		58,988		6,922,439
and Director	2019	1,200,000	1,100,000		-		3,299,997	-	1,377,679		134,227		7,111,903
Patrick McClymont(6)	2021	281,250	-		1,869,949	(7)	-	-	-		33,946	(8)	2,185,145
Former Chief Financial Officer and	2020	725,000	-	(5)	1,449,984		-	-	-		55,820		2,230,804
Executive Vice President	2019	706,250	630,000		1,012,500		337,493	-	-		40,859		2,727,102
Joseph Sparacio(9)	2021	291,667	-	(10)	649,980	(11)	-	-	-		10,652	(12)	952,298
Interim Chief Financial Officer
Megan Colligan	2021	1,030,000	-		1,839,872	(13)	-	1,100,000	-		41,050	(14)	4,010,922
President, IMAX Entertainment and	2020	1,029,222	-	(5)	1,499,999		-	-	-		53,268		2,582,489
and Executive Vice President	2019	842,308	822,466		1,624,991		874,989	-	-		32,915		4,197,669
Robert D. Lister	2021	738,450	-		1,760,093	(15)	-	500,000	-		63,620	(16)	3,062,163
Chief Legal Officer and	2020	737,842	-	(5)	1,399,993		-	-	-		51,171		2,189,006
Senior Executive Vice President	2019	714,654	440,000		1,049,991		349,998	-	-		53,678		2,608,321
Mark Welton (17)	2021	592,168	-		1,750,685	(18)	-	500,000	-		63,473	(19)	2,906,326
President, IMAX Theatres	2020	558,944	-	(5)	1,399,993		-	-	-		39,299		1,998,236
	2019	518,706	420,300		1,049,991		349,993	-	-		43,648		2,382,638
(1)

As required by SEC rules, the “Option Awards” and “Stock Awards” columns in this Summary Compensation Table reflect the aggregate grant date fair values of stock options, PSUs and RSUs, respectively, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (with no reductions for forfeitures). See Note 17(c) of Notes to Consolidated Financial Statements in Item 8 of the 2021 Form 10-K, for the assumptions used to calculate the fair value of the stock options, PSUs and RSUs. Whether, and to what extent, an NEO realizes value with respect to stock option, PSU or RSU awards will depend on our actual operating performance, stock price fluctuations and the NEO’s continued employment.

(2)

This amount represents the grant date fair value of (i) 156,250 RSUs and 148,178 PSUs granted on January 4, 2021 pursuant to the Gelfond Agreement and (ii) 22,727 RSUs granted on January 4, 2021 as one-time bridging award. The RSUs vest and will convert to Common Shares in three installments: 63,446 on January 4, 2022, 63,447 on January 4, 2023 and 52,084 January 4, 2024. At the conclusion of the three-year performance period, the number of PSUs that ultimately vest can range from 0% to a maximum vesting opportunity of 175% of the initial award, depending upon actual performance vs. the established Adjusted EBITDA and TSR targets. Please see “Compensation Discussion and Analysis — Pay and Performance in 2021 — One-Time Bridging Awards approved in 2021 for 2020 performance” for additional information.

(3)

The carrying value of Mr. Gelfond’s pension benefits under the SERP decreased due to changes in actuarial assumptions. The total benefit payable to Mr. Gelfond under the SERP (as defined herein) is fixed at $20.3 million. See Note 23(a) of Notes to Consolidated Financial Statements in Item 8 of the 2021 Form 10-K, for more information related to the SERP.

(4)

This amount reflects: (i) $7,125 for contributions to his 401(k) retirement plan; (ii) $ 15,768 for the supplemental health reimbursement premiums; (iii) $31,881 for allowance for personal automobile use; (iv) $19,764 for memberships, gifts and donations; (v) $2,500 reimbursement under the Executive Wellness Plan and (vi) $4,419 for insurance premiums.

(5)	None of our NEOs earned or received any annual cash bonus payments for 2020 performance. For more information, please see "Annual Cash Bonus Awards" on page 38.
(6)	Mr. McClymont resigned effective May 14, 2021. As a result of his resignation, the actual salary paid to Mr. McClymont’s was less than his expected base salary for a full year of employment.
(7)

This amount represents the grant date fair value of (i) 44,199 RSUs and 20,272 PSUs granted on March 7, 2021 pursuant to the McClymont Agreement and (ii) 19,108 RSUs granted on March 7, 2021 as one-time bridging awards. In connection with his resignation, all of Mr. McClymont’s unvested equity awards, including all of the RSU and PSU awards granted in 2021, were forefeited on May 14, 2021.

(8)

This amount reflects: (i) $6,570 for the supplemental health reimbursement premiums; (ii) $4,733 for the allowance for personal automobile; (iii) $6,610 for contributions to his 401(k) retirement plan; (iv) $13,533 for professional services and memberships; and (v) $2,500 reimbursement under the Executive Wellness Plan.

(9)	Mr. Sparacio was appointed as Interim Chief Financial Officer effective June 1, 2021.
(10)	Given his interim role, Mr. Sparacio was not entitled to any cash bonus for his 2021 performance.
(11)	This amount reflects the grant date fair value of 29,761 RSUs paid as the signing equity grant. The RSUs vested and converted to Common Shares on December 31, 2021.

(12)

This amount reflects: (i) $4,167 for contributions to his 401(k) retirement plan; (ii) $5,677 for the supplemental health reimbursement premiums; (iii) $130 for transportation related expenses; and (iv) $678 for memberships and other incidentals.

(13)

This amount represents the grant date fair value of (i) 45,723 RSUs and 20,972 PSUs granted on March 7, 2021 pursuant to the Colligan Agreement (as defined in this Circular) and (ii) 15,464 RSUs granted on March 7, 2021 as one-time bridging awards. The RSUs vest and will convert to Common Shares in three installments: 22,973 on each of March 7, 2022 and March 7, 2023 and 15,241 on March 7, 2024. At the conclusion of the three-year performance period, the number of PSUs that ultimately vest can range from 0% to a maximum vesting opportunity of 175% of the initial award, depending upon actual performance vs. the established Adjusted EBITDA and TSR targets. Please see “Compensation Discussion and Analysis — Pay and Performance in 2021 — One-Time Bridging Awards approved in 2021 for 2020 performance” for additional information.

(14)

This amount reflects: (i) $15,768 for the supplemental health reimbursement premiums; (ii) $14,420 for the allowance for personal automobile; (iii) $7,125 for contributions to her 401(k) retirement plan and (iv) $3,737 for other incidentals.

(15)

This amount represents the grant date fair value of (i) 44,199 RSUs and 20,272 PSUs granted on March 7, 2021 pursuant to the Lister Agreement and (ii) 14,110 RSUs granted on March 7, 2021 as one-time bridging award. The RSUs vest and will convert to Common Shares in three installments: 21,788 on each of March 7, 2022 and March 7, 2023 and 14,733 on March 7, 2024. At the conclusion of the three-year performance period, the number of PSUs that ultimately vest can range from 0% to a maximum vesting opportunity of 175% of the initial award, depending upon actual performance vs. the established Adjusted EBITDA and TSR targets. Please see “Compensation Discussion and Analysis — Pay and Performance in 2021 — One-Time Bridging Awards approved in 2021 for 2020 performance” for additional information.

(16)

This amount reflects: (i) $15,768 for the supplemental health reimbursement premiums; (ii) $28,306 for allowance for personal automobile use; (iii) $7,125 for contributions to his 401(k) retirement plan; (iv) $4,100 for professional services; (v) $2,500 reimbursement for the Executive Wellness Plan and (vi) $1,621 for other incidentals; (vii) $4,200 for Insurance premiums.

(17)

Mr. Welton’s salary, bonus, non-equity incentive plan compensation and all other compensation are paid in Canadian dollars. An exchange rate of US$1.00= Cdn$1.2678 in 2021 and US$1.00= Cdn$1.3415 in 2020 and 2019 has been applied to convert such amounts from Canadian dollars to U.S. dollars.

(18)

This amount reflects the grant date fair value of (i) 44,200 RSUs and 20,272 PSUs granted on March 7, 2021 pursuant to the Welton Agreement (as defined in this Circular) and (ii) 13,681 RSUs granted on March 7, 2021 as one-time bridging award. The RSUs vest and will convert to Common Shares in three installments: 21,573 on March 7, 2022, 21,574 on March 7, 2023 and 14,734 on March 7, 2024. At the conclusion of the three-year performance period, the number of PSUs that ultimately vest can range from 0% to a maximum vesting opportunity of 175% of the initial award, depending upon actual performance vs. the established Adjusted EBITDA and TSR targets. Please see “Compensation Discussion and Analysis — Pay and Performance in 2021 — One-Time Bridging Awards approved in 2021 for 2020 performance” for additional information.

(19)

This amount reflects: (i) $21,951 for contributions to his retirement plan; (ii)  $17,958 for allowance for personal automobile use; (iii) $11,908 for life insurance payments and professional services; (iv) $1,972 reimbursement for the Executive Wellness Plan; and (v) 9,685 in other incidentals.

The material terms of the NEOs’ employment agreements are described below in “Potential Payments upon Termination or Change-in-Control” and such summaries are qualified in their entirety by the full text of such agreement.

2021 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information relating to grants of PSUs and RSUs made to NEOs during the fiscal year ended December 31, 2021 under any plan, including awards that subsequently have been transferred.

		Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (3)	Maximum (#) (4)	All Other Stock Awards: Number of Shares or Stock or Units (5) (#)		Grant Date Fair Value of PSU/RSU Awards (6) ($)
Richard L. Gelfond		-	1,200,000	2,400,000	-	-	-	-		-
	Jan 4, 2021	-	-	-	-	148,178	259,312	-		2,749,990
	Jan 4, 2021	-	-	-	-	-	-	178,977	(7)	3,149,995
Patrick McClymont (8)		-	600,000	-	-	-	-	-		-
	Mar 7, 2021	-	-	-	-	20,272	35,476	-		478,461
	Mar 7, 2021	-	-	-	-	-	-	63,307		1,391,488
Joseph Sparacio	Jun 1, 2021	-	-	-	-	-	-	29,761	(9)	649,980
		-	-	-	-	-	-	-		-
Megan Colligan		-	1,030,000	-	-	-	-	-		-
	Mar 7, 2021	-	-	-	-	20,972	36,701	-		494,982
	Mar 7, 2021	-	-	-	-	-	-	61,187	(10)	1,344,890
Robert D. Lister		-	$443,070	-	-	-	-	-		-
	Mar 7, 2021	-	-	-	-	20,272	35,476	-		478,461
	Mar 7, 2021	-	-	-	-	-	-	58,309	(11)	1,281,632
Mark Welton		-	CAD 525,525	-	-	-	-	-		-
	Mar 7, 2021	-	-	-	-	20,272	35,476	-		478,461
	Mar 7, 2021	-	-	-	-	-	-	57,881	(12)	1,272,224
(1)

Represents annual cash bonus awards. The Target column reflects the award granted had we achieved all of our 2021 performance measures at target. See “Compensation Discussion and Analysis — Pay and Performance in 2021 — Annual Cash Bonus Awards" on page 38. Mr. Gelfond has a maximum annual bonus opportunity pursuant to his employment agreement of 200% of his salary. Actual payouts are reported in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table."

(2)

Each PSU represents a contingent right to receive one Common Share. The number of PSUs that ultimately vest can range from 0% to a maximum vesting opportunity of 175% of the initial award, depending upon actual performance versus the established Adjusted EBITDA and TSR targets. All PSUs were awarded under the Company’s Long — Term Incentive Plan (the “LTIP”).

(3)	This amount represents the PSUs granted in 2021.
(4)

This amount represents the maximum vestng opportunity available for the PSUs granted in 2021, which will be evaluated at the conclusion of the three-year performance period depending upon actual performance versus the established Adjusted EBITDA and TSR targets.

(5)	Each RSU represents a contingent right to receive one Common Share. All RSUs were awarded under the LTIP.
(6)

This amount represents the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 (with no reductions for expected forfeitures). See Note 17(c) of Notes to Consolidated Financial Statements in Item 8 of the 2021 Form 10-K, for the assumptions used to calculate the fair value of the RSUs and PSUs. Whether, and to what extent, an NEO realizes value with respect to stock option, RSU or PSU awards will depend on our actual operating performance, stock price fluctuations and the NEO’s continued employment.

(7)

These RSUs represent (i) 156,250 RSUs granted on January 4, 2021 pursuant to the Gelfond Agreement and (ii) 22,727 RSUs granted on January 4, 2021 as one-time bridging award. These RSUs vest and will convert to Common Shares in three installments: 63,446 on January 4, 2022, 63,447 on January 4, 2023 and 52,084 January 4, 2024.

(8)	All of Mr. McClymont’s unvested equity awards were forefeited on May 14, 2021.
(9)	These RSUs all vested and were converted to Common Shares on December 31, 2021.
(10)

These RSUs represent (i) 45,723 RSUs granted on March 7, 2021 pursuant to the Colligan Agreement and (ii) ) 15,464 RSUs granted on March 7, 2021 as one-time bridging award. The RSUs vest and will convert to Common Shares in three installments: 22,973 on each of March 7, 2022 and March 7, 2023 and 15,241 on March 7, 2024.

(11)

These RSUs represent (i) 44,199 RSUs granted on March 7, 2021 pursuant to the Lister Agreement and (ii) 14,110 RSUs granted on March 7, 2021 as one-time bridging award. These RSUs vest and will convert to Common Shares in three installments: 21,788 on each of March 7, 2022 and March 7, 2023 and 14,733 on March 7, 2024.

(12)

These RSUs represent (i) 44,200 RSUs granted on March 7, 2021 pursuant to the Welton Agreement and (ii) 13,681 RSUs granted on March 7, 2021 as one-time bridging award. These RSUs vest and will convert to Common Shares in three installments: 21,573 on March 7, 2022, 21,574 on March 7, 2023 and 14,734 on March 7, 2024.

Additional terms and conditions of the PSUs and RSUs granted listed above are described below in “Potential Payments upon Termination or Change-in-Control” and such summaries are qualified in their entirety by the full text of such agreement.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

The following table sets forth information relating to unexercised equity awards for each NEO outstanding as of December 31, 2021.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard L. Gelfond	426,695	—			27.20	February 21, 2024	—		—		—		—
	467,625	—			29.58	January 5, 2025	—		—		—		—
	486,284	—			31.40	June 7, 2026	—		—		—		—
	356,757	—			31.90	January 3, 2027	—		—		—		—
	452,675	—			23.20	January 2, 2028	—		—		—		—
	522,979	—			18.75	January 2, 2029	—		—		—		—
	—	—			—	—	89,431	(1)	1,595,449	(2)	—		—
	—	—			—	—	22,727	(3)	405,450	(2)	—		—
	—	—			—	—	156,250	(4)	2,787,500	(2)	—		—
	—	—			—	—	—		—		53,684	(5)	957,723	(2)
	—	—			—	—	—		—		80,487	(6)	1,435,888	(2)
	—	—			—	—	—		—		54,428	(7)	970,996	(2)
	—	—			—	—	—		—		93,750	(8)	1,672,500	(2)
Patrick McClymont	—	—			—	—	—		—		—		—
Joseph Sparacio	—	—			—	—	—		—		—		—
Megan Colligan	71,385	53,188	(9)		23.36	March 7, 2026	—		—		—		—
	—	—			—	—	7,278	(10)	129,840	(2)	—		—
	—	—			—	—	26,489	(11)	472,564	(2)	—		—
	—	—			—	—	50,539	(12)	901,616	(2)	—		—
	—	—			—	—	45,723	(13)	815,698	(2)	—		—
	—	—			—	—	15,464	(14)	275,878	(2)	—		—
	—	—			—	—	—		—		17,773	(5)	317,070	(2)
	—	—			—	—	—		—		15,162	(6)	270,490	(2)
	—	—			—	—	—		—		7,460	(7)	133,086	(2)
	—	—			—	—	—		—		13,512	(8)	241,054	(2)
Robert D. Lister	62,850	—			33.80	March 7, 2022	—		—		—		—
	54,805	—			31.85	March 7, 2023	—		—		—		—
	39,909	—			32.45	March 7, 2024	—		—		—		—
	41,934	13,976	(15)		20.85	March 7, 2025	—		—		—		—
	25,070	25,073	(16)		22.49	March 7, 2026	—		—		—		—
	—	—			—	—	12,589	(17)	224,588	(2)	—		—
	—	—			—	—	23,345	(18)	416,475	(2)	—		—
	—	—			—	—	47,170	(19)	841,513	(2)	—		—
	—	—			—	—	44,199	(20)	788,510	(2)	—		—
	—	—			—	—	14,110	(21)	251,722	(2)	—		—
	—	—			—	—	—		—		16,588	(5)	295,930	(2)
	—	—			—	—	—		—		14,151	(6)	252,454	(2)
	—	—			—	—	—		—		7,211	(7)	128,644	(2)
	—	—			—	—	—		—		13,061	(8)	233,008	(2)
Mark Welton	21,879				31.85	March 7, 2023	—		—		—		—
	21,020				32.45	March 7, 2024	—		—		—		—
	27,602	11,830		(22)	20.85	March 7, 2025	—		—		—		—
	22,276	27,228		(23)	22.49	March 7, 2026	—		—		—		—
	—	—			—	—	25,679	(24)	458,113	(2)	—		—
	—	—			—	—	47,170	(19)	841,513	(2)	—		—
	—	—			—	—	44,200	(25)	788,528	(2)	—		—
	—	—			—	—	13,681	(26)	244,069	(2)	—		—
	—	—			—	—	—		—		16,588	(5)	295,930	(2)
	—	—			—	—	—		—		14,151	(6)	252,454	(2)
	—	—			—	—	—		—		7,211	(7)	128,644	(2)
	—	—			—	—	—		—		13,061	(8)	233,008	(2)

(1)	44,715 of the RSUs will vest and convert to Common Shares on January 2, 2022 and 44,716 on January 2, 2023.
(2)	Market value is based on the closing price of the Common Shares on the NYSE on December 31, 2021 ($17.84).
(3)	11,363 of the RSUs will vest and convert to Common Shares on January 4, 2022 and 11,364 on January 4, 2023.
(4)	52,083 of the RSUs will vest and convert to Common Shares on each of January 4, 2022 and January 4, 2023 and 52,084 on January 4, 2024.
(5)

These PSU units will vest and convert to Common Shares in the first quarter of 2023. At the conclusion of the three-year performance period, the number of PSUs that ultimately vest can range from 0% to a maximum vesting opportunity of 175% of the initial award, depending upon actual performance vs. the established TSR target.

(6)

These PSU units will vest and convert to Common Shares in the first quarter of 2023. At the conclusion of the three-year performance period, the number of PSUs that ultimately vest can range from 0% to a maximum vesting opportunity of 175% of the initial award, depending upon actual performance vs. the established Adjusted EBITDA target.

(7)

These PSU units will vest and convert to Common Shares in the first quarter of 2024. At the conclusion of the three-year performance period, the number of PSUs that ultimately vest can range from 0% to a maximum vesting opportunity of 175% of the initial award, depending upon actual performance vs. the established TSR target.

(8)

These PSU units will vest and convert to Common Shares in the first quarter of 2024. At the conclusion of the three-year performance period, the number of PSUs that ultimately vest can range from 0% to a maximum vesting opportunity of 175% of the initial award, depending upon actual performance vs. the established Adjusted EBITDA target.

(9)	37,713 of the stock options will vest on March 7, 2022 and 15,475 on March 7, 2023.
(10)	7,278 of the RSUs will vest and convert to Common Shares on March 7, 2022.
(11)	12,039 of the RSUs will vest and convert to Common Shares March 7, 2022 and 14,450 on December 1, 2022.
(12)	25,269 of the RSUs will vest and convert to Common Shares on March 7, 2022 and 25,270 on March 7, 2023.
(13)	15,241 of the RSUs will vest and convert to Common Shares on each of March 7, 2022, March 7, 2023 and March 7, 2024.
(14)	7,732 of the RSUs will vest and convert to Common Shares on each of March 7, 2022 and March 7, 2023.
(15)	13,976 of the stock options will vest on March 7, 2022.
(16)	12,535 of the stock options will vest on March 7, 2022 and 12,538 on March 7, 2023.
(17)	12,589 RSUs will vest and convert to Common Shares on March 7, 2022.
(18)	11,671 RSUs will vest and convert to Common Shares on March 7, 2022 and 11,674 on March 7, 2023.
(19)	23,584 RSUs will vest and convert to Common Shares on March 7, 2022 and 23,586 on March 7, 2023.
(20)	14,733 of the RSUs will vest and convert to Common Shares on each of March 7, 2022, March 7, 2023 and March 7, 2024.
(21)	7,055 of the RSUs will vest and convert to Common Shares on each of March 7, 2022 and March 7, 2023.
(22)	11,830 of the stock options will vest on March 7, 2022.
(23)	12,376 of the stock options will vest on March 7, 2022 and 14,852 on March 7, 2023.
(24)	11,671 of the RSUs will vest and convert to Common Shares March 7, 2022 and 14,008 on December 1, 2022.
(25)	14,733 of the RSUs will vest and convert to Common Shares on each of March 7, 2022 and March 7, 2023 and 14,734 on March 7, 2024.
(26)	6,840 of the RSUs will vest and convert to Common Shares on March 7, 2022 and 6,841 on March 7, 2023.

All stock options and RSUs in the “Outstanding Equity Awards at 2021 Fiscal Year-End” table were granted under the Stock Option Plan or the LTIP as described above in “Compensation Discussion and Analysis.”

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2021

The following table all stock awards that vested and the value realized upon vesting during the fiscal year ended December 31, 2021 for each of the NEOs on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise of Options (#)	Value Realized on Option Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard L. Gelfond	-	-	44,715	805,764	(1)
Patrick McClymont	-	-	57,182	1,406,105	(2)
Joseph Sparacio	-	-	29,761	530,936	(3)
Megan Colligan	-	-	44,371	1,091,083	(2)
Robert D. Lister	—	—	55,935	1,375,442	(2)
Mark Welton	—	—	55,039	1,259,851	(4)
(1)	The value realized is based on the closing price of the Company’s Common Shares on the NYSE on December 31, 2020.
(2)	The value realized is based on the closing price of the Company’s Common Shares on the NYSE on March 5, 2021.
(3)	The value realized is based on the closing price of the Company’s Common Shares on the NYSE on December 31, 2021.
(4)	The value realized is based on the closing price of the Company’s Common Shares on the NYSE on March 5, 2021 for 44,248 awards and December 1, 2021 for 10,791 awards.

2021 PENSION BENEFITS

The following table sets forth information relating to each defined benefit pension plan that provides for payments or other benefits at, following, or in connection with retirement, as of December 31, 2021.

		Number of Years	Present Value of	Payments During
Name and Principal Position of Named Executive Officer	Plan Name	of Credited Service (#)	Accumulated Benefits (1) ($)	Last Fiscal Year ($)
Richard L. Gelfond	Supplemental Executive Retirement Plan	20.5	20,056,126	—
	Post-Retirement Medical Benefits	—	346,000	—
(1)	See Note 23(a) of Notes to Consolidated Financial Statements in Item 8 of the 2021 Form 10-K, for certain assumptions used to calculate the present value of accumulated benefits.

We have an unfunded U.S. defined benefit pension plan, the SERP, covering Mr. Gelfond, which was established in 2000. The SERP provides for a lifetime retirement benefit from age 55. Under the terms of the SERP, if Mr. Gelfond’s employment is terminated other than for Cause (as defined in the Gelfond Agreement), he is entitled to receive SERP benefits in the form of a lump sum payment. SERP benefit payments to Mr. Gelfond are subject to a deferral for six months after the termination of his employment, at which time Mr. Gelfond will be entitled to receive interest on the deferred amount credited at the applicable federal rate for short-term obligations. The vesting percentage increased on a straight-line basis from inception until age 55. Mr. Gelfond’s SERP benefits became 100% vested on July 10, 2010. Under the terms of the Gelfond Agreement, the total amount of benefit payable to Mr. Gelfond under the SERP has been fixed at $20.3 million. For more information regarding changes in the SERP value, see the “2021 Summary Compensation Table” on page 46. We are required to assume a retirement date of December 31, 2021 for Mr. Gelfond, even though the Gelfond Agreement runs through December 31, 2022.

The value of Mr. Gelfond’s pension benefits under the SERP did not increase compared to December 31, 2020 value. See Note 23(a) of Notes to Consolidated Financial Statements in Item 8 of the 2021 Form 10-K for more information related to this calculation.

We also maintain an unfunded post-retirement medical benefits plan covering Mr. Gelfond. This plan provides that we will maintain retiree health benefits for Mr. Gelfond until he becomes eligible for Medicare and, thereafter, we will provide Medicare supplemental coverage as selected by Mr. Gelfond. If the foregoing coverage is not permitted, Mr. Gelfond will be entitled to an annual cash payment equal to the value of such coverage. Mr. Gelfond is fully vested in this plan.

Further descriptions of the SERP, the unfunded post-retirement medical benefits plan and our defined contribution plans are summarized above in “Compensation Discussion and Analysis – Retirement and Pension Plans.”

PAY RATIO DISCLOSURE

The Dodd-Frank Act requires us to disclose the ratio of the CEO’s annual total compensation to that of the Company’s global median employee (excluding the CEO).

Under the rules, we are permitted to use the same median employee in calculating the pay ratio above as the median employee we identified in fiscal-year 2020 for up to three years if there have been no changes that we reasonably believe would significantly affect this pay ratio. We believe that there have been no changes to our employee population or our median employee compensation arrangements that would significantly impact the compensation of our median employee or our pay ratio disclosure since the year ended December 31, 2020.

Accordingly, we are using the same median employee in the calculation of our pay ratio disclosure that we used for the year ended December 31, 2020. To determine the median employee, we prepared a list of our global employee population as of our December 31, 2020 determination date, including all employees, whether employed on a full-time, part-time, or seasonal basis. Based on this methodology, the total number of global employees was 644 as of December 31, 2020.

We established a consistently applied compensation measure of target total cash compensation (base salary plus the target annual incentive value), with amounts paid in foreign currencies converted to US dollars based on the U.S. Treasury rates as of December 31, 2020. We annualized compensation for employees newly hired in 2020. We applied a valid statistical sampling technique to identify the population of employees with compensation within five percent of the median and selected an employee from within that range as our median employee.

We then determined that employee’s annual total compensation was $85,107  for 2021 . The CEO’s annual total compensation was $9,081,442 for 2021, resulting in an estimated ratio of 107:1 for CEO pay to median employee pay.

The ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K. Given the rule’s flexibility, the method the Company used to determine the median employee may be different from its peers, so the ratios may not be comparable.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

While we have no formal severance plans, we have entered into written employment agreements or offer letters with certain of our executive officers, including each of the NEOs, which require us to make payments to the NEOs in the event of the termination of their employment in various circumstances, including in the event of a change-in-control, as further described below. These employment agreement provisions are intended to attract, retain and motivate employees, provide stability and continuity among our senior executives, and ensure that our executive officers are able to devote their full time and attention to our operations in the event of an actual or potential change-in-control.

Mr. McClymont is not covered under this section as he resigned as Executive Vice President and Chief Financial Officer effective May 14, 2021. He did not receive any separation benefit upon his conclusion of employment with the Company. Given his interim role with IMAX, Mr. Sparacio’s employment agreement does not contemplate payments in various termination and change-in-control scenarios. Upon termination of his employment, Mr. Sparacio will receive Accrued Obligations (as defined below) under our plans and his employment agreement. Mr. Sparacio will conclude his role as Interim Chief Financial Officer on April 30, 2022. The Board of Directors has appointed Natasha Fernandes as the Company’s Chief Financial Officer, effective May 1, 2022.

Equity Provisions. In addition to the contractual rights of the NEOs described below, all of the NEOs hold equity awards granted under our equity compensation plans, which describe the impact of certain separation events on equity awards granted, unless provisions in the individual NEO’s employment arrangement override the terms of the relevant plan. These generally applicable termination-related provisions are as follows:

•

Termination generally: The Compensation Committee will determine the disposition of an award, including the acceleration of vesting, exercisability or settlement of, elimination of restrictions or conditions applicable to, or extension of exercise period, in the event of a participant’s termination of employment;

•

Termination upon change-in-control: A change-in-control of the Company in itself will have no effect; however, all outstanding unvested equity awards will immediately vest and become fully exercisable in the event that the participant’s employment is terminated by the Company without cause or by the participant for good reason within 24 months of the change-in-control. In addition, all outstanding unvested equity awards granted under the LTIP will immediately vest and become fully exercisable in the event that, following a change-in-control, the successor entity does not assume or provide a substitute for such equity awards on substantially the same terms and conditions.

For purposes of the LTIP, the following are considered to be a change-in-control: (i) any person becoming the beneficial owner of 35% or more of the Company’s securities; (ii) a change in the majority of the Board of Directors; (iii) completing certain reorganization, merger, or consolidation transactions or a sale of all or substantially all of the Company’s assets; or (iv) the complete liquidation or dissolution of the Company; and

•

Service Factor: In March 2020, the Compensation Committee approved a change to certain outstanding equity awards such that if, after achieving the “Service Factor” a Participant resigns or is terminated without cause, their outstanding equity awards will continue to vest in accordance with the applicable vesting schedule of the equity award and retain the other terms of the award. The “Service Factor” is defined as (i) attaining the age of at least 55 and (ii) continuous service with the Company or any of its Subsidiaries and Affiliates for at least 10 years, or such other criteria that are deemed by the Compensation Committee to be an achievement of the Service Factor; provided, however, that, in the case of a resignation, the Participant must provide the Company with a written notice of intent to resign at least six (6) months prior to the final day of employment with the Company.

In certain cases, an NEO’s equity awards are controlled by the terms of his or her employment agreement; in the event of a conflict between such employment agreement and the terms of our equity compensation plans, the terms of the employment agreement will prevail.

Employment Agreement Provisions

The narrative description below reflects potential payments to each of the NEOs in various termination and change-in-control scenarios based on employment agreements and arrangements, compensation, benefits and equity levels in effect on December 31, 2021.

Payments upon Termination Generally

Regardless of the termination scenario, each NEO will receive earned but unpaid base salary through the employment termination date, along with any other accrued or vested payments or benefits owed under any of our plans or agreements covering them as governed by the terms of those plans or agreements, including perquisites and business expenses (such payments, “Accrued Obligations”). Additionally, Mr. Gelfond would also be entitled to his benefits under the SERP (except in the event he is terminated for cause) and his retiree health benefits. Ms. Colligan, Mr. Lister, and Mr. Welton would also be entitled to a prorated target bonus for the year of termination. Mr. Welton may also be entitled to certain compensation under applicable Canadian law.

Payments upon Termination due to Death or Disability

In the event Mr. Gelfond’s employment is terminated due to death or disability, 100% of his outstanding unvested equity awards will vest immediately, and all vested options will remain exercisable until the shorter of (x) their original term and (y) 2 years from termination. In the event that Ms. Colligan’s and Mr. Lister’s employment are terminated due to death or disability, each would be entitled to accelerated vesting for a portion of their outstanding equity that, when combined with those already vested, would total an aggregate of 50% of all of their equity granted. For Ms. Colligan and Mr. Lister, any vested options would continue to be exercisable for a period of 180 days. In addition, Ms. Colligan would be entitled to a prorated target bonus for the year of death or disability, and Mr. Lister would be entitled to a prorated achieved bonus for the year of his death or disability. Mr. Welton may also be entitled to accelerated vesting for a portion of his outstanding equity that, when combined with those already vested, would total an aggregate of 50% of all his equity granted.

Payment upon Termination without Cause or Resignation for Good Reason

In the event that Mr. Gelfond’s employment is terminated by the Company without cause or by him for good reason, Mr. Gelfond would be entitled to (i) his base salary for the greater of the remainder of his employment term and 12 months and (ii) his prorated bonus for the year of termination based on the achievement of the performance goals. In addition, a portion of Mr. Gelfond’s unvested PSUs and RSUs, prorated based on the number of calendar days served by Mr. Gelfond would immediately vest, and all of his outstanding options will vest immediately and be exercisable subject to the terms set forth in the Gelfond Agreement.

In the event that Ms. Colligan’s employment is terminated by the Company without cause or by her for good reason, Ms. Colligan would be entitled to (i) her base salary, automobile allowance and benefits for a period of 12 months and (ii) her prorated bonus for the year of her termination. Pursuant to the LTIP and Ms. Colligan’s award agreements, any unvested equity awards will be cancelled, except unvested equity will vest in accordance with the original vesting schedule if she meets the Service Factor requirement.

In the event that Mr. Lister’s employment is terminated by the Company without cause or by him for good reason, Mr. Lister would be entitled to receive (i) his base salary, automobile allowance and benefits for the greater of (x) the remainder of his employment term and (y) 18 months, (ii) a cash payment equal to a pro-rated target bonus for the year in which Mr. Lister is terminated, and (iii) a cash payment equal to the target bonus for each full year remaining during the term. In the event Mr. Lister were not permitted to continue his participation in our medical plans, Mr. Lister would be entitled to a cash payment equal to the value of the benefit continuation for the severance period, payable in three semi-annual installments. Other than equity awarded during 2021, 2022, and 2023 annual grants, Mr. Lister also would be entitled to the accelerated vesting of all granted but unvested equity awards. Following a termination without cause or resignation for good reason, Mr. Lister would have 12 months to exercise any vested stock options. For the 2021, 2022, and 2023 annual grants, all outstanding equity will be treated in accordance with our LTIP or the applicable award letters; except, that (a) equity awards granted will continue to vest on schedule during the applicable severance period (in the case of PSUs, subject to the achievement of applicable performance conditions), (b) all equity that remains unvested as of December 31, 2023 will, pursuant to the Service Factor, continue to vest in accordance with the original vesting schedule, and (c) all vested options will remain exercisable until the earlier of (i) 12 months beyond the end of the applicable severance period, and (ii) the original expiration date of the vested options.

In the event that Mr. Welton’s employment is terminated by the Company without cause, Mr. Welton would be entitled to (i) his accrued but unpaid base salary, automobile allowance and benefits through the date of termination and (ii) the prorated target bonus for the year of his termination. Mr. Welton would also be entitled to (i) one month’s salary for each year of service up to a maximum of 24 months, target bonus and automobile allowance and (ii) continued healthcare benefits for the duration of his salary continuation period (or earlier, upon Mr. Welton’s obtainment of new employment). In addition, all equity that remains unvested as of the date of the termination will continue to vest in accordance with the original vesting schedule (in the case of PSUs, subject to the achievement of the original performance conditions).

Payment upon a Change-in-control

In the event that the Company experiences a change-in-control, Mr. Gelfond would be entitled to a cash bonus (the “Sale Bonus”) in an amount equal to the product of (a) 0.375% and (b) the amount by which the sale or liquidation transaction imputes an equity value in excess of Cdn$150,000,000 to the Common Shares originally issued by the Company (on a fully diluted basis but excluding the Common Shares issued upon the conversion of the Class B convertible preferred shares of the Company formerly outstanding that were converted into Common Shares on June 16, 1994 and the Common Shares issuable upon the exercise of warrants previously owned by Mr. Gelfond and the Company’s former co-CEO and Chairman, Bradley J. Wechsler). The Sale Bonus provisions date back to Mr. Gelfond’s and Mr. Wechsler’s original employment agreements in connection with their 1994 acquisition of the Company and would be paid as a result of the Company’s having reached an imputed equity value in excess of Cdn$150,000,000. He would also be entitled to a cash incentive bonus (the “Incentive Bonus”) equal to the product of (a) 225,000 and (b) the difference between the closing price of the Common Shares upon such change-in-control and the closing price of the Common Shares on March 10, 2006, which was $10.67. The Incentive Bonus provision dates back to the extension of Mr. Gelfond’s employment pursuant to a March 8, 2006 amendment agreement. In the event that the change-in-control is by way of a stock-for-stock merger, all of Mr. Gelfond’s outstanding unvested stock options will vest and be converted at the stock merger conversion ratio into stock options of the acquiring company (if it is public) or be cashed out (if the acquiring company is not public). Mr. Gelfond did not have any unvested, in-the-money stock options as of December 31, 2021. Additionally, in the event that Mr. Gelfond’s employment is terminated by the Company without cause or by him for good reason within 24 months following a change-in-control, Mr. Gelfond would also be entitled to his severance payments and benefits detailed under “Payment upon Termination without Cause or Resignation for Good Reason.” Also, all of Mr. Gelfond’s unvested equity awards will vest immediately, and he will be entitled to the vesting and settlement of unvested PSUs equal to the greater of (x) the Company’s performance as of the last trading day before the change-in-control event or (y) to the extent the performance conditions remain applicable, actual performance as of the end of the applicable performance period. Upon a change-in-control, Mr. Gelfond’s benefits under the SERP would be accelerated and become payable.

In the event that Ms. Colligan’s and Mr. Welton’s employment is terminated by the Company without cause in connection with a change-in-control, they would be entitled to the same severance payments and benefits as they would be entitled to had the termination not occurred in connection with a change-in-control. In addition, Mr. Welton’s outstanding options and RSUs will accelerate and vest immediately. Mr. Welton will also be entitled to the vesting and settlement of unvested PSUs equal to the greater of (x) the Company’s performance as of the last trading day before the change-in-control event or (y) to the extent the performance conditions remain applicable, actual performance as of the end of the applicable performance period.

In the event that Mr. Lister’s employment is terminated by the Company without cause or by him for good reason within 24 months following a change-in-control, he would be entitled to receive his severance payments and benefits detailed under “Payments upon Termination without Cause or Resignation for Good Reason.” Mr. Lister would also be entitled to the accelerated vesting of his equity awards, subject to the terms of his employment agreement. Mr. Lister would also be entitled to an incentive payment of $107,500. Any requirement for continued service for his granted and outstanding PSUs will be waived.

The table below reflects potential payments to each of the NEOs in various termination and change-in-control scenarios based on compensation, benefits and equity levels in effect on December 31, 2021. The amounts shown assume that the termination or change-in-control event was effective as of December 31, 2021 and all Accrued Obligations up to this date has been paid. We caution that the actual amounts that would be paid upon an NEO’s termination of employment can be determined only at the time of such individual’s separation from the Company, and in certain cases would be determined under arrangements put in place after December 31, 2021. To the extent that the calculated amounts relate to awards of stock options, RSUs, or PSUs, we have assumed that the price per share is the fair market value of our Common Shares at December 31, 2021, which was $17.84, the closing price on the NYSE on that date. The table below excludes any amounts payable to the NEOs to the extent that these amounts are available generally to all salaried employees and do not discriminate in favor of our NEOs.

Name	Triggering Event	Cash Payments (1) ($)		Value of Accelerated Vesting of Equity Awards (2) ($)		Total ($)
Richard L. Gelfond	Death/Disability	22,544,168	(3)	9,128,630		31,672,798
	Resignation Without Good Reason	20,644,168	(4)	-		20,644,168
	Termination With Cause	346,000	(5)	-		346,000
	Termination Without Cause or Resignation for Good Reason	24,990,624	(6)	4,246,961		29,237,584
	Non-Renewal of Employment	22,565,624	(7)	7,439,226		30,004,850
	Termination Without Cause following a Change-in-Control	29,080,993	(8)	7,301,203		36,382,196
Joseph Sparacio (9)	Death/Disability	-		-		-
	Termination Without Cause or Resignation for Good Reason	-		-		-
	Involuntary Termination Within Two Years of Change-in-Control	-		-		-
Megan Colligan	Death/Disability	-		1,429,635		1,429,635
	Termination Without Cause or Resignation for Good Reason	2,196,840	(10)	895,202		3,092,042
	Involuntary Termination Within Two Years of Change-in-Control	2,196,840	(10)	3,490,797	(11)	5,687,638
Robert D. Lister	Death/Disability	500,000		1,155,318		1,655,318
	Termination Without Cause or Resignation for Good Reason	2,926,532	(12)	3,372,367		6,298,899
	Involuntary Termination Within Two Years of Change-in-Control	3,034,032	(13)	3,372,367	(11)	6,406,399
Mark Welton (14)	Death/Disability	-		768,369		768,369
	Termination Without Cause or Resignation for Good Reason	2,098,200	(15)	3,181,782		5,279,981
	Involuntary Termination Within Two Years of Change-in-Control	2,098,200	(15)	3,181,782	(11)	5,279,982
(1)	This value represents the estimated severance payments to each NEO.
(2)

The amounts represent the intrinsic value of the accelerated vesting of the NEO’s outstanding and unvested stock options, RSUs and PSUs calculated using the closing price of our Common Shares ($17.84) and performance conditions as at December 31, 2021.

(3)	This value includes (i) the target bonus, (ii) the value of Mr. Gelfond’s vested SERP, and (iii) the estimated value of Mr. Gelfond’s retiree health benefits of $346,000.
(4)	This value includes (i) the value of Mr. Gelfond’s vested SERP and (ii) the estimated value of Mr. Gelfond’s retiree health benefits of $346,000.
(5)	This value includes the estimated value of Mr. Gelfond’s retiree health benefits of $346,000
(6)	This value includes (i) the severance payment of $4,346,456, (ii) value of Mr. Gelfond’s vested SERP, and (iii) the estimated value of Mr. Gelfond’s retiree health benefits of $346,000.
(7)	This value includes (i) the value of Mr. Gelfond’s vested SERP, (ii) the estimated value of Mr. Gelfond’s retiree health benefits of $346,000, and (iii) automobile benefits of $21,456.
(8)

This value includes (i) the severance payment of $4,346,456, (ii) value of Mr. Gelfond’s vested SERP, (iii) the estimated value of Mr. Gelfond’s retiree health benefits of $346,000, (iv) the Incentive Bonus of $1,613,250 based on the closing price of our Common Shares on December 31, 2021 ($17.84), and (v) $2,477,120, which is the average of a Sale Bonus that ranges from $1,457,529 to $3,496,710, depending on the equity assumptions used.

(9)	Mr. Sparacio was appointed as interim Chief Financial Officer effective June 1, 20021. Given his interim role, he is not entitled to payments upon termination or change in control.
(10)	This value includes Ms. Colligan’s severance payments of $2,196,840.
(11)	The amounts in this row are based on the assumption that the successor corporation does not assume or provide a substitute for the outstanding awards.
(12)	This value includes Mr. Lister’s severance payments of $2,926,532.
(13)	This value includes Mr. Lister’s severance payments of $2,926,532 and an incentive payment of $107,500.
(14)	Mr. Welton’s compensation is paid in Canadian dollars. An exchange rate of US$1.00= Cdn$1.2678 has been applied to convert such amounts from Canadian dollars to U.S. dollars.
(15)	This value includes Mr. Welton’s severance payments of $2,098,200, which is the greater of 18 months and one month per year of service.

Summary of other employment agreement terms.

The summary below describes, for each of the NEOs, the material terms of their employment agreements other than with respect to the potential payments upon termination or change-in-control.

Richard L. Gelfond, Chief Executive Officer and Director.

Mr. Gelfond’s current employment agreement, the Gelfond Agreement, is effective as of January 1, 2020. The Gelfond Agreement provides for a three-year employment term that expires on December 31, 2023. Under the terms of the Gelfond Agreement, Mr. Gelfond’s base salary is equal to $1,200,000 during each year of the term, subject to increases at the discretion of the Board of Directors, and he is eligible to receive an annual cash bonus with a target equal to his base salary, and a maximum bonus equal to two times his base salary. The Compensation Committee reviews the annual cash bonus for Mr. Gelfond in the context of both Company and individual performance. Mr. Gelfond’s bonus will be comprised of the following elements: 80% will be based on pre-established, non-discretionary criteria established by the Compensation Committee, and 20% will be determined at the end of the year at the discretion of the Compensation Committee. In assessing Mr. Gelfond’s performance, the Compensation Committee assesses the non-discretionary portion of his bonus against a scorecard of specific, express objectives that have been established for him by the Compensation Committee. This scorecard is intended to provide the Compensation Committee with an objective means of assessing performance and progress in a number of key financial and strategic areas. Mr. Gelfond did not receive any cash bonus with respect to his 2020 performance. For more information, please see the “Compensation Discussion and Analysis” section above. The Gelfond Agreement contains: (i) a customary non-competition provision; (ii) a provision requiring Mr. Gelfond to provide us with consulting services following the expiration of his employment; and (iii) a clawback provision.

Mr. Gelfond has received grants of RSUs and PSUs under the Gelfond Agreement, as well as grants of RSUs and options under his prior employment agreements. Mr. Gelfond’s equity awards outstanding as of December 31, 2021, and their respective exercise prices and expiration dates, are set forth above in “Outstanding Equity Awards at 2021 Fiscal Year-End.”

Pursuant to the Gelfond Agreement, in January of each of 2020, 2021 and 2022, Mr. Gelfond was granted RSUs having a grant date value of $2.75 million that vest in three equal installments on the first three anniversaries of the date of grant and PSUs having a grant date value of $2.75 million, subject to Mr. Gelfond’s continued employment. With respect to the PSUs, the number of Common Shares that Mr. Gelfond may receive upon settlement depends upon achievement of pre-specified performance metrics over a three-year performance period and ranges from 0% to 175% of the PSUs granted. The terms of the PSUs granted to Mr. Gelfond are described in the “Compensation Discussion and Analysis” section above.

In 2000, we created a defined benefit pension plan, the SERP, to provide benefits for Mr. Gelfond upon his retirement, resignation or termination other than with cause. See “Retirement and Pension Plans” on page 43 for a description of the SERP. Mr. Gelfond is fully vested in his benefits under the SERP. The Gelfond Agreement fixes the total amount of benefit payable to Mr. Gelfond under the SERP at $20,298,168. Mr. Gelfond is also entitled to retiree health benefits for himself and his eligible dependents until he becomes eligible for Medicare and, thereafter, Medicare supplemental coverage selected by Mr. Gelfond, or if such coverage is not permitted, an annual cash payment equal to the value of such coverage.

If, following the expiration of the Mr. Gelfond’s employment term, we do not offer Mr. Gelfond continued employment on terms substantially similar to his employment agreement, or if Mr. Gelfond elects to retire at the end of the term, Mr. Gelfond will be entitled to a pro‐rated bonus. Mr. Gelfond’s unvested RSUs and options will vest immediately and a pro‐rated amount of unvested PSUs will vest upon the end of the applicable performance period, subject to the achievement of performance conditions. The remaining PSUs will be cancelled. In addition, his outstanding options will be exercisable as set forth in the Gelfond agreement. Mr. Gelfond would also be entitled to a lump sum payment owing under the SERP and would be entitled to receive retiree health benefits until he becomes eligible for Medicare. Thereafter, Mr. Gelfond would be entitled to Medicare supplement coverage. In addition, for a period of twelve months from the date of non‐renewal or retirement, we have agreed to provide Mr. Gelfond with office space, a full‐time assistant and continued automobile benefits.

Patrick McClymont, Former Chief Financial Officer and Executive Vice President.

Mr. McClymont voluntarily resigned from the Company effective May 14, 2021. The terms of his resignation were governed by his employment agreement effective August 8, 2019. Upon his resignation, Mr. McClymont received Accrued Obligations based on his base salary of $750,000.

Pursuant to his previous employment agreement dated June 6, 2016, Mr. McClymont has received certain RSU and stock option grants in 2016, 2017, 2018 and 2019. For 2020 and 2021 Mr. McClymont received a mix of PSUs and RSUs as his equity awards. All his unvested RSUs and PSUs were forfeited as of the date of his resignation, and his vested stock options were cancelled as of September 11, 2021. As such, Mr. McClymont did not have equity awards outstanding as of December 31, 2021.

Joseph Sparacio, Interim Chief Financial Officer.

The details of Mr. Sparacio’s employment are set forth in an employment agreement dated April 28, 2021 (the “Sparacio Agreement”), which is effective as of June 1, 2021. Mr. Sparacio’s employment will conclude on April 30, 2022. Under the terms of the Sparacio Agreement, Mr. Sparacio’s annual base salary is $500,000. For 2021, he was granted RSUs with an aggregate grant date fair market value equal to $650,000, which vested in full on December 31, 2021. Mr. Sparacio is also eligible for benefits that are offered generally to Company employees at his level, including reimbursement of travel expenses. Mr. Sparacio’s equity awards outstanding as of December 31, 2021 and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards at 2021 Fiscal Year-End.”

Megan Colligan, President, IMAX Entertainment and Executive Vice President, IMAX Corporation.

The details of Ms. Colligan’s employment are set forth in an employment agreement dated October 10, 2018, which became effective on February 19, 2019 (the “Colligan Agreement”). Ms. Colligan’s employment term continues indefinitely until a termination or resignation. Under the terms of the Colligan Agreement, Ms. Colligan’s base salary is $1,030,000, and she is eligible to receive annual cash incentive bonuses with a target amount equal to 100% of her base salary.

Pursuant to the Colligan Agreement, Ms. Colligan received a mix of PSUs and RSUs in 2020 with an aggregate grant date fair value of $1,499,999. Ms. Colligan’s annual equity awards in the year of 2021 comprised of 33% PSUs and 67% RSUs and has vested or will vest as set forth above in “2021 Grants of Plan-Based Awards.” Each subsequent year, Ms. Colligan will receive equity awards in an aggregate grant date value of a range between $1,500,000 to $2,000,000 based on a combination of her performance and Company performance in a mix of equity vehicles with vesting schedules consistent with those granted to other senior executives at the time. Ms. Colligan’s equity awards outstanding as of December 31, 2021 and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards at 2021 Fiscal Year-End.”

Ms. Colligan is also subject to customary non-solicitation and non-competition provisions.

Robert D. Lister, Chief Legal Officer & Senior Executive Vice President.

The details of Mr. Lister’s employment are set forth in an amendment to his employment agreement dated March 11, 2020 (the “Lister Agreement”). Mr. Lister’s employment term extends through December 31, 2023. Under the terms of the Lister Agreement, Mr. Lister’s base salary is $738,450, subject to annual review, and he is eligible to receive annual cash incentive bonuses with a target amount equal to 60% of his base salary, with the potential to overachieve.

Pursuant to the Lister Agreement, in 2018 and 2019, Mr. Lister received RSUs and stock options each year during his employment term with an aggregate grant date fair market value of $1,400,000. Mr. Lister’s equity awards in 2018 and 2019 were comprised of 25% stock options and 75% RSUs and vest in four equal annual installments beginning on the first anniversary of the applicable grant date. For 2020, Mr. Lister’s awards consisted of 25% PSUs and 75% RSUs consistent with other senior executives. Starting in 2021 and until December 31, 2023, he has been and will be entitled to an annual equity award with an aggregate grant date fair market value of $1,450,000. For 2021, Mr. Lister’s awards consisted of 33% PSUs and 67% RSUs consistent with other senior executives. Mr. Lister’s equity awards outstanding as of December 31, 2021 and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards at 2021 Fiscal Year-End.”

The RSUs granted in 2020 and 2021 will vest in three equal installments beginning on the first anniversary of the applicable grant date, subject to Mr. Lister’s continued employment. With respect to the PSUs, the number of Common Shares that Mr. Lister may receive upon settlement depends upon achievement of pre-specified performance metrics over a three-year performance period and ranges from 0% to 175% of the PSUs granted. The terms of the PSUs granted to Mr. Lister are described in the “Compensation Discussion and Analysis” section above.

If, following the expiration of Mr. Lister’s employment term, we do not offer Mr. Lister continued employment on terms substantially similar to the Lister Agreement and Mr. Lister incurs a separation from service, then for the non‐renewal period described below, Mr. Lister would be entitled to receive: (i) his base salary, automobile allowance and benefits; and (ii) a cash payment equal to Mr. Lister’s pro‐rated target bonus for the length of the non‐renewal period. In the event Mr. Lister were not permitted to continue his participation in our medical plans, Mr. Lister would be entitled to a cash payment equal to the value of  the benefit continuation, payable in three semi‐annual installments. The non‐renewal period is equal to 12 months, except if the non‐renewal occurs within 24 months following a change‐in‐control, then the non‐renewal period will be equal to 18 months. In addition, following a non‐renewal, any unvested equity as of December 31, 2023, will continue to vest in accordance with the  original vesting schedule pursuant to the Service Factor provision in the LTIP.

Mr. Lister is also subject to customary non-solicitation and non-competition provisions.

Mark Welton, President, IMAX Theatres.

Under the terms of his employment arrangement with the Company in 2020, Mr. Welton was entitled to receive a base salary of Cdn$750,750, which is subject to annual review, and he is eligible to receive cash bonuses with a target amount equal to 70% of his base salary. Mr. Welton is also eligible for an equity award with an aggregate grant date fair market value of at least $1,450,000, which will be comprised of a mix of options, RSUs and PSUs consistent with grants given to other senior executives. Details about Mr. Welton’s compensation are further disclosed in “Compensation Discussion and Analysis.” Mr. Welton has received certain stock option, PSU and RSU grants from the Company. Mr. Welton’s equity awards outstanding as of December 31, 2021, and their respective exercise prices and expiration dates are set forth above in “Outstanding Equity Awards at 2021 Fiscal Year End.” Upon a termination without cause, Mr. Welton’s unvested equity awards will continue to vest in accordance with the original vesting schedule (in the case of PSUs, subject to the achievement of the original performance conditions).

Mr. Welton entered into a non-compete agreement with the Company which contains customary non-solicitation and non-competition provisions for periods of two years and one year, respectively, after the termination of his employment with the Company.

COMPENSATION OF DIRECTORS

Directors who are also employees of the Company receive no additional fees for service on the Board of Directors.

Our independent directors receive an annual retainer of $50,000. The Chairman of the Board of Directors receives $62,500. In addition, Committee Chairs receive the following annual retainers: the Audit Committee Chair receives $15,000 and the Compensation Committee Chair and the Governance Committee Chair each receive $10,000. Committee members also receive the following yearly retainers: Audit Committee members receive $10,000; Compensation Committee members receive $7,500; the Company’s Lead Independent Director receives $15,000; and Governance Committee members receive $5,000. Committee retainers are in addition to any applicable retainer for being a Committee Chair.

Each year, independent directors are granted an annual grant of RSUs with a value of $125,000 on the date of grant, and the Chairman of the Board is granted an annual grant of RSUs with a value of $170,000 on the date of grant. These grants are made following the election of our independent directors at our annual meeting of shareholders. The grants made in 2021 vested on the date of grant.

Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and Committees of the Board of Directors. The Governance Committee reviews director compensation and benefits on a periodic basis.

The following table sets forth information relating to compensation of our non-executive directors for the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)		All Other Compensation ($)		Total ($)
Neil S. Braun (2)	48,750		—		—		48,750
Eric A. Demirian	75,000		124,992	(3)	—		199,992
Kevin Douglas	57,500		124,992	(3)	—		182,492
David W. Leebron	86,250		124,992	(3)	—		211,242
Michael MacMillan	58,069		124,992	(3)	—		183,061
Steve Pamon (4)	16,875		124,992	(3)			141,867
Dana Settle	62,500		124,992	(3)	—		187,492
Darren Throop	86,676		169,998	(5)			256,674
Bradley J. Wechsler (2)	143,727	(6)	—		48,434	(7)	192,161
(1)

As required by SEC rules, the “Stock Awards” column in this table reflect the aggregate grant date fair values of the RSU awards computed in accordance with FASB ASC Topic 718 (with no reductions for expected forfeitures). See Note 17(c) of Notes to Consolidated Financial Statements in Item 8 of the 2021 Form 10-K, for the adjassumptions used to calculate the fair value of the RSUs.

(2)	Messrs. Braun and Wechsler resigned from the Board of Directors on June 9, 2021 following the conclusion of the 2021 Annual and Special Meeting of Shareholders.
(3)	The director received a grant of 5,585 on June 10, 2021. The RSUs vested on June 10, 2021.
(4)	Mr. Pamon joined the Board of Directors on June 9, 2021.
(5)	Mr. Throop received a grant of 7,596 RSUs on June 10, 2021, in recognition of his position as Chairman of the Board. The RSUs vested on June 10, 2021.
(6)	This amount represents the amount paid to Mr. Wechsler pursuant to his Services Agreement as described below.
(7)	This amount reflects (i) $18,789 for personal automobile use; (ii) 19,913 for retiree health benefit premiums; and (iii) $9,732 for the supplemental health plan premiums.

On December 11, 2008, we entered into a services agreement with Mr. Wechsler (as amended, the “Services Agreement”) which provided that, effective April 1, 2009, Mr. Wechsler’s employment as Co-CEO was terminated. Under the Services Agreement, as amended from time to time, Mr. Wechsler served as Chairman of the Company’s Board of Directors until the conclusion of his term at the 2021 Annual and Special Meeting. Pursuant to the Services Agreement, as amended, Mr. Wechsler received $143,727 for his services as Chairman of the Board of Directors in 2021. The Services Agreement was terminated following the 2021 Annual and Special Meeting pursuant to a termination letter, dated March 30, 2021 (the “Termination Letter”).

Certain provisions of Mr. Wechsler’s prior employment agreement continues to survive following the termination of the Services Agreement. Upon a sale of the Company, Mr. Wechsler will continue to be entitled to receive a cash Sale Bonus in an amount equal to the product of (a) 0.375% and (b) the amount by which the sale or liquidation transaction imputes an equity value in excess of Cdn$150,000,000 to the Common Shares originally issued by the Company (on a fully diluted basis but excluding the Common Shares issued upon the conversion of the Class B convertible Preferred Shares of the Company formerly outstanding which were converted into Common Shares on June 16, 1994 and the Common Shares issuable upon the exercise of warrants previously owned by  Messrs. Gelfond and Wechsler). The Sale Bonus provisions date back to Mr. Wechsler’s original employment agreement in connection with the 1994 acquisition of the Company and would be paid as a result of the Company’s having reached an imputed equity value in excess of Cdn$150,000,000. As of December 31, 2021, we estimated the Sale Bonus to be between $1,478,809 and $3,556,537, depending upon the equity assumptions used in the relevant calculations.

In addition, following a change-of-control, Mr. Wechsler would receive a cash Incentive Bonus equal to the product of (a) 225,000 and (b) the difference between the closing price of the Common Shares upon such change-in-control and the closing price of the Common Shares on March 10, 2006, which was $10.67. The Incentive Bonus provision dates back to the extension of Mr. Wechsler’s employment pursuant to a March 8, 2006 amended employment agreement. As of December 31, 2021, the Incentive Bonus would have been $1,613,250, based on the closing price of the Common Shares on that date of $17.84.

In 2021, we maintained an unfunded retiree medical benefit plan covering Mr. Wechsler. As of December 31, 2021, the estimated value of Mr. Wechsler’s retiree health benefits was $316,000. Effective January 1, 2012, we implemented an executive supplemental health reimbursement plan which covered Mr. Wechsler. The plan provided expanded coverage and reimbursement of services not covered by our medical, dental and vision plans. We reimbursed Mr. Wechsler for $9,732 in health premiums in 2021 in connection with this plan. Under the Termination Letter, we provided Mr. Wechsler’s medical benefits through December 31, 2021. In addition, we will continue to pay for his car lease and reasonable automobile expenses until October 31, 2023.

Pursuant to the SERP, Mr. Wechsler is entitled to supplemental medicare insurance coverage. Beginning January 2022, the Company began crediting the equivalent value of such medicare supplement plan against the premiums Mr. Wechsler pays to be covered by IMAX’s supplemental health insurance policy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently composed of Messrs. Throop (Chair) and Douglas and Ms. Settle, each of whom is an independent director. All compensation decisions for Mr. Gelfond in 2021 were made by the Compensation Committee. None of the members of the Compensation Committee during 2021 is a current or former officer or employee of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K.

During the fiscal year ended December 31, 2021, none of our executive officers served on compensation committees or boards of directors of any other entity that had or has had one or more of its executive officers serving as a member of our Compensation Committee or Board of Directors.

CORPORATE GOVERNANCE

The Board of Directors believes that good corporate governance is fundamental to our overall success. The Board has adopted the following key corporate policies and practices:

•	Seven out of eight director nominees are independent.
•	Ongoing Board refreshment efforts, including active search of women and diverse candidates, and enhanced diversity amongst Board membership.
•	Annual election of all directors.
•	Annual Board and committee self-evaluations.
•	100% attendance at the annual shareholder meeting and Board and committee meetings by directors in 2021 and 2020.
•	Board-level oversight of ESG and cybersecurity matters.
•	Regular executive sessions of independent directors.
•	The Board and committees hire outside advisors independently of management.
•	One class of common stock, with each share carrying equal voting rights (a “one-share, one-vote” standard).
•	Independent committee chairs and membership.
•	Clawback policy that applies to all cash bonus and equity incentive awards.
•	Anti-hedging and anti-pledging provisions in the Insider Trading Policy.
•	No poison pill.
•	Proxy access bylaw that allows any shareholder to nominate a director nominee.
•	Independent Board leadership.
•	Adoption of corporate governance guidelines.
•	Share ownership requirements for directors and executives.

In addition, the Governance Committee of the Board of Directors, which is currently composed of Messrs. Leebron (Chair), MacMillan, Pamon and Ms. Settle, all of whom are independent directors, reviews our corporate governance practices from time to time, as further described in our “Corporate Governance Guidelines.”

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which outline the Board of Directors’ authority, responsibilities, composition and procedures.

The role of the Board of Directors is to supervise the business and affairs of the Company, including:

•

overseeing the strategic and business planning process(es) and reviewing, approving and monitoring the annual and long-term operating plans, including fundamental financial and business strategies and objectives;

•	reviewing and assessing the major risks we face and reviewing, approving and monitoring our approach to addressing such risks;
•

developing and reviewing the CEO’s corporate objectives, annually evaluating the performance of the CEO against these objectives, determining his performance-based compensation annually and developing appropriate succession plans, from time to time; and

•

reviewing, monitoring, and maintaining the integrity of the Company’s controls and procedures, including its disclosure controls and procedures, its internal controls and procedures for financial reporting, and its compliance with the Code of Business Conduct and Ethics (the “Code of Ethics”).

From time to time, the Board of Directors retains outside consultants to provide independent advice. In 2021, the Board of Directors engaged Dr. Daniel Nadler as a board advisor for a limited period of time. A current copy of the Corporate Governance Guidelines, the text of which is incorporated by reference into this Circular, is available, without charge, at www.imax.com and www.sedar.com.

Director Independence

The Board of Directors is comprised of a majority of independent directors as defined under applicable legal, regulatory and stock exchange requirements. Section 303A of the NYSE Listed Company Manual provides that no director qualifies as “independent” unless the Board of Directors affirmatively determines that such director has no material relationship with the Company, and Section 1.2 of Canadian National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) provides that an independent director is a person other than an officer or employee of the Company, or an individual having a material relationship with the Company that in the opinion of the Board of Directors could reasonably interfere with the exercise of independent judgment in carrying out the responsibilities of the director. The NYSE Listed Company Manual and NI 58-101 set forth specific categories of relationships that disqualify a director from being independent.

The Board of Directors has reviewed the independence of each director and considered whether any director has a material relationship with the Company. As a result of this review, the Board of Directors affirmatively determined that each of the following directors, representing seven of our eight directors, is independent within the meaning of the NYSE, Canadian securities regulations, and SEC director independence standards, as currently in effect:

•Eric A. Demirian	•Michael MacMillan	•Darren Throop
•Kevin Douglas	•Steve R. Pamon
•David W. Leebron	•Dana Settle

Our Board of Directors’ independence determination was based on information provided by the directors and discussions among the officers and directors.

In making the foregoing independence determination, the Board of Directors noted that Mr. Throop is the President and CEO of Entertainment One Ltd., an entity which paid the Company approximately $0 in 2021 and $3,649 in 2020 as box office royalties for exhibiting IMAX films. The Board of Directors determined that these amounts are immaterial, and Mr. Throop has neither a direct nor indirect material interest in any transactions between the Company and Entertainment One Ltd.

In addition, the Board of Directors considered that Mr. Douglas is our largest individual shareholder, holding approximately 15.24% of our Common Shares as of April 11, 2022. However, the Board determined that, notwithstanding Mr. Douglas’ shareholdings, he has neither a direct nor indirect material interest in any transactions with the Company.

By virtue of Mr. Gelfond’s current role as CEO, IMAX Corporation, he is not considered to be an independent director.

All members of the Compensation Committee, Audit Committee and Governance Committee are considered “independent” under each such Committee’s independence standards pursuant to the relevant U.S. and Canadian regulations. In the event any transaction or agreement is proposed in respect of which a director has a material interest, the director will be recused from voting on that matter and removed from the meeting while the transaction at issue is being considered by the Board of Directors.

Board Composition and Refreshment

Our articles provide that the Board of Directors may be comprised of a minimum of one and a maximum of 15 directors, with the actual number determined from time to time by resolution of the Board of Directors. As of the date of this Circular, the size of the Board of Directors has been set at eight directors.

The Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal governance structure so as to provide independent oversight of management. The Board of Directors has determined that there is no single, generally accepted approach to providing governance and that given the evolving nature of our business, the right governance structure for the Board of Directors may vary as circumstances warrant. Consistent with this understanding, the independent directors consider the Board of Directors’ size and composition on an annual basis in connection with its annual self-evaluation.

In considering its governance structure, the Board of Directors has taken a number of factors into consideration. The Board of Directors, with a majority of its directors being independent directors, exercises strong, independent oversight. This oversight function is enhanced by the fact that all of the Board Committees and their respective chairpersons are comprised entirely of independent directors. A number of processes and procedures of the Board of Directors and of the Committees provide independent oversight of the CEO’s performance:

•	regular executive sessions of the independent directors;
•	the ability of independent directors to contact one another, the CEO, and other executive officers at any time; and
•	the annual evaluations of the performance of the CEO against pre-determined and other criteria.

We also provide instructions for our shareholders and other interested parties to communicate directly with the Board of Directors, see “Shareholder Communication” on page 7. The Board of Directors believes that these factors provide the appropriate balance between the authority of those who oversee the Company and of those who manage it on a day-to-day basis.

The Board of Directors recognizes the importance of Board of Directors refreshment and aims to strike a balance between the knowledge and experience that comes from longer tenures on the Board of Directors with the fresh ideas and perspectives that can come from adding new members.

The Governance Committee regularly considers the size and composition of the Board and assesses whether the composition appropriately aligns with the Company’s evolving business and strategic needs. We are committed to having a Board that reflects diverse perspectives, and the Governance Committee actively seeks out women and diverse director candidates, as well as candidates diverse in skills and experiences in areas that are relevant to our operations. The Governance Committee charter requires the Board and its third-party consultants to consider female representation and diversity as one of several factors in its search process. The Governance Committee also considers succession planning in light of anticipated retirements, and for Board and Committee Chair roles, to maintain relevant expertise and depth of experience. As a result of our ongoing refreshment and diversity efforts, the Board added one new independent director, who is a member of a visible minority, and appointed a new independent Chair of the Board of Directors last year.

Board Leadership Structure

Under our Corporate Governance Guidelines, the Board of Directors has the flexibility to determine the appropriate Board of Directors leadership structure. In making this determination, the Board of Directors considers many factors, including the needs of the business at the time, the assessment of its leadership needs, and the best interests of shareholders. When the Chair is not an independent director, the independent directors will appoint a lead independent director.

The Board believes that it is currently appropriate to separate the roles of Chair and CEO. The CEO is responsible for setting our strategic direction and the day-to-day leadership of our business, while the Chair, along with the rest of our independent directors, ensures that the Board’s time and attention are focused on oversight of the Company’s most critical matters. Mr. Throop, an independent director, currently serves as the Chair of the Board. Additionally, we believe the separation of the roles contributes to the independence of the Board in its oversight role and in assessing the CEO and management generally. The Board appointed Mr. Throop to serve as Chairman of the Board due to his many years as a valuable member of our Board, his extensive operational and leadership experience.

The Board of Directors will routinely assess its Board leadership structure with careful consideration of the feedback obtained through shareholder engagement.

Risk Management

The Board of Directors is responsible for overseeing the various risks that we face. In this regard, the Board of Directors seeks to understand and oversee critical business risks. Risks are considered in virtually every business decision and as part of our overall business strategy.

While the Board of Directors is responsible for reviewing and assessing the major risks that we face and for reviewing, approving and monitoring our approach to addressing such risks, our management is charged with managing risk. We have robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board of Directors through senior management. These include:

•	an enterprise risk management program;
•	regular internal management disclosure committee meetings;
•	a Code of Business Conduct and Ethics;
•	a Whistle Blower Program;
•	an Anti-Bribery and Anti-Corruption Policy;
•	a Corporate Policy and Procedure on Insider Trading;
•	a Clawback Policy;
•	rigorous product quality standards and processes; and
•	comprehensive internal and external audit processes.

The Board of Directors and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program annually. Management communicates routinely with the Board of Directors and the Audit Committee on the significant risks identified and how they are being managed. The Board of Directors implements its risk oversight function both as a whole and through the Audit Committee. The Audit Committee oversees risks related to our financial statements, the financial reporting process, accounting, cybersecurity and data privacy, and legal matters. The Audit Committee also oversees the internal audit function and our Whistle Blower Program. The Audit Committee members meet separately with our CEO and representatives of the independent auditing firm a minimum of four times per year.

The Governance Committee assists the Board of Directors in its oversight of the Company’s governance structure and other corporate governance matters, including the composition of the Board of Directors. The Governance Committee also assists the Board in the oversight of the Company’s ESG-related initiatives and matters. The Compensation Committee reviews our compensation policies and practices to assess whether such policies and practices could lead to unnecessary risk-taking behavior of our employees.

The Board of Directors regularly engages in discussion of financial, legal, business, technology, economic, political and other risks. Because overseeing risk is an ongoing process and inherent in our strategic decisions, the Board of Directors also discusses risk in relation to specific proposed actions. For example, in 2020 and 2021, the Board of Directors was actively engaged in reviewing and assessing the risks related to the ongoing COVID-19 pandemic and its impact on the Company’s business and financial position and overseeing management’s strategies to manage such risks.

Nomination Process

The Governance Committee is responsible for identifying and recommending candidates for election or re-election to the Board of Directors. Such candidates are then nominated for election by a majority of our independent directors. The Governance Committee does not set forth specific, minimum qualifications that nominees must possess in order for the Governance Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated in light of opportunities and risks facing the Company and the competencies, skills and personal qualities that are desirable to contribute to our effective governance. In evaluating potential nominees for election and re-election as members of the Board of Directors, the Governance Committee seeks nominees that:

•	manifest the highest integrity and possess the highest personal and professional ethics;
•	have significant business experience or other organizational leadership experience that will allow the nominee to contribute significantly to the Company as a member of the Board of Directors;
•	have the willingness and an ability to make the necessary time commitment to actively participate as a member of the Board of Directors;
•	exhibit sound business judgment;
•	are committed to representing the long-term interests of our shareholders; and
•	for re-elections, the director’s participation in and contributions to the activities of the Board, the results of the most recent Board evaluation, and meeting attendance.

Candidates are identified from a number of sources including recommendations from directors, management, shareholders and others. The Governance Committee will consider any nominee recommended by a shareholder under the same criteria as any other potential nominee.

Shareholders who wish to have the Governance Committee consider the nomination of any person for director at the 2023 Annual Meeting of Shareholders should submit a shareholder proposal made in accordance with the provisions of the Canadian Business Corporations Act to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada L5K 1B1, Attention: Corporate Secretary no later than December 28, 2022, or by submitting a timely notice in compliance with the advance notice procedures set forth in By-Law No. 1 of the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada L5K 1B1, Attention: Corporate Secretary. We may require that a proposed nominee furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of the Company.

Board Composition and Focus on Diversity

The Governance Committee charter mandates that the Governance Committee review, on a periodic basis, the current composition of the Board of Directors in light of the characteristics of independence, diversity, age, competencies, skills, experience, availability of service to the Company and tenure of the directors and of the Board of Directors’ anticipated needs. While the Governance Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in reviewing the current composition of the Board of Directors or in identifying or evaluating candidates for the Board of Directors, the Governance Committee is committed to having a diverse Board of Directors in that it seeks individuals from different backgrounds with varying perspectives, professional experience, education and skills. To accomplish this, the Governance Committee actively seeks out women and diverse director candidates, as well as candidates diverse in skills, experiences, and functional, geographic, or cultural background. The Governance Committee is currently in the process of selecting an additional female director nominee for the Board of Directors.

The Company has evaluated the number of (i) women; (ii) members of visible minorities; (iii) aboriginal persons; and (iv) persons with disabilities (collectively, the “Designated Groups”) represented on the Board of Directors or in senior management positions. As of the date of this Circular, 25% of our Board of Directors is represented by the Designated Groups, with one female director (12.5%) and one director who identifies as a member of a visible minority (12.5%). This represents an increase in the representation of the Designated Groups in our Board of Directors compared to the representation of the Designated Group in the previous Board of Directors, which included one member in the Designated Group. This increase underscores the Board of Directors’ commitment to actively seek out women and diverse candidates. We currently have five female members on our management team of seventeen (29%) and four members on our management team who are members of a visible minority group (24%). Two members of our management team fall under both categories. None of the other members of our management team identify as any of the other types of Designated Groups. The Company has not independently verified the responses of those who have self-identified as members of the Designated Groups. We do not have a policy or targets on the representation of Designated Groups on the Board of Directors or on our management team, as the Board of Directors does not believe that quotas or strict rules necessarily result in the identification or selection of the best candidates. Rather, the Governance Committee takes into account the competencies, skills and personal qualities described above. However, the Board of Directors is mindful of the benefit of diversity in our leadership positions and the need to maximize the effectiveness of the Board of Directors and management and their decision-making abilities. Accordingly, in searches for new directors and members of senior management, the Board of Directors, and its third-party consultants that may be hired to assist in identifying candidates, consider the level of female representation and diversity as one of several factors used in its search process. As noted above, the Governance Committee is currently in the process of selecting an additional female director nominee for the Board of Directors.

Director Term Limits

The Board of Directors has not established any term limits for directors but has adopted a mandatory retirement age of 80. It does not believe there to be a correlation between term of service and effective board performance and renewal. The Board of Directors has adopted processes whereby the Governance Committee, along with the Chair of the Board, periodically reviews the composition of the Board of Directors and the skills and experience required to best meet the needs of the Company. When a vacancy in the Board of Directors occurs, the Governance Committee, in conjunction with the Chair of the Board and the CEO, is responsible for identifying potential candidates for consideration based on the various experience and skills required as a result of such vacancy. In addition, the Governance Committee oversees an annual assessment of the effectiveness of the Board of Directors and Board Committees and self-assessments completed by the directors evaluating their individual performance and contributions to the Board of Directors.

Meetings of the Board of Directors and its Committees

During the fiscal year ended December 31, 2021, the Board of Directors held seven meetings, the Audit Committee held six meetings, the Compensation Committee held two meetings and the Governance Committee held one meeting. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and Committees of the Board on which such director served during the fiscal year ended December 31, 2021. The directors are given the opportunity to hold executive sessions (where members of management are not in attendance) at all regularly scheduled Board of Directors meetings. A total of six such executive sessions of the Board of Directors were held during 2021.

Our Board of Directors does not include a single director chosen to preside over the regularly scheduled (quarterly) executive sessions. Executive sessions which follow Board of Directors meetings are usually informal discussions which are often led by the Chair of the Board or a chair of one of the Board Committees, depending on the subjects to be discussed. The Chair of the Board reviews the matters to be discussed in executive sessions and determines which director or Board Committee chair is best placed to preside over the executive session. This process facilitates open and candid discussions among the directors.

The following incumbent directors attended the following number of Board of Directors meetings during the fiscal year ended December 31, 2021:

Richard L. Gelfond	7/7	Kevin Douglas	7/7	Steve R. Pamon (1)	4/4
Darren Throop	7/7	David W. Leebron	7/7	Dana Settle	7/7
Eric A. Demirian	7/7	Michael MacMillan	7/7
(1)	Mr. Pamon joined the Board of Directors on June 9, 2021.

All of the members of the Audit Committee are independent directors and hold in camera sessions where members of management are not in attendance at least once each fiscal quarter. A total of four such in camera sessions were held during 2021.

While we encourage directors to attend our Annual Meeting of Shareholders, there is no formal policy concerning such attendance. All of the eight incumbent directors attended last year’s Annual and Special Meeting of Shareholders.

Committees of the Board of Directors

To assist it in discharging its duties effectively, the Board of Directors has delegated some of its duties to three committees of the Board: the Audit Committee, the Compensation Committee and the Governance Committee. Each of these committees and their respective chairs are appointed annually by the Board of Directors. Each committee has a written charter which sets out its principal duties and responsibilities. Each committee has the authority to retain special legal, accounting or other advisors. The following table shows the composition of each of our Board Committees on April 27, 2022.

Name	Independent Director	Audit Committee	Governance Committee	Compensation Committee
Eric A. Demirian	✓	✓ (Chair)
Kevin Douglas	✓			✓
David W. Leebron	✓	✓	✓ (Chair)
Michael MacMillan	✓	✓	✓
Steve R. Pamon	✓		✓
Dana Settle	✓		✓	✓
Darren Throop	✓			✓ (Chair)

Audit Committee

The Audit Committee is currently composed of Messrs. Demirian (Chair), Leebron and MacMillan, each of whom is an independent director who meets the independence and other requirements of the NYSE and Canadian National Instrument 52-110 - Audit Committees standards applicable to Audit Committee members. The Board of Directors has established the Audit Committee for the purpose of overseeing:

•	the quality and integrity of our financial statements and related disclosure;
•	our compliance with legal and regulatory requirements;
•	the independent auditors’ qualifications and independence;
•	the effectiveness of our risk management program, including with respect to cybersecurity and data privacy risk;
•	the performance of our internal audit function;
•	internal controls and procedures; and
•	the performance of the independent auditors.

Each Audit Committee member has experience with various businesses and professions, which is relevant to their understanding of the accounting principles used by the Company in preparing its financial statements and to their understanding of the general applications of such accounting principles in connection with the accounting for estimates, accruals and reserves. These experiences have been with companies, businesses and professional organizations presenting a breadth and level of complexity of accounting issues generally comparable to those reasonably expected to be raised by our financial statements and have provided them with an understanding of internal controls and procedures for financial reporting. For more information on the education and experience of each Audit Committee member, see “Item No. 1 - Election of Directors” on page 8. The Board of Directors has determined that Mr. Demirian qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K as a result of Mr. Demirian’s qualifications as a Chartered Professional Accountant. Mr. Demirian serves as the Chair of the Audit Committee.

The Audit Committee meets with our external auditors, both with and without management present, to review and discuss our accounting policies, our quarterly and year-end financial statements and their presentation, and significant financial issues which may arise for our Company. The Audit Committee operates under a written mandate adopted by our Board of Directors. A current copy of the Audit Committee Charter is available, without charge, at www.imax.com or upon written request to the Company at IMAX Corporation, 902 Broadway, 20th Floor, New York, New York 10010, Attention: Corporate Secretary.

Compensation Committee

The Compensation Committee is currently composed of Messrs. Throop (Chair), Douglas and Ms. Settle, each of whom is an independent director. The Compensation Committee is responsible for evaluating and making recommendations to the Board of Directors regarding our equity-based and incentive compensation plans, policies and programs. In addition, the Compensation Committee approves or recommends to the Board of Directors the compensation package (including components, quantum and timing) for our CEO, sets his performance factors, and assesses his performance on a periodic basis. On an annual basis, the Compensation Committee reviews and approves the components and the amount of compensation paid to certain of our senior executives. The Compensation Committee has been actively engaged in implementing changes that will promote greater alignment between executive compensation and the long-term priorities of the Company, which include the design and granting of PSUs as part of executive compensation for the CEO and NEOs. In 2022, PSUs accounted for 50% of the annual equity awards granted to the CEO and all NEOs.

The Compensation Committee has the authority to retain outside consultants to provide independent advice to the Compensation Committee. In 2021, the Compensation Committee retained compensation consultants. For additional information on the role of outside consultants, please see “Role of Outside Consultants” on page 34.

The Compensation Committee is responsible for performing the functions required of it under our equity award plans, including the grant of stock options, RSUs and PSUs from time to time, which grants are subject to guidelines determined by our Human Resources department and the Compensation Committee. The Compensation Committee enacts written resolutions from time to time authorizing the grant of stock options, RSUs and PSUs. The Compensation Committee operates under a written mandate adopted by our Board of Directors. A current copy of the Compensation Committee Charter is available, without charge, at www.imax.com or upon written request to the Company at IMAX Corporation, 902 Broadway, 20th Floor, New York, New York 10010, Attention: Corporate Secretary.

Governance Committee

The Governance Committee is currently composed of Messrs. Leebron (Chair), MacMillan, Pamon and Ms. Settle, each of whom is an independent director. The Governance Committee is responsible for monitoring and evaluating our corporate polices and governance practices, monitoring significant developments in the law and practice of corporate governance, monitoring and evaluating our compliance with the law, our articles, by-laws and governance agreements, and monitoring the effectiveness of the Board of Directors and Board Committees in the discharge of their general oversight responsibilities. In addition, the Governance Committee oversees our policies and programs concerning corporate social responsibility, including ESG matters. The Governance Committee, together with management, reports updates on the Company’s overall corporate social responsibility strategy, including ESG matters, to the full Board.

The Governance Committee is responsible for identifying and recommending candidates for election to the Board of Directors. The Governance Committee evaluates potential new candidates for the Board of Directors on an ongoing basis in light of the opportunities and risks facing us and the competencies, skills and personal qualities that are desirable to add value and to contribute to our effective governance. The Governance Committee also has the authority to engage consultants and third-party search firms to assist in identifying qualified candidates for the Board of Directors. The Governance Committee, together with the CEO and other members of the Board of Directors and/or senior management, meet with and interview potential candidates.

The Governance Committee operates under a written mandate adopted by our Board of Directors. A current copy of the Governance Committee Charter is available, without charge, at www.imax.com or upon written request to the Company at IMAX Corporation, 902 Broadway, 20th Floor, New York, New York 10010, Attention: Corporate Secretary.

Orientation and Education

We have developed and implemented orientation materials and procedures for new directors. When new directors join our Board of Directors, we provide a Board of Directors Manual as well as a comprehensive onboarding package, which includes written materials on our industry, business, strategies, and policies. New directors also have access to fellow directors and senior management and are invited to attend orientation sessions as necessary.

For continued education of our directors, we provide reports, presentations, and other written materials, prepared by internal and external experts, relating to our business and on relevant topics such as industry trends, geopolitical and macroeconomic developments, and the evolving ESG landscape on a periodic basis. Directors are also offered annual membership in the National Association of Corporate Directors, at our expense.

Board and Committee Self-Assessment

On an annual basis, each director and committee member completes a review and self-evaluation of the Board of Directors’ and Board Committees’ operating effectiveness as well as his or her own individual performance as a member of the Board of Directors. The evaluation process solicits feedback on a range of issues, including Board and committee structure and compositions, meeting process and dynamics, interaction with management, and other information and resources available to the Board. The input is summarized on a confidential basis and provided to the chair of the Governance Committee. The results of the evaluations are reported to the Board of Directors. Any agreed upon improvements are implemented as applicable.

Written Position Descriptions

The Board of Directors is responsible for the appointment of the Chair of the Board and for the appointment of the Chair and members of each Board Committee. The Board of Directors and Committees of the Board each operate within written mandates established and periodically reviewed by the Board of Directors. The Chair of each committee is responsible for reporting on the activities of that committee to the full Board of Directors on a periodic basis.

The Board of Directors has not developed a written position description for the CEO. The Board of Directors and the CEO develop, on an annual basis, detailed written corporate objectives and parameters pursuant to which the CEO operates our business. The Board of Directors is also responsible for annually evaluating the CEO against these objectives.

Directors’ Share Ownership Guidelines

To support the alignment of directors’ interests with those of our shareholders, non-management directors are required, in accordance with the Share Ownership Guidelines, to achieve and maintain share ownership of at least two times their annual retainer. Directors subject to the policy must satisfy the guidelines within four years of the date such director first became subject to the policy. As of April 1, 2022, all of the non-management directors had met their share ownership guidelines within the required time frame.

Name	Guideline (% Annual Retainer)	(1)	Current Ownership (% of salary)
Eric A. Demirian	200%		1,051%
Kevin Douglas	200%		253,631%
David W. Leebron	200%		1,850%
Michael MacMillan	200%		654%
Steve Pamon (2)	200%		167%
Dana Settle	200%		1,032%
Darren Throop	200%		244%
(1)	Pursuant to the Company's Share Ownership Guidelines, compliance with such guidelines is measured as of April 1st of each year.
(2)	Mr. Pamon became subject to the Share Ownership Guidelines in 2021 and is currently required to hold 25% of the minimum shareholding requirement for 2022.

Mr. Douglas’ holdings in excess of eight million Common Shares far exceeded his Share Ownership Guideline requirement and have been omitted from the chart above for clarity.

Corporate Responsibility

The Company makes it a priority to operate its business in a responsible and sustainable manner. This effort includes, but is not limited to, conducting business in a socially responsible and ethical manner, supporting human rights, and undertaking initiatives to reduce our environmental impact and to prominently highlight environmental causes. The Company recognizes the importance of protecting our social, financial, informational, environmental, and reputational assets.

Our Board of Directors and management actively oversee sustainability matters. In 2022, we established a steering committee to lead a Company-wide strategy on ESG matters with the aim to integrate into our operations and Company culture an ESG framework that aligns with the Company’s long-term strategy and interests of our stakeholders. The ESG steering committee is a cross-functional committee that reports to the Governance Committee on a periodic basis. The Governance Committee is charged with briefing the full Board of Directors, elevating oversight of IMAX’s ESG framework, policies and initiatives to the highest level of the Company.

Environmental Sustainability

We are committed to responsible and sustainable business practices. As one of the world’s leading entertainment technology companies, we believe in making a global social impact through the use of our cutting-edge technology to capture the beauty and fragility of our environment and life on earth in documentaries. IMAX’s catalog of sustainability-themed films includes A Beautiful Planet, Born to be Wild, Pandas, To the Artic, and Island of Lemurs: Madagascar. IMAX continues to produce sustainability-themed documentaries to make a global social impact. In 2021, we announced the production of The Last Glaciers, which captures the causes and effects of climate change over a four-year stretch across Antarctica, the Himalaya, Alps, Andes and more. Furthermore, we work with educators and learning centers to create educational guides for our sustainability-themed documentaries to be used by teachers in classrooms. This is an extension of the Company’s mission to educate, entertain, and inspire audiences globally. We believe in the power of film to promote awareness of and appreciation for the “big picture,” the understanding that the actions we take in our daily lives can significantly impact the future of the planet.

Although the Company’s business is not carbon intensive, we continually look to raise awareness in environmental sustainability and to reduce our environmental footprint by implementing energy efficient measures and reducing waste in the Company’s facilities. In 2013, we partnered with Credit Valley Conservation to build an environmentally friendly parking lot at the Company’s Sheridan Park office in Mississauga, Ontario. The parking lot is designed to treat stormwater and prevent pollutants and nutrients from entering Lake Ontario. In 2015, the reconstruction of the parking lot was recognized with a Minister’s Award for Environmental Excellence in Ontario. In addition, from 2016 to 2019, our Sheridan Park office was redeveloped with upgraded HVAC and lighting systems in an effort to decrease the overall energy waste and power consumption. In 2021, we planted approximately 400 trees over several acres of our Sheridan Park facility.

Human Capital

The Company’s mission is to connect the world through extraordinary experiences that inspire us to reimagine what’s possible, together. The Company has the power to inspire, ignite and involve its teams, customers and partners across the 1,690 IMAX Theater Systems in its network to transcend the ordinary. However, we understand that these experiences are only made possible through our employees’ diverse range of unique abilities and perspectives.

We are committed to acquiring talent and developing internal talent to create a high-performing, diverse workforce. In order to achieve this objective, we offer competitive pay programs and benefits to our people globally. Please see the section titled “Human Capital” in the 2021 Form 10-K for additional information regarding the Company’s employee programs and compensation practices. A 2021 Company-wide employee survey resulted in the participation of over 81% of the global workforce, and an engagement score 5 points higher than the cross-industry and cross-country benchmark provided by a third-party employee engagement platform, showcasing a highly engaged and dedicated workforce. We plan to conduct another survey in 2022.

Diversity, Equity, and Inclusion

We believe that a culture of diversity and inclusion is a competitive advantage that fuels innovation and strengthens a company’s reputation. We are committed to Diversity, Equity, and Inclusion (“DE&I”), and our culture is defined by the Company’s values of Inspire, Ignite, and Involve. Our focus with respect to DE&I is to attract, retain, and engage a talented, inclusive and respected workforce. As a part of our ongoing commitment to expanding our diverse and inclusive workforce, we have assembled a DE&I council of employees across levels, tenures and demographic backgrounds to assist the Company in executing the four key pillars of its global DE&I strategy:

•	Raise awareness and educate those around the Company on issues that are important to its people and its audiences.
•	Empower the Company’s people and leadership to be champions of diversity, equity and inclusion by rewarding positive behaviors and encouraging frequent feedback and input.
•	Communicate and connect using inclusive and concise messages.
•	Ensure that equal opportunity and diversity of people are non-negotiable in how the Company attracts, selects, supports, develops and rewards its people, and in whom IMAX chooses to partner with.

In 2021, the DE&I council hosted multiple Company-wide events and launched educational awareness campaigns that represent, support and spark dialogue among the diverse communities that make up IMAX’s workforce. As of December 31, 2021, women represented approximately 36% of the Company’s global workforce. The Company currently has one female director (12.5%) and one director who identifies as a member of a visible minority (12.5%) on the Board of Directors. The Governance Committee is currently in the process of selecting an additional female director nominee for the Board of Directors. We currently have five female members on our management team of seventeen (29%) and four members who are members of a visible minority group (24%). In April 2021, we had four female members on our management team and three members who are members of a visible minority group.

In addition to our efforts to promote diversity within our workforce, we are also committed to help address the gender gap amongst decision-making positions in the cinema industry. In 2022, IMAX became a principal sponsor of The International Union of Cinemas’, Women’s Cinema Leadership Programme. The program is a 12-month cross-sector, international mentoring scheme designed to give talented, up-and-coming female professionals the opportunity to receive mentoring from women executives.

CODE OF BUSINESS CONDUCT AND ETHICS AND INSIDER TRADING POLICY

We have a Code of Ethics applicable to all employees, including our CEO, CFO, and controller and all other persons performing similar functions, and all directors and consultants. Any incidents or reports made in connection with a potential violation of the Code of Ethics are reported to the Audit Committee through (i) the Whistle Blower hotline or (ii) our internal audit function. The Code of Ethics is distributed to applicable individuals on commencement of service and annually thereafter. Such individuals are required annually to acknowledge receipt of, read and agree to abide by the Code of Ethics. A current copy of the Code of Ethics is available, without charge, at www.imax.com or upon written request at IMAX Corporation, 902 Broadway, 20th Floor, New York, New York 10010, Attention: Corporate Secretary. Any amendments to, or waivers of, the Code of Ethics which specifically relate to any financial professional will be disclosed promptly following the date of such amendment or waiver at www.imax.com.

To further align the interests of our directors, officers, and employees with those of our shareholders, we adopted our Insider Trading Policy, which prohibits all directors, officers, and employees from engaging in activities that are designed to hedge or offset decreases or increases in the market value of our securities (including, without limitation, prepaid variable forward contracts, equity swaps, collars, and exchange funds). In addition, directors, officers, and employees may not hold our securities in a margin account or pledge its securities as collateral for a loan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of our directors or executive officers, or any security holder of record as of the date of this Circular who owned, of record or to our knowledge, more than 5% of our outstanding Common Shares, or any member of such person’s immediate family, had any material interest, direct or indirect, in any transaction during the last fiscal year, or since the commencement of the current fiscal year, in any completed or proposed transaction, except for the following:

Mr. Douglas is our largest individual shareholder, holding approximately 15.24% of our Common Shares as of April 11, 2022. However, the Board of Directors has determined that, notwithstanding Mr. Douglas’ shareholdings, he has neither a direct nor indirect material interest in any transactions with the Company.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

On a regular basis, we require our directors, nominees for director and executive officers to identify to the Board of Directors transactions and/or relationships which could constitute transactions with a related person as defined in Item 404(a) of Regulation S-K. For any potential transaction in which a director, executive officer, nominee for director, 5% or greater beneficial owner, any immediate family members of the foregoing, or other related person would have a material interest that is expected to exceed $120,000 in a single calendar year, such transaction is reviewed, in advance, by our Chief Legal Officer and Chief Compliance Officer to ensure compliance with our Code of Ethics and to evaluate the disclosure requirements under Item 404(a) of Regulation S-K before being considered for approval by the Board of Directors. In the course of its review and approval or ratification of a related person transaction, the Board of Directors considers:

•	the approximate dollar value of the transaction;
•	the related person’s interest in the transaction and the approximate dollar value of such interest without regard to any profit or loss;
•	the position of the related person within the Company or relationship with the Company;
•	the materiality of the transaction to the related person and the Company;
•	whether the transaction was undertaken in the ordinary course of business of the Company;
•	whether the transaction would impair the independence of a non-employee director;
•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to the Company of, the transaction; and
•	any other information regarding the transaction or the related person in the context of the transaction that would be material to investors in light of the circumstances of the particular transaction.

Currently, we do not have a formal written policy governing transactions with related persons. In the event any transaction or agreement occurs in respect of which a director has a material interest, the director will be recused from voting on that matter and will not participate in the meeting while the transaction at issue is being considered by the Board of Directors.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2021.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2021 with senior management. The Audit Committee meets privately with PwC on a periodic basis and PwC has unrestricted access to the Audit Committee. The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board Rule 3200T, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (which relate to the accountant’s independence from the Company and related entities) and has discussed with PwC the independence of PwC from the Company. As part of its responsibilities for oversight of the Company’s enterprise risk management process, the Audit Committee has reviewed and discussed the Company’s policies with respect to risk assessment and risk management, including discussions of individual risk areas as well as an annual summary of the overall process.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC and the Company’s Annual Information Form for the fiscal year ended December 31, 2021.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

April 27, 2022	Respectfully submitted,

Eric A. Demirian (Chair)
Michael MacMillan
David W. Leebron

NON-GAAP FINANCIAL MEASURES

In this Circular, the Company presents adjusted net loss attributable to common shareholders and adjusted net loss attributable to common shareholders per basic and diluted share, EBITDA, Adjusted EBITDA per Credit Facility, Adjusted EBITDA margin, and free cash flow as supplemental measures of the Company’s performance, which are not recognized under U.S. GAAP. Adjusted net loss attributable to common shareholders and adjusted net loss attributable to common shareholders per basic and diluted share exclude, where applicable: (i) share-based compensation; (ii) COVID-19 government relief benefits, net; (iii) legal judgment and arbitration awards; (iv) realized and unrealized investment gains or losses, as well as the related tax impact of these adjustments; and (v) income taxes resulting from management’s decision to no longer indefinitely reinvest the historical earnings of certain foreign subsidiaries.

The Company believes that these non-GAAP financial measures are important supplemental measures that allow management and users of the Company’s financial statements to view operating trends and analyze controllable operating performance on a comparable basis between periods without the after-tax impact of share-based compensation and certain unusual items included in net loss attributable to common shareholders. Although share-based compensation is an important aspect of the Company’s employee and executive compensation packages, it is a non-cash expense and is excluded from certain internal business performance measures.

A reconciliation from net loss attributable to common shareholders and the associated per share amounts to adjusted net loss attributable to common shareholders and adjusted net loss attributable to common shareholders per base and diluted share is presented in the table below. Net loss attributable to common shareholders and the associated per share amounts are the most directly comparable GAAP measures because they reflect the earnings relevant to the Company’s shareholders, rather than the earnings attributable to non-controlling interests.

In addition to the non-GAAP financial measures discussed above, management also uses “EBITDA,” as such term is defined in the Company’s Credit Agreement, and which is referred to herein as “Adjusted EBITDA per Credit Facility.” As allowed by the Credit Agreement, Adjusted EBITDA per Credit Facility includes adjustments in addition to the exclusion of interest, taxes, depreciation and amortization. Adjusted EBITDA per Credit Facility measure is presented to allow a more comprehensive analysis of the Company’s operating performance and to provide additional information with respect to the Company’s compliance against its Credit Agreement requirements when applicable. In addition, the Company believes that Adjusted EBITDA per Credit Facility presents relevant and useful information widely used by analysts, investors and other interested parties in the Company’s industry to evaluate, assess and benchmark the Company’s results.

EBITDA is defined as net income or loss excluding (i) income tax expense or benefit; (ii) interest expense, net of interest income; (iii) depreciation and amortization, including film asset amortization; and (iv) amortization of deferred financing costs. Adjusted EBITDA per Credit Facility is defined as EBITDA excluding: (i) share-based and other non-cash compensation; (ii) realized and unrealized investment gains or losses; (iii) write-downs, net of recoveries, including asset impairments and credit loss expense; (iv) legal judgment and arbitration awards; and (v) the gain or loss from equity accounted investments.

A reconciliation of net loss attributable to common shareholders, which is the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA per Credit Facility, is presented in the table below. Net loss attributable to common shareholders is the most directly comparable GAAP measure because it reflects the earnings relevant to the Company’s shareholders, rather than the earnings attributable to non-controlling interests.

Free cash flow is defined as net cash provided by or used in operating activities minus cash used in investing activities (from the Consolidated Statements of Cash Flows). Management views free cash flow, a non-GAAP measure, as a measure of the Company’s after-tax cash flow available to reduce debt, add to cash balances, and fund other financing activities. Free cash flow does not represent residual cash flow available for discretionary expenditures. A reconciliation of cash provided by operating activities to free cash flow is presented below.

These non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Additionally, the non-GAAP financial measures used by the Company should not be considered as a substitute for, or superior to, the comparable GAAP amounts.

Adjusted Net Loss Attributable to Common Shareholders and Associated Per Share Calculations

	Twelve Months Ended December 31,
	2021		2020
(in thousands of U.S. Dollars, except per share amounts)	Net Loss	Per Share	Net Loss	Per Share
Net loss attributable to common shareholders	$(22,329)	$(0.38)	$(143,775)	$(2.43)
Adjustments (1):
Share-based compensation	24,815	0.42	20,558	0.35
COVID-19 government relief benefits, net	(3,839)	(0.06)	(7,115)	(0.12)
Legal judgment and arbitration award	(1,770)	(0.03)	4,105	0.07
Realized and unrealized investment (gains) losses	(3,769)	(0.06)	1,450	0.02
Tax impact on items listed above	(1,909)	(0.03)	(630)	(0.01)
Income taxes resulting from management's decision to no longer indefinitely reinvest the historical earnings of certain foreign subsidiaries	381	0.01	13,344	0.23
Adjusted net loss(1):	$(8,420)	$(0.14)	$(112,063)	$(1.89)
Weighted average diluted shares outstanding (in '000)		59,126		59,237
(1)	Reflects amounts attributable to common shareholders.

Adjusted EBITDA per Credit Facility

	Twelve Months Ended December 31 (1)
	2021			2020
(in thousands of U.S. Dollars)	Attributable to Non- Controlling Interests and Common Shareholders	Less: Attributable to Non- Controlling Interests	Attributable to Common Shareholders	Attributable to Non- Controlling Interests and Common Shareholders	Less: Attributable to Non- Controlling Interests	Attributable to Common Shareholders
Reported net loss	$(9,577)	$12,752	$(22,329)	$(157,486)	$(13,711)	$(143,775)
Add (subtract):
Income tax expense	20,564	4,049	16,515	26,504	5,408	21,096
Interest expense, net of interest income	2,362	(356)	2,718	3,720	(370)	4,090
Depreciation and amortization, including film asset amortization	56,082	5,255	50,827	53,606	4,570	49,036
Amortization of deferred financing costs (2)	2,513	—	2,513	902	—	902
EBITDA	$71,944	$21,700	$50,244	$(73,656)	$(4,103)	$(69,553)
Stock and other non-cash compensation	26,079	1,114	24,965	22,038	968	21,070
Realized and unrealized investment (gains) losses	(5,340)	(1,571)	(3,769)	2,081	631	1,450
(Recoveries) write-downs, including asset impairments and credit loss expense	(2,187)	(1,159)	(1,028)	36,337	8,364	27,973
Legal arbitration awards	(1,770)	—	(1,770)	4,105	—	4,105
Loss from equity accounted investments	—	—	—	1,858	—	1,858
Adjusted EBITDA per Credit Facility	$88,726	$20,084	$68,642	$(7,237)	$5,860	$(13,097)
(1)

The Senior Secured Net Leverage Ratio in the Company’s Credit Agreement is calculated using Adjusted EBITDA per Credit Facility determined on a trailing twelve-month basis. During the first quarter of 2021, the Company entered into the Second Amendment to the Credit Facility Agreement which, among other things, suspends the Senior Secured Net Leverage Ratio financial covenant in the Credit Agreement through the first quarter of 2022 and, once re-established, permits the Company to use EBITDA from the third and fourth quarters of 2019 in lieu of EBITDA for the corresponding quarters of 2021.

(2)	The amortization of deferred financing costs is recorded within Interest Expense in the Consolidated Statements of Operations.

Free Cash Flow

	12 Months Ended December 31, 2021	12 Months Ended December 31, 2020

Net cash provided by (used in) operating activities	$6,065	$(23,011)
Net cash used in investing activities	(7)	(9,255)
Free cash flow	$6,058	$(32,266)

AVAILABLE INFORMATION

We make available free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as soon as reasonably practicable after such filing has been made with the SEC. Reports are available at www.imax.com or by calling

Investor Relations at 905-403-6500. Additional information relating to the Company is available at www.sedar.com. Financial information is provided in our comparative financial statements and MD&A for our most recently completed financial year. The text of the current copy of the Corporate Governance Guidelines is incorporated by reference into this Circular.

APPROVAL BY BOARD OF DIRECTORS

The contents and the sending of this Circular to each shareholder entitled to receive notice of the Meeting, to each director and to the auditors of the Company have been approved by the Board of Directors.

April 27, 2022	/s/ Kenneth I. Weissman

Kenneth I. Weissman
Senior Vice President, Legal Affairs
& Corporate Secretary

IMAX

Computershare

8th Floor, 100 University Avenue
Toronto, Ontario M5J 2Y1
www.computershare.com

Security Class

Holder Account Number

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Form of Proxy - Annual Meeting of IMAX Corporation to be held on June 9, 2022

This Form of Proxy is solicited by and on behalf of Management.

Notes to proxy

1. **Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the Management Nominees whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).**
2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated.
3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.
4. If a date is not inserted in the space provided on the reverse of this proxy, it will be deemed to bear the date on which it was mailed to the holder by Management.
5. **The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, and the proxy appoints the Management Nominees listed on the reverse, this proxy will be voted as recommended by Management.**
6. The securities represented by this proxy will be voted in favour, or withheld from voting, or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for. If you have specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.
7. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting and Management Information Circular or other matters that may properly come before the meeting or any adjournment or postponement thereof, unless prohibited by law.
8. This proxy should be read in conjunction with the accompanying documentation provided by Management.

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Proxies submitted must be received by 10:00 a.m., Eastern Time, on June 7, 2022.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

To Vote Using the Telephone

- Call the number listed BELOW from a touch tone telephone.

1-866-732-VOTE (8683) Toll Free

To Vote Using the Internet

- Go to the following web site: www.investorvote.com
- **Smartphone?** Scan the QR code to vote now.

To Receive Documents Electronically

- You can enroll to receive future securityholder communications electronically by visiting www.investorcentre.com.

To Virtually Attend the Meeting

- You can attend the meeting virtually by visiting the URL provided on the back of this document.

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.
Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management Nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER

Appointment of Proxyholder I/We being holder(s) of securities of IMAX Corporation (the “Company”) hereby appoint: Richard L. Gelfond, or failing this person, Robert D. Lister, or failing this person, Kenneth I. Weissman (the "Management Nominees") OR print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein. Note: If completing the appointment box above YOU MUST go to http://www.computershare.com/IMAX and provide Computershare with the name and email address of the person you are appointing. Computershare will use this information ONLY to provide the appointee with an invite code to gain entry to the online meeting. as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the holder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and on all other matters that may properly come before the Annual Meeting of shareholders of the Company to be held online at https://meetnow.global/ MH4GGMA on June 9, 2022 at 10:00 a.m., Eastern Time, and at any adjournment or postponement thereof. VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES. Fold 1. Election of Directors 01. Eric A. Demirian 02. Kevin Douglas 03. Richard L. Gelfond 04. David W. Leebron 05. Michael MacMillan 06. Steve Pamon 07. Dana Settle 08. Darren Throop For Withhold For Withhold For Withhold For Against Withhold 2. Appointment of Auditors Note: Voting Withhold is the equivalent to voting Abstain. In respect of the appointment of PricewaterhouseCoopers LLP as auditors of the Company and authorizing the directors to fix their remuneration. For Against Abstain 3. Advisory Vote on Named Executive Officer Compensation Advisory resolution to approve the compensation of the Company’s Named Executive Officers as set forth in the accompanying Proxy Circular and Proxy Statement. Fold Signature of Proxyholder Signature(s) Date I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, and the proxy appoints the Management Nominees, this Proxy will be voted as recommended by Management. Interim Financial Statements - Mark this box if you would like to receive Interim Financial Statements and accompanying Management’s Discussion and Analysis by mail. If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist. I M X Q 3 3 8 1 0 1 A R 6 DD/MM/YY